   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2000


                                                REGISTRATION NO. 333-47854

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            CABLETRON SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3577                            04-2797263
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                               35 INDUSTRIAL WAY
                         ROCHESTER, NEW HAMPSHIRE 03867
                                 (603) 332-9400
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              DAVID J. KIRKPATRICK
                       CORPORATE EXECUTIVE VICE PRESIDENT
                     OF FINANCE AND CHIEF FINANCIAL OFFICER
                               35 INDUSTRIAL WAY
                         ROCHESTER, NEW HAMPSHIRE 03867
                                 (603) 332-9400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:


               DAVID B. WALEK, ESQ.                              ARTHUR I. ANDERSON, P.C.
                   ROPES & GRAY                                   MCDERMOTT, WILL & EMERY
              ONE INTERNATIONAL PLACE                                 28 STATE STREET
         BOSTON, MASSACHUSETTS 02110-2624                    BOSTON, MASSACHUSETTS 02109-1775
                  (617) 951-7000                                      (617) 535-4000


                            ------------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the merger referred to herein.


     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                           INDUS RIVER NETWORKS, INC.
                                 31 NAGOG PARK
                           ACTON, MASSACHUSETTS 01720
                                 (978) 266-8100


                               November   , 2000


Dear Indus River Networks Stockholder:


     You are cordially invited to attend our special meeting of stockholders on
          , December   , 2000, at 10:00 a.m., local time, at the offices of
McDermott, Will & Emery, 28 State Street, 34th Floor, Boston, Massachusetts
02109.



     At the special meeting, we will ask you to vote on the merger of Indus River and Cabletron Systems, Inc. Cabletron will issue an aggregate of 4,000,000 shares of Cabletron common stock and 50,000 shares of Cabletron series C preferred stock in exchange for all of the shares of Indus River preferred stock, Indus River common stock, and all options and warrants to purchase Indus River stock. Holders of additional options granted in exchange for the forfeiting of acceleration rights and some options granted to some employees hired by Indus River after August 18, 2000 with Cabletron's consent will not receive any Cabletron stock for these options.



     In the merger, you will receive a number of shares of Cabletron series C preferred stock and Cabletron common stock for each share of Indus River preferred stock and Indus River common stock that you own. The exact exchange rate will not be known until five trading days before the closing date of the merger because it depends on the average closing price of Cabletron common stock for the ten trading days ending on and including the fifth trading day before the closing of the merger, and the fair market value of Cabletron series C preferred stock determined as of the fifth trading day before the closing date of the merger by an appraisal, both of which may fluctuate.



     Based on an average closing price of $     per share of Cabletron common
stock for the ten trading days ending on and including November   , 2000 and an
appraised value of $     per share of Cabletron series C preferred stock as of
November   , 2000, and assuming the closing of the merger occurs on December   ,
2000 and a warrant to purchase 60,847 shares of Indus River series D preferred stock is not exercised before the merger:



     - each holder of Indus River series A preferred stock would receive shares of Cabletron series C preferred stock and shares of Cabletron common stock for each share of Indus River series A preferred stock held by that holder;



     - each holder of Indus River series B preferred stock would receive shares of Cabletron series C preferred stock and shares of Cabletron common stock for each share of Indus River series B preferred stock held by that holder;



     - each holder of Indus River series C preferred stock would receive shares of Cabletron series C preferred stock and shares of Cabletron common stock for each share of Indus River series C preferred stock held by that holder;



     - each holder of Indus River series D preferred stock issued on June 30,
       1999 would receive           shares of Cabletron series C preferred stock
       and           shares of Cabletron common stock for each share of Indus
       River series D preferred stock held by that holder;



     - each holder of Indus River series D preferred stock issued on July 8,
       1999 would receive           shares of Cabletron series C preferred stock
       and           shares of Cabletron common stock for each share of Indus
       River series D preferred stock held by that holder; and

     - each holder of Indus River common stock would receive           shares of
       Cabletron series C preferred stock and           shares of Cabletron
       common stock for each share of Indus River common stock held by that holder.



     You will receive cash for any fractional share of Cabletron common stock or Cabletron series C preferred stock that you would be entitled to receive in the merger.



     The Cabletron series C preferred stock may be converted into Cabletron common stock at the option of the holder at any time after the earliest of:



     - a spin-off of Cabletron's subsidiary, Enterasys Networks, Inc., the subsidiary to which Cabletron intends to transfer the stock of Indus River after the merger, after the first anniversary of the date the Cabletron series C preferred stock is issued;



     - a transaction involving Enterasys after which Cabletron no longer controls Enterasys; and



     - the second anniversary of the date the Cabletron series C preferred stock is issued.



If Cabletron establishes a record date for a spin-off of Enterasys before the first anniversary of the date the Cabletron series C preferred stock is issued, and that spin-off is to be completed before that anniversary, then the Cabletron series C preferred stock may be converted into Cabletron common stock at the option of the holder immediately before the spin-off.



     The Cabletron series C preferred stock may be redeemed at the option of the holder immediately before the first to occur of:



     - a spin-off of Enterasys after the first anniversary of the date the Cabletron series C preferred stock is issued and before the second anniversary of the issuance of the stock; and



     - a transaction involving Enterasys after which Cabletron no longer controls Enterasys before the second anniversary of the date the Cabletron series C preferred stock is issued.



     In a spin-off of Enterasys, Cabletron will pay the redemption price for each share of Cabletron series C preferred stock in shares of Enterasys stock. In a change of control of Enterasys, Cabletron will pay the redemption price for each share of Cabletron series C preferred stock in securities or assets of the surviving corporation immediately after the change of control of Enterasys.



     If Cabletron establishes a record date for a spin-off of Enterasys before the first anniversary of the date the Cabletron series C preferred stock is issued, holders of Cabletron series C preferred stock will not be able to redeem their shares of Cabletron series C preferred stock in the spin-off. However, they will be able to convert their shares into Cabletron common stock before the spin-off. If Cabletron begins a transaction resulting in a change of control of Enterasys before the first anniversary of the date the Cabletron series C preferred stock is issued, holders of Cabletron series C preferred stock will be able to redeem or convert their shares of Cabletron series C preferred stock in that transaction.



     If Cabletron conducts a spin-off of Enterasys after the first anniversary of the date the Cabletron series C preferred stock is issued, holders of Cabletron series C preferred stock will be able to redeem or convert their shares of Cabletron series C preferred stock in the spin-off.



     The terms of the Cabletron series C preferred stock will provide for a more favorable exchange ratio for redemption of the Cabletron series C preferred stock compared to the exchange ratio for conversion of the stock if the holders are able to choose between the two options.



     Cabletron is not obligated to conduct a spin-off of Enterasys or other disposition of Enterasys. If Cabletron does not do so, then holders of the Cabletron series C preferred stock will not be able to exercise the redemption right, and will not be able to exercise any conversion right until the second anniversary of the date the Cabletron series C preferred stock is issued. A more detailed description of the Cabletron series C preferred stock is contained in the accompanying proxy statement/prospectus.



     The merger agreement provides that 10% of the shares of Cabletron common stock to be issued in the merger to the Indus River preferred stockholders and founders will be placed in an escrow account to secure the indemnification obligations of those Indus River stockholders under the merger agreement. All of the Cabletron series C preferred stock issued in the merger will be held in an escrow account for up to 30 months to facilitate any conversion or redemption of that stock which may occur within 24 months of the closing. If, after this 30-month period, there has been no redemption or conversion of the shares of Cabletron series C preferred stock, then those shares will be distributed to the stockholders who are entitled to receive them.



     Cabletron common stock is listed on the New York Stock Exchange under the
trading symbol "CS" and on           , 2000, Cabletron common stock closed at
$     per share. The Cabletron series C preferred stock will not be listed on any securities exchange and there is no existing trading market for the Cabletron series C preferred stock. The shares of Cabletron series C preferred stock will not be transferable except under the laws of descent and distribution or to the partners of any stockholder which is an entity.



     Cabletron and Indus River plan to treat the merger as a tax-free reorganization for federal income tax purposes. After the merger, Cabletron plans to transfer all of the stock in Indus River to its subsidiary, Enterasys. Although Cabletron has announced its desire to establish its four operating subsidiaries, including Enterasys, as an independent company, Cabletron is not obligated to do so and continues to consider several possibilities for Enterasys, including retaining Enterasys as a subsidiary of Cabletron. Depending on if, and when, Cabletron conducts a spin-off or other disposition of Enterasys, the IRS may attempt to combine the merger with that other transaction, and take the position that the merger does not qualify as a tax-free organization. If the IRS were successful, you would recognize gain or loss for federal income tax purposes based on the difference between the fair market value of the Cabletron common stock and Cabletron series C preferred stock you received and the tax basis of the Indus River stock that you exchanged for the Cabletron common stock and the Cabletron series C preferred stock. A more detailed analysis of the material federal income tax consequences of the merger is discussed in the accompanying proxy statement/prospectus.



     Holders of Indus River stock who properly comply with statutory requirements will be entitled to an appraisal under Delaware law if the merger is completed.


     Completion of the merger requires the approval of the holders of a majority of the outstanding shares of Indus River common and preferred stock, voting together as a single class, and the holders of two-thirds of the outstanding shares of the Indus River convertible preferred stock, voting as a separate class.


     A number of Indus River stockholders have entered into a voting agreement with Cabletron, and have agreed to vote their shares of Indus River stock for adoption of the merger agreement. These stockholders have also granted to a Cabletron representative an irrevocable proxy and a power of attorney to vote its shares of Indus River stock for adoption of the merger agreement. On the record date, these stockholders in the aggregate owned and were entitled to vote:



     - 86.3% of the Indus River preferred stock and Indus River common stock, voting together as a single class; and



     - 95.5% of the Indus River preferred stock, voting as a separate class.


     Only stockholders who hold shares of Indus River stock at the close of
business on           , 2000 will be entitled to vote at the special meeting.


     YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 13 OF THE ENCLOSED PROXY STATEMENT/PROSPECTUS BEFORE VOTING. PLEASE REVIEW CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS.

     AFTER CAREFUL CONSIDERATION, INDUS RIVER'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IS FAIR TO YOU AND IN YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

     Please complete, sign and return your proxy card. Please do not send any stock certificates at this time. Thank you for your cooperation.

                                          Sincerely,

                                          --------------------------------------
                                               Per A. Suneby,
                                               President


     Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement/prospectus or the Cabletron common stock and Cabletron series C preferred stock to be issued in the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


              THE PROXY STATEMENT/PROSPECTUS IS DATED      , 2000,
       AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT      , 2000.

                           INDUS RIVER NETWORKS, INC.
                                 31 NAGOG PARK
                           ACTON, MASSACHUSETTS 01720
                                 (978) 266-8100

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                   TO BE HELD ON DECEMBER             , 2000


To the Stockholders of Indus River Networks, Inc.:


     We will hold a special meeting of the stockholders of Indus River Networks,
Inc. on        , December   , 2000, at 10:00 a.m., local time, at the offices of
McDermott, Will & Emery, 28 State Street, Boston, 34th Floor, Massachusetts 02109 to consider and vote upon a proposal to adopt the merger agreement among Cabletron Systems, Inc., Acton Acquisition Co., a wholly owned subsidiary of Cabletron, and Indus River.



     Cabletron will issue an aggregate of 4,000,000 shares of Cabletron common stock and 50,000 shares of Cabletron series C preferred stock in exchange for all of the shares of Indus River preferred stock, Indus River common stock, and all options and warrants to purchase Indus River stock. Holders of additional options granted in exchange for the forfeiting of acceleration rights and some options granted to some employees hired by Indus River after August 18, 2000 with Cabletron's consent will not receive any Cabletron stock for these options.



     Under the merger agreement, each outstanding share of Indus River common stock and Indus River preferred stock will be converted into a number of shares of Cabletron series C preferred stock and Cabletron common stock. The exact exchange rate will not be known until five trading days before the closing date of the merger because it depends on the average closing price of Cabletron common stock for the ten trading days ending on and including the fifth trading day before the closing of the merger, and the fair market value of Cabletron series C preferred stock determined as of the fifth trading day before the closing date of the merger by an appraisal, both of which may fluctuate.



     Based on an average closing price of $     per share of Cabletron common
stock for the ten trading days ending on and including November   , 2000 and an
appraised value of $     per share of Cabletron series C preferred stock as of
November   , 2000, and assuming the closing of the merger occurs on December   ,
2000 and a warrant to purchase 60,847 shares of Indus River series D preferred stock is not exercised before to the merger:



     - each holder of Indus River series A preferred stock would receive
       shares of Cabletron series C preferred stock and      shares of Cabletron
       common stock for each share of Indus River series A preferred stock held by that holder;



     - each holder of Indus River series B preferred stock would receive
       shares of Cabletron series C preferred stock and      shares of Cabletron
       common stock for each share of Indus River series B preferred stock held by that holder;



     - each holder of Indus River series C preferred stock would receive
       shares of Cabletron series C preferred stock and      shares of Cabletron
       common stock for each share of Indus River series C preferred stock held by that holder;



     - each holder of Indus River series D preferred stock issued on June 30,
       1999 would receive      shares of Cabletron series C preferred stock and
            shares of Cabletron common stock for each share of Indus River series D preferred stock held by that holder;



     - each holder of Indus River series D preferred stock issued on July 8,
       1999 would receive      shares of Cabletron series C preferred stock and
            shares of Cabletron common stock for each share of Indus River series D preferred stock held by that holder; and

     - each holder of Indus River common stock would receive      shares of
       Cabletron series C preferred stock and      shares of Cabletron common
       stock for each share of Indus River common stock held by that holder.



     You will receive cash for any fractional share of Cabletron common stock or Cabletron series C preferred stock that you would be entitled receive in the merger.


     Although we know of no other matters that are expected to come before the special meeting, the stockholders of Indus River may transact any other business that may properly come before the meeting.

     Only holders of record of shares of Indus River common stock and Indus
River preferred stock at the close of business on             , 2000, the record
date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

     We cannot complete the merger unless the merger agreement is adopted by holders of a majority of the outstanding shares of Indus River common stock and Indus River preferred stock, voting together as a single class, and holders of a majority of the outstanding shares of Indus River preferred stock, voting together as a single class.


     Holders of Indus River stock who properly comply with statutory requirements are entitled to an appraisal of their shares under Delaware law.



     FOR MORE INFORMATION ABOUT THE MERGER, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED AS ANNEX A TO THE PROXY STATEMENT/PROSPECTUS.


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING, EVEN IF YOU HAVE RETURNED A PROXY CARD. IF YOU DO NOT VOTE BY PROXY OR IN PERSON AT THE SPECIAL MEETING, IT WILL COUNT AS A VOTE AGAINST THE MERGER AGREEMENT.

     PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

                                          By Order of the Board of Directors,

                                          --------------------------------------
                                          Per A. Suneby
                                          Secretary

Acton, Massachusetts

November      , 2000

                      REFERENCES TO ADDITIONAL INFORMATION


     This proxy statement/prospectus incorporates important business and financial information about Cabletron from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Cabletron at:


                            CABLETRON SYSTEMS, INC.
                               INVESTOR RELATIONS
                               35 INDUSTRIAL WAY
                         ROCHESTER, NEW HAMPSHIRE 03867
                                 (603) 332-9400


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY             , 2000
TO RECEIVE THEM BEFORE THE INDUS RIVER SPECIAL MEETING.



     See "Where You Can Find More Information" on page 81.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................    6
  General...................................................    6
  The Companies.............................................    9
  Stock Prices and Dividends................................   10
  The Special Meeting.......................................   10
  Selected Historical Financial Data -- Cabletron...........   12
RISK FACTORS................................................   13
  Risk Factors Relating to the Merger.......................   13
  Risk Factors Relating to the Cabletron Series C Preferred
     Stock..................................................   13
  Risk Factors Relating to Cabletron........................   14
  Risk Factors Relating to Indus River......................   18
THE COMPANIES...............................................   20
  Indus River Networks, Inc. ...............................   20
  Cabletron Systems, Inc. ..................................   20
THE SPECIAL MEETING.........................................   21
  Date, Time and Place......................................   21
  Purpose of Special Meeting................................   21
  Record Date; Stock Entitled to Vote; Quorum...............   21
  Vote Required.............................................   22
  Stockholder Agreements....................................   22
  Voting of Proxies.........................................   23
  Revocability of Proxies...................................   23
  Solicitation of Proxies...................................   23
  Appraisal Rights..........................................   23
THE MERGER..................................................   24
  Background to the Merger..................................   24
  Reasons for the Merger and Board of Directors
     Recommendation.........................................   27
  Appraisals of Cabletron Series C Preferred Stock by Adams,
     Harkness & Hill, Inc. .................................   28
  Interests of Indus River Directors, Management and
     Employees in the Merger................................   32
  Stock Options and Restricted Stock Agreements.............   33
  Accounting Treatment......................................   34
  Form of the Merger........................................   35
  Merger Consideration......................................   35
  Conversion of Shares; Procedures for Exchange of
     Certificates; Fractional Shares........................   36
  Effective Time of the Merger..............................   38
  Stock Exchange Listing of Cabletron Common Stock..........   38
  Employment Agreements.....................................   38
  Significant United States Federal Income Tax Consequences
     of the Merger..........................................   38
  Government Filings........................................   41
  Rights of Stockholders to Appraisals......................   41
  Appraisal Rights Procedures...............................   42
  Resale of Cabletron Common Stock and Cabletron Series C
     Preferred Stock........................................   44
THE MERGER AGREEMENT........................................   45
  Conditions to the Completion of the Merger................   45
  No Solicitation...........................................   46
  Termination...............................................   47
  Conduct of Business Pending the Merger....................   48
  Amendment, Extension and Waiver...........................   49
  Fees and Expenses.........................................   49

                                                              PAGE
                                                              ----
  Representations and Warranties............................   49
  Additional Agreements.....................................   51
  Indemnification and Insurance.............................   51
  Amendments to Indus River's Certificate of
     Incorporation..........................................   51
  Amendments to Indus River's By-Laws.......................   51
  Indemnification and Escrow Agreement......................   51
STOCK PRICES AND DIVIDENDS..................................   54
DESCRIPTION OF CABLETRON CAPITAL STOCK......................   56
  Preferred Stock...........................................   56
  Warrants, Options and Put Rights..........................   66
COMPARISON OF RIGHTS OF SERIES C PREFERRED AND COMMON
  STOCKHOLDERS OF CABLETRON AND STOCKHOLDERS OF INDUS
  RIVER.....................................................   66
  Capitalization............................................   67
  Voting Rights.............................................   67
  Voting Requirement and Quorums for Stockholder Meetings...   67
  Number of Directors.......................................   68
  Board Classification......................................   68
  Nomination and Election of Directors......................   68
  Removal of Directors......................................   69
  Newly Created Directorships and Vacancies.................   69
  Amendments to Certificate of Incorporation................   70
  Amendments to By-Laws.....................................   70
  Stockholder Action........................................   70
  Special Stockholder Meetings..............................   71
  Limitation of Personal Liability of Directors and
     Indemnification........................................   71
  Dividends.................................................   72
  Liquidation...............................................   72
  Conversion................................................   73
  Redemption Rights.........................................   74
  Appraisal Rights..........................................   75
  Vote Required for Mergers.................................   76
  Anti-Takeover Provisions..................................   77
  Stockholder Derivative Suits..............................   77
INFORMATION CONCERNING INDUS RIVER..........................   78
  Security Ownership of Directors, Executive Officers and
     Principal Stockholders of Indus River..................   78
LEGAL MATTERS...............................................   81
EXPERTS.....................................................   81
OTHER MATTERS...............................................   81
WHERE YOU CAN FIND MORE INFORMATION.........................   81
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS...............   83



Annexes:


  Annex A   Agreement and Plan of Merger


  Annex B   Section 262 of the Delaware General Corporation Law


  Annex C   Form of Escrow Agreement


  Annex D   Form of Stockholder Agreement for Founders


  Annex E   Form of Stockholder Agreement for Preferred Stockholders


  Annex F   Preliminary Appraisal of Adams, Harkness & Hill, Inc. dated November
    , 2000

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q: WHY IS INDUS RIVER MERGING WITH CABLETRON?


A: Indus River will join and become part of Cabletron, one of the world's leading developers, manufacturers and marketers of networking systems and technology, and Indus River stockholders will become Cabletron stockholders. Indus River will be joining Cabletron's Enterasys division, a leading provider of global business communication solutions to enterprise customers. By joining Enterasys, Indus River gains access to Enterasys' large installed base of enterprise customers and generally gains access to Enterasys' large distribution channels.


Q: WHAT WILL I RECEIVE IN THE MERGER?


A: Cabletron will issue an aggregate of 4,000,000 shares of Cabletron common stock and 50,000 shares of Cabletron series C preferred stock in exchange for all of the shares of Indus River preferred stock, Indus River common stock, and all options and warrants to purchase Indus River stock. Holders of additional options granted in exchange for the forfeiting of acceleration rights and some options granted to some employees hired by Indus River after August 18, 2000 with Cabletron's consent will not receive any Cabletron stock for these options.



   If the merger is completed, you will receive a specified number of shares of Cabletron common stock and Cabletron series C preferred stock for each share of Indus River common stock and Indus River preferred stock that you own, and cash for any fractional share of Cabletron common stock and any fractional share of Cabletron series C preferred stock you would be entitled to receive in the merger. Holders of Indus River preferred stock are entitled to be paid a liquidation preference payment as part of the merger. Because the dollar amount of the liquidation preference will be determined as of the closing date and because the number of shares of Cabletron series C preferred stock and Cabletron common stock constituting the liquidation preference payment will be determined based on a 10 trading day average closing price of Cabletron's common stock and an appraised value of the Cabletron series C preferred stock, the exact exchange ratios for the number of shares of Cabletron common stock and Cabletron series C preferred stock to be issued in the merger will not be known until the fifth trading day before the closing date.



   Based on an average closing price of Cabletron common stock for the ten
   trading days ending on and including November      , 2000 and the appraised
   value of the Cabletron series C preferred stock as of November      , 2000,
   and assuming that the closing of the merger occurs on December      , 2000
   and a warrant to purchase 60,847 shares of Indus River series D preferred stock is not exercised before the merger:



     - each holder of Indus River series A preferred stock would receive
       shares of Cabletron series C preferred stock and        shares of
       Cabletron common stock for each share of Indus River series A preferred stock held by that holder;



     - each holder of Indus River series B preferred stock would receive
       shares of Cabletron series C preferred stock and        shares of
       Cabletron common stock for each share of Indus River series B preferred stock held by that holder;



     - each holder of Indus River series C preferred stock would receive
       shares of Cabletron series C preferred stock and        shares of
       Cabletron common stock for each share of Indus River series C preferred stock held by that holder;



     - each holder of Indus River series D preferred stock issued on June 30,
       1999 would receive        shares of Cabletron series C preferred stock
       and        shares of Cabletron common stock for each share of Indus River series D preferred stock held by that holder;



     - each holder of Indus River series D preferred stock issued on July 8,
       1999 would receive        shares of Cabletron series C preferred stock
       and        shares of Cabletron common stock for each share of Indus River series D preferred stock held by that holder; and

     - each holder of Indus River common stock would receive           shares of
       Cabletron series C preferred stock and           shares of Cabletron
       common stock for each share of Indus River common stock held by that holder.



     The Cabletron series C preferred stock may be converted into Cabletron common stock at the option of the holder at any time after the earliest of:



     - a spin-off of Cabletron's subsidiary, Enterasys Networks, Inc., the subsidiary to which Cabletron intends to transfer the stock of Indus River after the merger, after the first anniversary of the date the Cabletron series C preferred stock is issued;



     - a transaction involving Enterasys after which Cabletron no longer controls Enterasys at any time; and



     - the second anniversary of the date the Cabletron series C preferred stock is issued.



If Cabletron establishes a record date for a spin-off of Enterasys before the first anniversary of the date the Cabletron series C preferred stock is issued, and that spin-off is to be completed before that anniversary, then the Cabletron series C preferred stock may be converted into Cabletron common stock at the option of the holder immediately before the spin-off.



     The Cabletron series C preferred stock may be redeemed at the option of the holder immediately before the first to occur of:



     - a spin-off of Enterasys after the first anniversary of the date the Cabletron series C preferred stock is issued and before the second anniversary of the issuance of the stock; and



     - a transaction involving Enterasys after which Cabletron no longer controls Enterasys before the second anniversary of the date the Cabletron series C preferred stock is issued.



     In a spin-off of Enterasys, Cabletron will pay the redemption price for each share of Cabletron series C preferred stock in shares of Enterasys stock. In a change of control of Enterasys, Cabletron will pay the redemption price for each share of Cabletron series C preferred stock in securities or assets of the surviving corporation immediately after the change of control of Enterasys.



     If Cabletron establishes a record date for a spin-off of Enterasys before the first anniversary of the date the Cabletron series C preferred stock is issued, holders of Cabletron series C preferred stock will not be able to redeem their shares of Cabletron series C preferred stock in the spin-off. However, they will be able to convert their shares into Cabletron common stock before the spin-off. If Cabletron begins a transaction resulting in a change of control of Enterasys before the first anniversary of the date the Cabletron series C preferred stock is issued, holders of Cabletron series C preferred stock will be able to redeem or convert their shares of Cabletron series C preferred stock in that transaction.



     If Cabletron conducts a spin-off of Enterasys after the first anniversary of the date the Cabletron series C preferred stock is issued, holders of Cabletron series C preferred stock will be able to redeem or convert their shares of Cabletron series C preferred stock in the spin-off.



     The terms of the Cabletron series C preferred stock will provide a more favorable exchange ratio for redemption of the Cabletron series C preferred stock compared to the exchange ratio for conversion of the stock if the holders are able to choose between the two options.



     Cabletron is not obligated to conduct a spin-off of Enterasys or other disposition of Enterasys. If Cabletron does not do so, then holders of the Cabletron series C preferred stock will not be able to exercise the redemption right at all, and will not be able to exercise any conversion right until the second anniversary of the date the Cabletron series C preferred stock is issued. There is a description of the Cabletron series C preferred stock on pages 59 to 66 of this proxy statement/prospectus.



     The merger agreement provides that 10% of the shares of Cabletron common stock to be issued in the merger to the Indus River preferred stockholders and founders will be placed in an escrow account to secure the indemnification obligations of those Indus River stockholders under the merger agreement. All of the shares of Cabletron series C preferred stock issued in the merger will be deposited in an escrow account for a period of up to 30 months to facilitate any conversion or redemption of that stock.


Q: WHAT IS THE ESCROW FUND AND HOW DOES IT WORK?


A: If the merger is completed, Cabletron will deposit into an escrow account 10% of the Cabletron common stock to be issued to the preferred stockholders and founders of Indus River. The escrowed shares will be available to compensate Cabletron if it is entitled to indemnification under the merger agreement. The escrow account will be the sole and exclusive source available to compensate Cabletron for damages due to a breach under the merger agreement, other than for any claim of fraud, intentional misrepresentation or other willful conduct. Any escrowed shares not used to indemnify Cabletron and which are not the subject of an unresolved claim for indemnification by Cabletron will be distributed to the Indus River stockholders entitled to receive them after the first anniversary of the merger.



   If the merger is completed, Cabletron will deposit into a separate escrow account all of the Cabletron series C preferred stock to be issued to all Indus River stockholders. The escrowed shares of Cabletron series C preferred stock will not be used to secure the indemnification obligations of Indus River stockholders, but rather will be held in escrow only to facilitate any conversion or redemption of the shares of Cabletron series C preferred stock occurring within 24 months of the closing. The shares of Cabletron series C preferred stock will remain in the escrow account for up to 30 months. If, after this 30-month period, there has been no redemption or conversion of the shares of Cabletron series C preferred stock, then those shares will be distributed by the escrow agent to the stockholders on whose behalf the shares are being held.


Q: WHY IS THE INDUS RIVER BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR
   ADOPTION OF THE MERGER AGREEMENT?


A: After considering the support for the merger from its independent directors and the other reasons described on pages 27 to 28 of this proxy statement/prospectus, your board of directors unanimously believes that the terms of the merger agreement are advisable and fair to, and in the best interests of, Indus River and its stockholders.


Q: WHAT IS THE VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT?


A: The affirmative vote of the holders of:



       - a majority of the outstanding shares of Indus River common stock and Indus River preferred stock, voting together as a single class; and



       - two-thirds of the outstanding shares of Indus River preferred stock, voting as a separate class,



is required to adopt the merger agreement. You will be able to vote your shares of Indus River common stock and Indus River preferred stock at a special meeting
of Indus River stockholders to be held on December   , 2000 at 10:00 a.m., local
time, at the offices of McDermott, Will & Emery, 28 State Street, Boston, Massachusetts 02109.



   Indus River stockholders holding:



       - 86.3% of the outstanding shares of Indus River preferred stock and Indus River common stock, voting together as a single class; and



       - 95.5% of the outstanding shares of Indus River preferred stock, voting as a separate class,



have executed stockholder agreements agreeing to vote their shares of Indus River stock for adoption of the merger agreement. These stockholders have also granted an irrevocable proxy and a power of attorney to Cabletron representatives to vote their shares of Indus River stock for adoption of the merger agreement. Thus, the required vote to adopt the merger agreement has been obtained. There is a description of these stockholder agreements on page 22 of this proxy statement/prospectus.

Q: WHAT IF THE MERGER IS NOT COMPLETED?


A: It is possible the merger will not be completed. That might happen if, for example, any of the closing conditions specified in the merger agreement do not occur. Should that occur, Cabletron, Indus River or any third party is not under any obligation to make or consider any alternative proposal to purchase your Indus River stock. The closing conditions specified in the merger agreement are described in pages 45 to 46 of this proxy statement/prospectus.


Q: WHAT ELSE WILL HAPPEN AT THE MEETING?


A: Although we expect no other matters to come before the special meeting, the stockholders of Indus River may transact any other business that may properly come before the meeting.


Q: WHAT DO I NEED TO DO NOW?


A: After carefully reading and considering the information contained in this proxy statement/prospectus, PLEASE COMPLETE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote for adoption of the merger agreement. IF YOU ABSTAIN FROM VOTING OR DO NOT VOTE ON THE PROPOSAL, YOUR ABSTENTION OR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT.


   The special meeting will take place on           , 2000. You may attend the
   special meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q: WHO MAY VOTE AT THE SPECIAL MEETING?

A: All stockholders of record as of the close of business on           , 2000
   may vote. You are entitled to one vote for each share of Indus River common stock that you own on the record date, and one vote for each share of Indus River preferred stock that you own on the record date.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?


A: Yes. You may change your vote in one of three ways before your proxy is voted at the special meeting. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of Indus River at the address given in the answer to the last question below. Third, you may attend the special meeting and vote in person.


Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger has been completed, you will receive written instructions for exchanging your stock certificates. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will be held at the offices of McDermott, Will & Emery, 28 State Street, 34th Floor, Boston, Massachusetts 02109.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We expect to complete the merger immediately after the special meeting.


Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?


A: You may seek appraisal of the fair value of your shares by complying with all the Delaware law procedures explained on pages 42 to 45 and in annex B to this proxy statement/prospectus.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card, you should contact:

   Indus River Networks, Inc.
   Attention: David P. Gamache
   31 Nagog Park
   Acton, Massachusetts 01720
   Telephone: (978) 266-8100

--------------------------------------------------------------------------------
                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you.


     You should read the documents attached to this proxy statement/prospectus, including the merger agreement which is attached as annex A, your appraisal rights under Delaware law, which are attached as annex B, the form of escrow agreement which is attached as annex C, the form of stockholder agreement for Indus River founders, which is attached as annex D, the form of stockholder agreement for Indus River preferred stockholders, which is attached as annex E,
and the preliminary appraisal of Adams, Harkness & Hill, Inc. dated November   ,
2000 of the Cabletron series C preferred stock, which is attached as annex F.


                                    GENERAL


WHAT YOU WILL RECEIVE IN THE MERGER



     Cabletron will issue an aggregate of 4,000,000 shares of Cabletron common stock and 50,000 shares of Cabletron series C preferred stock in exchange for all of the shares of Indus River preferred stock, Indus River common stock, and all options and warrants to purchase Indus River stock. Holders of additional options granted in exchange for the forfeiting of acceleration rights and some options granted to some employees hired by Indus River after August 18, 2000 with Cabletron's consent will not receive any Cabletron stock for these options. Because each holder of Indus River preferred stock is entitled to a liquidation preference payment as part of the merger, and because the market price of Cabletron common stock fluctuates and the value of the Cabletron series C preferred stock also varies, the exact exchange rate for Indus River preferred stock and Indus river common stock will not be known until five trading days before the closing date of the merger.



     Based on an average closing price of $     per share of Cabletron common
stock for the ten trading days ending on and including November   , 2000 and an
appraised value of $     per share of Cabletron series C preferred stock as of
November   , 2000, and assuming that the closing of the merger occurs on
December   , 2000 and a warrant to purchase 60,847 shares of Indus River series
D preferred stock is not exercised before the merger:



     - each holder of Indus River series A preferred stock would receive
       shares of Cabletron series C preferred stock and      shares of Cabletron
       common stock for each share of Indus River series A preferred stock held by that holder;



     - each holder of Indus River series B preferred stock would receive
       shares of Cabletron series C preferred stock and      shares of Cabletron
       common stock for each share of Indus River series B preferred stock held by that holder;



     - each holder of Indus River series C preferred stock would receive
       shares of Cabletron series C preferred stock and      shares of Cabletron
       common stock for each share of Indus River series C preferred stock held by that holder;



     - each holder of Indus River series D preferred stock issued on June 30,
       1999 would receive      shares of Cabletron series C preferred stock and
            shares of Cabletron common stock for each share of Indus River series D preferred stock held by that holder;



     - each holder of Indus River series D preferred stock issued on July 8,
       1999 would receive      shares of Cabletron series C preferred stock and
            shares of Cabletron common stock for each share of Indus River series D preferred stock held by that holder; and



     - each holder of Indus River common stock would receive      shares of
       Cabletron series C preferred stock and      shares of Cabletron common
       stock for each share of Indus River common stock held by that holder.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


     You will receive cash for any fractional share of Cabletron common stock or Cabletron series C preferred stock that you would be entitled to receive in the merger.



     The Cabletron series C preferred stock may be converted into Cabletron common stock at the option of the holder at any time after the earliest of:



     - a spin-off of Cabletron's subsidiary, Enterasys Networks, Inc., the subsidiary to which Cabletron intends to transfer the stock of Indus River after the merger, after the first anniversary of the date the Cabletron series C preferred stock is issued;



     - a transaction involving Enterasys after which Cabletron no longer controls Enterasys at any time; and



     - the second anniversary of the date the Cabletron series C preferred stock is issued.



     If Cabletron establishes a record date for a spin-off of Enterasys before the first anniversary of the date the Cabletron series C preferred stock is issued, and that spin-off is to be completed before that anniversary, then the Cabletron series C preferred stock may be converted into Cabletron common stock at the option of the holder immediately before the spin-off.



     The Cabletron series C preferred stock may be redeemed at the option of the holder immediately before to the first to occur of:



     - a spin-off of Enterasys after the first anniversary of the date the Cabletron series C preferred stock is issued and before the second anniversary of the issuance of the stock; and



     - a transaction involving Enterasys after which Cabletron no longer controls Enterasys before the second anniversary of the date the Cabletron series C preferred stock is issued.



     In a spin-off of Enterasys, Cabletron will pay the redemption price for each share of Cabletron series C preferred stock in shares of Enterasys stock. In a change of control of Enterasys, Cabletron will pay the redemption price for each share of Cabletron series C preferred stock in securities or assets of the surviving corporation immediately after the change of control of Enterasys.



     If Cabletron establishes a record date for a spin-off of Enterasys before the first anniversary of the date the Cabletron series C preferred stock is issued, holders of Cabletron series C preferred stock will not be able to redeem their shares of Cabletron series C preferred stock in the spin-off. However, they will be able to convert their shares into Cabletron common stock before the spin-off. If Cabletron begins a transaction resulting in a change of control of Enterasys before the first anniversary of the date the Cabletron series C preferred stock is issued, holders of Cabletron series C preferred stock will be able to redeem or convert their shares of Cabletron series C preferred stock in that transaction.



     If Cabletron conducts a spin-off of Enterasys after the first anniversary of the date the Cabletron series C preferred stock is issued, holders of Cabletron series C preferred stock will be able to redeem or convert their shares of Cabletron series C preferred stock in the spin-off.



     The terms of the Cabletron series C preferred stock will provide for a more favorable exchange ratio for redemption of the Cabletron series C preferred stock compared to the exchange ratio for conversion of the stock if the holders are able to choose between the two options.



     Cabletron is not obligated to conduct a spin-off of Enterasys or other disposition of Enterasys. If Cabletron does not do so, then holders of the Cabletron series C preferred stock will not be able to exercise the redemption right, and will not be able to exercise any conversion right until the second anniversary of the date the Cabletron series C preferred stock is issued.



     The merger agreement provides that 10% of the shares of Cabletron common stock to be issued in the merger to the Indus River preferred stockholders and founders will be placed in an escrow account that may be used to compensate Cabletron if it is entitled to indemnification under the merger agreement. The escrow account will be the sole and exclusive source available to compensate Cabletron for damages due to a breach under the merger agreement, other than for any claim of fraud, intentional misrepresentation or other willful conduct. Any escrowed shares not used to indemnify Cabletron and which are not the subject of an unresolved

--------------------------------------------------------------------------------
claim for indemnification by Cabletron will be distributed to each Indus River stockholder on whose behalf the escrowed shares are being held after the first anniversary of the merger.



     All of the shares of Cabletron series C preferred stock will be placed in a separate escrow account with an escrow agent. The Cabletron series C preferred stock will not be used to secure the indemnification obligations of Indus River stockholders, but rather will be held in escrow only to facilitate any conversion or redemption of the Cabletron series C preferred stock occurring within 24 months of the closing. The shares of Cabletron series C preferred stock will remain in the escrow account for up to 30 months. If, after this 30-month period, there has been no conversion or redemption of the shares of Cabletron series C preferred stock, then those shares will be distributed to the stockholders on whose behalf the shares are being held.



SIGNIFICANT UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER



     Cabletron and Indus River plan to treat the merger as a tax-free reorganization for federal income tax purposes. After the merger, Cabletron plans to transfer all of the stock in Indus River to its subsidiary, Enterasys. Although Cabletron has announced its desire to establish its four operating subsidiaries, including Enterasys, as an independent company, Cabletron is not obligated to do so and continues to consider several possibilities for Enterasys, including retaining Enterasys as a subsidiary of Cabletron. Depending on if, and when, Cabletron conducts a spin-off or other disposition of Enterasys, the Internal Revenue Service may attempt to combine the merger with that other transaction, and take the position that the merger does not qualify as a tax-free reorganization. If the IRS were successful, you would recognize gain or loss for federal income tax purposes based on the difference between the fair market value of the Cabletron common stock and Cabletron series C preferred stock you received and the tax basis of the Indus River stock that you exchanged for the Cabletron common stock and the Cabletron series C preferred stock.



RECOMMENDATION OF THE INDUS RIVER BOARD OF DIRECTORS



     The Indus River board of directors believes that the terms of the merger and the merger agreement are advisable and fair to, and in the best interests of, Indus River and its stockholders and unanimously recommends that stockholders vote for adoption of the merger agreement.



APPRAISALS OF CABLETRON SERIES C PREFERRED STOCK BY ADAMS, HARKNESS & HILL, INC.



     There is no established trading market for the Cabletron series C preferred stock. Indus River has retained Adams, Harkness & Hill, Inc. to deliver an appraisal of the fair market value of the shares of Cabletron series C preferred stock to be paid as the liquidation preference payment due to Indus River preferred stockholders in the merger. At the request of Indus River, Adams,
Harkness & Hill delivered a preliminary appraisal on November   , 2000 that, as
of November   , 2000, the aggregate fair market value of the Cabletron series C preferred stock to be received by the Indus River stockholders in the merger was
approximately $     million. It is possible that the valuation determined in the final appraisal could be materially different from that determined in the preliminary appraisal.



     Adams, Harkness & Hill's appraisal addresses only the fair market value of the Cabletron series C preferred stock to be received under the merger agreement and does not address any other aspect of the merger or constitute a recommendation to any holder of Indus River stock about how to vote at the Indus River stockholder meeting.



INTERESTS OF INDUS RIVER DIRECTORS, MANAGEMENT AND EMPLOYEES IN THE MERGER



     A number of directors, officers and employees of Indus River have interests in the merger as directors, officers or employees that are different from those of a stockholder generally. If we complete the merger, indemnification arrangements for current directors, officers and employees of Indus River will be continued and it is anticipated that some employees of Indus River will be retained as employees of Cabletron. It is a condition of the merger that some executives and employees, with stock options, enter into amendments to their stock option agreements to modify the accelerated vesting provisions for those options in exchange for the grant of additional stock options. Two executive officers of Indus River will also receive options to purchase 200,000 shares of stock of Cabletron's subsidiary, Enterasys.



APPRAISAL RIGHTS



     If you do not wish to accept Cabletron common stock and Cabletron series C preferred stock in the merger, you have the right under Delaware law to have the fair value of your shares determined by the Delaware chancery court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, to exercise your appraisal rights you must:



     - send a written demand to Indus River for appraisal in compliance with Delaware law before the vote on the merger;



     - not vote in favor of the merger; and



     - continuously hold your Indus River stock, from the date you make the demand for appraisal through the closing of the merger.



     Merely voting against the merger will not protect your rights to an appraisal. If you fail to follow all the steps required by Delaware law you will lose your rights to appraisal.



                                 THE COMPANIES


INDUS RIVER NETWORKS, INC.
31 Nagog Park
Acton, Massachusetts
(978) 266-8100


     Indus River Networks designs, manufactures and markets enterprise-class network hardware and software that enables organizations of all sizes to install and manage remote access and site to site virtual private networks, or VPNs, with centralized control and remote enforcement of predefined network access policies. Additionally, the product suite incorporates fault management with automatic error detection and recovery methods. These features simplify the process of virtual private network installation and operational management while enhancing control over network security and improving the cost-effectiveness of the network.



     Indus River sells its products and services to corporate and institutional customers using both direct and indirect sales channels. RiverWorks(TM) Enterprise VPN solutions are deployed in several industry sectors including major financial, industrial, and service companies. These network installations represent some of the largest VPN installations in the world with several thousand remote users. The solution provides a broad range of connectivity options that enable mobile access, high-speed telecommuting and global site-to-site interconnection over the public Internet. Networks are secured with technologies that provide end-point authentication and encryption of the data stream. The products have been tested and certified by leading technology companies and independent test labs for interoperability, performance and standards compliance.



     Indus River has approximately 60 employees, most of whom are located at its headquarters in Acton, Massachusetts. Indus River was organized under the laws of Delaware on August 7, 1996 and maintains its executive offices at 31 Nagog Park, Acton, Massachusetts.


CABLETRON SYSTEMS, INC.
35 Industrial Way
Rochester, New Hampshire 03867
(603) 332-9700

     Cabletron is one of the world's leading designers, developers and manufacturers of communications systems, software and products. Cabletron delivers flexible and scalable network access and communications equipment and software to Global 2000 enterprises, service providers and small businesses worldwide.

Cabletron's products include standards-based Ethernet, Fast Ethernet, Token Ring, fiber distributed data interface, asynchronous transfer mode and wide area networks networking solutions. Cabletron provides its business solutions to global customers for enterprise connectivity, service provider infrastructures, software and professional services by maintaining significant operations in the United States, Europe, the Pacific Rim and other industrialized areas of the world. Cabletron has established four operating subsidiaries -- Aprisma Management Technologies, Enterasys Networks, GlobalNetwork Technology Services and Riverstone Networks -- to enable it to focus on the key high-growth areas of the communications marketplace, including infrastructure management, business conducted electronically over the Internet, professional services and service providers. Cabletron conducts its operations through these subsidiaries.



                           STOCK PRICES AND DIVIDENDS



     Shares of Cabletron common stock are listed on the New York Stock Exchange. On August 18, 2000, the last full trading day before the public announcement of the proposed merger, the last reported sale price of one share of Cabletron common stock, as reported on the New York Stock Exchange Composite Transactions
Tape, was $34.77. On      , 2000, the last day for which information was
available before the date of this proxy statement/prospectus, the last reported sale price of one share of Cabletron common stock, as reported on the New York
Stock Exchange Composite Transactions Tape, was $     . We are unable to provide
information about the market prices of the Cabletron series C preferred stock and the Indus River stock, and the equivalent per share market prices of Cabletron common stock have been omitted, because there is no established trading market for shares of Indus River stock.


     Cabletron has never paid dividends on its common stock and anticipates it will continue to reinvest earnings to finance future growth. Indus River has never paid dividends on its common stock.


                              THE SPECIAL MEETING



     The special meeting of Indus River stockholders will be held at the offices of McDermott, Will & Emery, 28 State Street, 34th Floor, Boston, Massachusetts
02109, at 10:00 a.m. local time on December   , 2000. At the special meeting,
all stockholders will be asked to adopt the merger agreement among Cabletron, Acton Acquisition Co., a wholly owned subsidiary of Cabletron, and Indus River.


RECORD DATE; VOTING POWER

     Indus River stockholders are entitled to notice of, and to vote at, the special meeting if they owned shares as of the close of business on
               , 2000 the record date.


VOTE REQUIRED



     The affirmative vote of holders of:



     - a majority of the outstanding shares of the Indus River common stock and preferred stock, voting together as a single class; and



     - two-thirds of the outstanding shares of the Indus River preferred stock, voting together as a single class,


is required to adopt the merger agreement.


     WE CANNOT COMPLETE THE MERGER UNLESS THE MERGER PROPOSAL IS ADOPTED BY THE REQUIRED VOTE.


STOCKHOLDER AGREEMENTS


     A number of Indus River stockholders have entered into stockholder agreements with Cabletron and have agreed to vote their shares of Indus River stock for adoption of the merger agreement. These stockholders have also granted an irrevocable proxy and a power of attorney to Cabletron representatives to vote that stockholder's shares of Indus River stock for adoption of the merger agreement.

--------------------------------------------------------------------------------


     On the record date, these stockholders in the aggregate owned and agreed to vote 86.3% of the Indus River preferred stock and Indus River common stock, voting together as a single class, and 95.5% of the preferred stock, voting together as a single class.



GOVERNMENT FILINGS



     Cabletron and Indus River do not believe that any governmental filings are required for the merger, except for the filing of the registration statement with the Securities and Exchange Commission of which this proxy statement/prospectus is a part.

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                                       11

                SELECTED HISTORICAL FINANCIAL DATA -- CABLETRON

HISTORICAL


                                 SIX MONTHS ENDED                                   FISCAL YEAR ENDED
                             -------------------------   ------------------------------------------------------------------------
                             SEPTEMBER 2,   AUGUST 31,   FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,
                                 2000          1999          2000           1999           1998           1997           1996
                             ------------   ----------   ------------   ------------   ------------   ------------   ------------
                                    (UNAUDITED)                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Net sales..................   $ 536,498      $706,172     $1,459,593     $1,411,279     $1,377,330     $1,406,552     $1,100,349
Income (loss) from
  operations...............    (121,663)      (34,096)        (5,775)      (291,616)       (88,812)       326,278        206,935
Net income (loss) to common
  stockholders.............   $(180,732)     $ (9,516)    $  464,271     $ (245,391)    $  (34,961)    $  226,079     $  144,485
                              =========      ========     ==========     ==========     ==========     ==========     ==========
Net income (loss) per
  common share -- basic....   $   (0.98)     $  (0.05)    $     2.62     $    (1.47)    $    (0.22)    $     1.46     $     0.95
                              =========      ========     ==========     ==========     ==========     ==========     ==========
Weighted average number of
  common shares
  outstanding -- basic.....     184,150       173,624        177,541        167,432        157,686        155,207        151,525
                              =========      ========     ==========     ==========     ==========     ==========     ==========
Net income (loss) per
  common share --
  diluted..................   $   (0.98)     $  (0.05)    $     2.46     $    (1.47)    $    (0.22)    $     1.42     $     0.93
                              =========      ========     ==========     ==========     ==========     ==========     ==========
Weighted average number of
  common shares
  outstanding -- diluted...     184,150       173,624        188,618        167,432        157,686        158,933        155,171



                             SEPTEMBER 2,   AUGUST 31,   FEBRUARY 29,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 28,   FEBRUARY 29,
                                 2000          1999          2000           1999           1998           1997           1996
                             ------------   ----------   ------------   ------------   ------------   ------------   ------------
                                    (UNAUDITED)                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Working capital............   $  469,592    $  407,464    $  448,168     $  370,945     $  593,046     $  679,056      $485,152
Total assets...............    1,919,634     1,477,084     3,166,507      1,566,500      1,682,048      1,310,809       996,908
Total stockholders'
  equity...................    1,327,693     1,101,439     2,147,439      1,089,833      1,085,075      1,085,452       809,886
                              ==========    ==========    ==========     ==========     ==========     ==========      ========



     THE INFORMATION IN THIS SECTION SHOULD BE READ WITH CABLETRON'S HISTORICAL FINANCIAL STATEMENTS AND ACCOMPANYING NOTES.

                                  RISK FACTORS


     Indus River stockholders should consider carefully the matters described below in determining whether to adopt the merger agreement.


RISK FACTORS RELATING TO THE MERGER


     - DECREASES IN THE PRICE OR VALUE OF CABLETRON COMMON STOCK AND CABLETRON SERIES C PREFERRED STOCK WILL NOT ENTITLE INDUS RIVER STOCKHOLDERS OR OPTIONHOLDERS TO RECEIVE ADDITIONAL CABLETRON SHARES IN THE
       MERGER. Cabletron will issue a fixed number of shares of Cabletron common stock and Cabletron series C preferred stock in the merger transaction, including to holders of options and warrants to purchase Indus River stock. Changes in the price of Cabletron common stock or in the value of Cabletron series C preferred stock will not result in an adjustment in the total shares of Cabletron common stock and Cabletron series C preferred stock to be issued by Cabletron. If the price or value of Cabletron common stock or Cabletron series C preferred stock declines, then the value to Indus River stockholders of the merger transaction will also decline.



     The price of Cabletron common stock and the value of Cabletron series C preferred stock may vary because of changes in the business, operations or prospects of Cabletron, the timing of the completion of the merger, the prospects of post-merger operations and general market and economic conditions. Because the date that the merger is completed may be later than the date of the special meeting, the price of Cabletron common stock and the value of Cabletron series C preferred stock on the date of the special meeting may not be indicative of its price on the date the merger is completed. We urge Indus River stockholders to obtain current market quotations for Cabletron common stock.



     - THE SHARES OF CABLETRON COMMON STOCK THAT WILL BE ISSUED IN THE MERGER TO THE INDUS RIVER PREFERRED STOCKHOLDERS AND FOUNDERS AND PLACED IN ESCROW TO SECURE CABLETRON'S INDEMNIFICATION CLAIMS UNDER THE MERGER AGREEMENT MAY NEVER BE DISTRIBUTED TO THE INDUS RIVER PREFERRED STOCKHOLDERS AND FOUNDERS. The merger agreement provides that the shares of Cabletron common stock placed in escrow will be available to indemnify Cabletron, the surviving corporation and other specified persons after the merger for breaches by Indus River of the merger agreement. If Indus River breaches the merger agreement, Cabletron would be entitled to be paid from the escrow fund the amount necessary to satisfy its damages. Indus River founders and preferred stockholders may not receive any of the shares in the escrow account since those shares might be used to indemnify Cabletron.



     - DEPENDING ON IF, AND WHEN, CABLETRON CONDUCTS A SPIN-OFF OR OTHER DISPOSITION OF ENTERASYS, THE IRS MAY TAKE THE POSITION THAT THE MERGER IS TAXABLE. Cabletron and Indus River plan to treat the merger as a tax-free reorganization for federal income tax purposes. The federal income tax treatment of the merger depends in part on whether, for federal income tax purposes, the merger would be combined with a spin-off or other disposition of Enterasys by Cabletron, the company to which Cabletron plans to transfer the Indus River stock after the merger. Cabletron has announced its desire to establish its four operating subsidiaries, including Enterasys, as an independent company. Because Cabletron is not obligated to carry out a spin-off or any other disposition of Enterasys and continues to consider several possibilities for Enterasys, including retaining Enterasys as a subsidiary of Cabletron, Cabletron and Indus River plan to treat the merger as a tax-free reorganization. If Cabletron carries out its announced intention to spin off or dispose of Enterasys, and if the IRS were to successfully assert that the spin-off or disposition should be combined with this merger, then this merger would constitute a taxable purchase of stock. You would recognize gain or loss for federal income tax purposes based on the difference between the fair market value of the Cabletron common stock and Cabletron series C preferred stock you received and the tax basis of the Indus River stock that you exchanged for the Cabletron common stock and the Cabletron series C preferred stock.



RISK FACTORS RELATING TO THE CABLETRON SERIES C PREFERRED STOCK



     - THE CABLETRON SERIES C PREFERRED STOCK WILL HAVE LIMITED LIQUIDITY AND MARKETABILITY. The Cabletron series C preferred stock will not be registered for resale under the Securities Act and may not be transferred except under the laws of descent and distribution or to the partners or equity holders of any stockholder which is an entity. There is no existing market for the Cabletron series C preferred stock and a liquid market may not develop for the Cabletron series C preferred stock. The holders of Cabletron series C preferred stock may be unable to sell their Cabletron series C preferred stock, and the price at which holders of the Cabletron series C preferred stock may be able to sell their Cabletron series C preferred stock, if at all, is uncertain. Cabletron does not intend to apply for listing of its series C preferred stock on any securities exchange.



     - THE HOLDERS OF CABLETRON SERIES C PREFERRED STOCK MAY NEVER BE ABLE TO REDEEM THEIR SHARES OF CABLETRON SERIES C PREFERRED STOCK. The terms of the Cabletron series C preferred stock provide that those shares may be redeemed if Cabletron conducts a spin-off of its subsidiary, Enterasys, after the first anniversary of the issuance of the shares and before the second anniversary of the issuance of the shares, or if there is a transaction involving Enterasys after which Cabletron no longer controls Enterasys before the second anniversary of the issuance of the shares. It is possible that Cabletron will not conduct a spin-off of Enterasys within this time frame. Similarly, it is possible that there will not be a change of control of Enterasys within this time frame. The holders of Cabletron series C preferred stock may not able to redeem their shares of Cabletron series C preferred stock.



     - THE HOLDERS OF CABLETRON SERIES C PREFERRED STOCK MAY NOT BE ABLE TO CONVERT THEIR SHARES FOR A PERIOD OF TWO YEARS. The terms of the Cabletron series C preferred stock provide that those shares may be converted by the holders into shares of Cabletron common stock after the earlier to occur of a spin-off of Enterasys, a transaction involving Enterasys after which Cabletron no longer controls Enterasys, and the second anniversary of the issuance of the Cabletron series C preferred stock. If Cabletron conducts a spin-off of Enterasys within one year of the issuance of the Cabletron series C preferred stock, the shares of Cabletron series C preferred stock may be converted immediately before the spin-off. It is possible that Cabletron will not conduct an Enterasys spin-off before the second anniversary of the issuance of the Cabletron series C preferred stock. Similarly, it is possible that there will not be a change of control of Enterasys within this time frame. The holders of Cabletron series C preferred stock may not be able to convert their shares of Cabletron series C preferred stock until after the second anniversary of the issuance of the shares of Cabletron series C preferred stock.



RISK FACTORS RELATING TO CABLETRON



     Cabletron's business is subject to numerous risks and uncertainties, including those described below. References to Cabletron are to Cabletron and its subsidiaries, through which Cabletron conducts its operations.



     - CABLETRON'S RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED IF CABLETRON IS NOT ABLE TO COMPLETE ITS PLANNED TRANSFORMATION. Cabletron has transformed its business by creating four operating subsidiaries and transferring a portion of its operating assets and related liabilities to these four subsidiaries. Cabletron plans to conduct an initial public offering of some or all of the operating subsidiaries followed by a distribution of the remaining shares of the operating subsidiaries to Cabletron's stockholders. Cabletron may also consider selling one or more of its operating subsidiaries. If Cabletron does not complete the transformation as planned, Cabletron's results of operations could be negatively affected. Cabletron will have devoted significant time and resources to complete the transformation. Cabletron will have already incurred increased expenses for the build-up of management and administrative capacity of each operating subsidiary. Cabletron is not obligated to complete any of these strategic transactions, and it is uncertain when or whether any of these transactions will happen.



     - EVEN IF CABLETRON SUCCESSFULLY COMPLETES ITS PLANNED TRANSFORMATION, ITS OPERATING RESULTS MAY BE NEGATIVELY AFFECTED. As part of its transformation, Cabletron has announced plans to discontinue several product lines to allow the new subsidiaries to focus on their core technologies. The discontinuance of these products may cause Cabletron's overall revenue to decrease in the future if it is unable to increase sales of other products. The cost of the transformation, such as the buildup of management and administrative capacity at each subsidiary, could also have a negative effect on Cabletron's operating results.

     - CABLETRON MAY NOT COMPLETE ITS PLANNED TRANSFORMATION BECAUSE OF NEGATIVE EVENTS IN THE PUBLIC MARKET FOR TECHNOLOGY STOCKS. The public market for technology stocks has recently experienced a significant downturn, with many stocks suffering price declines of 50 percent or more. Trading in these stocks has become extremely volatile. If current market conditions persist, Cabletron may be unable or unwilling to complete initial public offerings or private sales of any of its operating subsidiaries.



     - CABLETRON MAY NOT OBTAIN APPROVAL OF ALL ASPECTS OF ITS PLANNED TRANSFORMATION, OR MAY NOT CARRY OUT ITS INTENT EVEN IF THE APPROVALS ARE OBTAINED. Any distribution of shares of a subsidiary to Cabletron's stockholders may depend on receipt from the Internal Revenue Service of a ruling that the distribution would be tax-free to Cabletron's stockholders, that the transaction would qualify as a tax-free reorganization, or other regulatory approvals. Also, a public offering of any shares of a Cabletron subsidiary will depend on factors such as the market conditions for public offerings, the operating performance of that subsidiary, and the prospects of the markets for that subsidiary's goods or services. Any of the strategic transactions related to Cabletron's transformation would be implemented only if Cabletron's board of directors continues to believe that the transaction is in the best interests of Cabletron, its stockholders, and its subsidiaries.



     - CABLETRON FACES SIGNIFICANT COMPETITIVE PRESSURES IN THE DATA NETWORKING INDUSTRY THAT MIGHT CAUSE CABLETRON TO LOSE MARKET SHARE, SUFFER DECREASED REVENUES OR EXPERIENCE FLUCTUATIONS IN OPERATING RESULTS. The data networking industry is subject to intense and increasing levels of competition and consolidation. Cabletron expects substantial increases in future competition from its current competitors, and from new competitors that enter Cabletron's existing or future markets by acquiring data networking companies or by other means. Increased competition could result in lower sales, reduced margins and loss of market share. Any of these factors could increase fluctuations in operating results. If Cabletron fails to successfully develop and market new products, enhance existing products or respond adequately to technological changes, new standards or product announcements, Cabletron may lose market share, and may suffer decreased revenues because of the loss of market share.



       Cabletron's primary competitors are Cisco, Lucent, Nortel, 3Com, Extreme Networks, Foundry Networks and Juniper Networks. Several large telecommunications equipment companies, including Nokia Corp., Alcatel, Ericsson and Siemens have begun to compete in the data networking industry and have recently made investments in or acquired several smaller data networking companies.



     - IF CABLETRON IS UNABLE TO DEVELOP AND MAINTAIN BRAND RECOGNITION IT MAY HAVE DIFFICULTY ATTRACTING CUSTOMERS. As the data networking industry has grown and matured, customers purchasing decisions have been increasingly influenced by brand recognition. If Cabletron is unable to develop and maintain competitive brand recognition, Cabletron's market share will likely decrease.



     - CABLETRON'S SUCCESS WILL DEPEND ON ITS ABILITY TO INTRODUCE NEW PRODUCTS THAT HAVE GREATER MARKET APPEAL THAN ITS COMPETITORS' PRODUCTS. Cabletron's competitors have pursued and are continuing to pursue a strategy of acquiring and investing in data networking companies possessing advanced networking technologies, to secure access to their advanced technologies under development, to enhance the ability to later acquire these companies and to deter other competitors, including Cabletron, from obtaining access to these companies' products or acquiring these companies. The acquisition of and investment in these companies allows Cabletron's competitors to offer new products without the lengthy time delays that occur with internal product development and also permits potential competitors who lack data networking products and technologies to more quickly enter the data networking market. If Cabletron cannot acquire or invest in data networking companies, its access to commercially significant technologies may be limited and Cabletron may not be able to offer products to meet its customers' needs, causing Cabletron's market share to decline. Cabletron may have difficulty acquiring data networking companies because there is significant competition for these acquisitions, causing the prices paid to acquire data networking companies to be extremely high compared to the assets and sales of these companies. Cabletron's competitors may also have greater resources that enable them to compete more effectively for the acquisition of companies.

     - CABLETRON MUST SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES TO MEET ITS PRODUCT DEVELOPMENT OBJECTIVES. Cabletron has partially addressed the need to develop new products by acquiring or investing in other data networking companies. These acquisitions and investments involve risks that include:



      - - difficulties in assimilating the operations, technologies and products of the acquired companies;



      - - the diversion of management's attention from other business concerns;



      - - entering markets in which competitors have established market positions; and



      - - the potential loss of key employees of the acquired company.



     The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries because these companies will require integration of product offerings and coordination of their sales and marketing and research and development efforts.



     - THE PERFORMANCE OF EARLY STAGE COMPANIES ACQUIRED BY CABLETRON COULD CAUSE CABLETRON'S OVERALL PERFORMANCE TO DECLINE. The acquisition of early stage companies poses risks not posed by other acquisitions. These companies often have limited operating histories, limited or no prior sales, and may not have achieved profitability. The technologies possessed by these companies are often unproven and the development and marketing of products based upon these technologies may require the investment of substantial time and resources. Despite any investment of time and resources, Cabletron may not develop commercially viable or profitable products. Cabletron may also not experience revenues sufficient to justify its investment. If Cabletron engages in several acquisitions of early stage companies, these risks could be magnified.



     - IF CABLETRON IS UNABLE TO HIRE AND RETAIN KEY PERSONNEL ITS ABILITY TO COMPETE MAY BE HARMED. Cabletron's success depends greatly upon its key employees and management, including the presidents of the four new operating subsidiaries. Recruiting and retaining skilled personnel, including engineers, is highly competitive. If Cabletron cannot successfully recruit and retain skilled personnel, particularly engineers and sales personnel, its competitive position may be harmed and Cabletron may have difficulty managing its business and meeting key objectives on time. The volatility of Cabletron's common stock can also impact Cabletron's ability to retain employees. When the Cabletron common stock price is less than the exercise price of stock options granted to employees, turnover is likely to increase, which could have a negative effect on Cabletron's operating results and financial condition.



     - CABLETRON'S COMMON STOCK PRICE IS VOLATILE AND WILL LIKELY CONTINUE TO BE SO. As is frequently the case with the stocks of high technology companies, the market price of the Cabletron's stock has been, and may continue to be, volatile. The price of Cabletron's common stock may be affected by:



      - - periodic fluctuations in results of operations;



      - - shortfalls in revenues or earnings from the levels anticipated by securities analysts and others;



      - - increased competition;



      - - the introduction of new products by the Cabletron or its competitors;



      - - delays or difficulties in completing Cabletron's transformation into four new companies;



      - - changes in the mix of sales channels through which Cabletron's products and services are sold;



      - - the timing of significant customer orders; and

      - - general U.S. and international business and economic conditions.



     The stock market has recently experienced extreme price and volume fluctuations, which have particularly affected the market price for many high-technology companies, but which have not necessarily been related to the operating performance of these companies. Past performance of Cabletron's stock price or of other technology companies' stock prices should not be considered a reliable indicator of future performance of Cabletron's stock price.



     - CABLETRON'S MARKET IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE REQUIRING LARGE EXPENDITURES FOR RESEARCH AND DEVELOPMENT THAT MAY NOT RESULT IN INCREASED REVENUES. The market for networking products is subject to rapid technological change, evolving industry standards and frequent new product introductions requiring a high level of expenditures for research and development. Cabletron may be required to make significant expenditures to develop new integrated product offerings. If Cabletron encounters delays in developing or introducing new products or product enhancements or if the product enhancements do not gain market acceptance, Cabletron will have difficulty maintaining its competitive position. Even if Cabletron makes significant expenditures to develop new products, customer demand for products may not grow at the rate expected by Cabletron. Cabletron may also not be successful in developing, manufacturing and marketing new products or product enhancements that respond to customer demands or to evolving industry standards and technological change. Cabletron may experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products.



     - CABLETRON MUST PROTECT ITS PROPRIETARY TECHNOLOGY TO MAINTAIN ITS MARKET POSITION. Cabletron's success depends on its proprietary technology. Cabletron attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. Cabletron's efforts may not be adequate to prevent misappropriation of its technology. Patents issued to issued to Cabletron may be challenged, invalidated or circumvented. The laws of some foreign countries do not protect Cabletron's proprietary rights at the same level as do the laws of the United States.



     - CABLETRON COULD BE LIABLE FOR SUBSTANTIAL DAMAGES IF A THIRD PARTY SUCCESSFULLY ESTABLISHES THAT CABLETRON'S PRODUCTS INFRINGE ON THAT THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS. Although Cabletron does not believe that its products infringe the proprietary rights of any third parties, third parties have periodically asserted infringement and other claims against Cabletron and others could assert claims against Cabletron in the future. If these claims are successful, the party making the claims could obtain a judgment awarding substantial damages. This party could also obtain an order which could effectively block Cabletron's ability to license its products in the United States or abroad. Cabletron could also be required to license technology to replace its infringing technology at substantial cost and may be unable to license replacement technology at all. Cabletron could also incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights even if Cabletron did ultimately prevail in the matter.



     - CABLETRON COULD BE FORCED TO ABANDON A SUCCESSFUL PRODUCT OFFERING IF A THIRD PARTY SUCCESSFULLY ESTABLISHED THAT CABLETRON'S PRODUCTS INFRINGE ON THE THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS. If a third party threatens to establish or successfully establishes that a Cabletron product infringes on that third party's intellectual property rights, Cabletron might be forced to abandon efforts to sell that product. If this were to happen, Cabletron's revenues could fall.



     - DISRUPTIONS IN THE SUPPLY OF COMPONENTS USED BY CABLETRON TO MANUFACTURE ITS PRODUCTS COULD AFFECT CABLETRON'S ABILITY TO DELIVER ITS PRODUCTS IN A TIMELY AND COST-EFFECTIVE MANNER. Cabletron's products include components that are currently available from single or limited sources, some of which require long order lead times. Any reduction in supply, interruption or extended delay in timely supply, variances in actual needs from forecasts for long order lead time components, or change in costs of components could affect Cabletron's ability to deliver its products in a timely and cost-effective manner. With the increasing technological sophistication of new products and related design and manufacturing complexities, Cabletron anticipates that it may need to rely on additional single source or limited suppliers for components or manufacture of products and subassemblies.

     - DISRUPTIONS IN THE MANUFACTURE OF CABLETRON'S PRODUCTS COULD AFFECT CABLETRON'S ABILITY TO DELIVER ITS PRODUCTS ON TIME. Nearly all of Cabletron's products are manufactured by third-party contract manufacturers. The failure of a third-party manufacturer to manufacture the products, to meet Cabletron's manufacturing standards or to deliver the products in time for Cabletron to meet its delivery requirements could negatively affect Cabletron's revenues and competitive position.



RISK FACTORS RELATING TO INDUS RIVER



     As a stand-alone company, Indus River's business is subject to numerous risks and uncertainties, including those described below. Indus River's stockholders should understand that these risks will continue to apply to Indus River's business if the merger is not completed.



     - INDUS RIVER HAS EXPERIENCED SIGNIFICANT OPERATING LOSSES THROUGHOUT ITS HISTORY, EXPECTS THESE LOSSES TO CONTINUE AND MAY NOT ACHIEVE PROFITABILITY IN THE FUTURE. Since its formation on August 7, 1996, Indus River has incurred losses. Indus River incurred net losses of $7,039,360 in the year ending December 31, 1998 and net losses of $9,766,791 in the year ending December 31, 1999. As of July 31, 2000, Indus River had an accumulated deficit of $27.1 million. If Indus River fails to increase revenues substantially, then it could fail to achieve profitability.



     - INDUS RIVER MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING WHEN NEEDED, WHICH COULD REDUCE ITS ABILITY TO FUND OR EXPAND OPERATIONS. If the merger with Cabletron is not completed and Indus River continues as a stand-alone company, Indus River would not have sufficient capital to continue its business operations as currently conducted. As a stand-alone company, Indus River will need to obtain significant additional funds for research and development and working capital. If Indus River cannot obtain funds, it could be forced to curtail its future business operations, or seek combination with another company on terms less favorable than the terms of the merger with Cabletron.



     - INDUS RIVER'S BUSINESS COULD BE HARMED IF ITS PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE. The success of Indus River's products depends on the ability to make potential customers recognize the advantages and cost-effectiveness of its products. Many of its customers and potential customers have long-standing relationships with established competitors of Indus River. If Indus River is unable to achieve widespread acceptance of its products, it will have difficulty increasing its revenues.



     - INDUS RIVER'S RELIANCE ON A SINGLE PRODUCT COULD AFFECT THE SUCCESS OF ITS BUSINESS. Indus River's future revenues depend substantially on the commercial success of its virtual private network hardware and software products. If Indus River's customers and potential customers do not adopt, purchase and successfully implement its virtual private network systems in large numbers, Indus River does not have other products through which it can earn revenue.



     - INDUS RIVER'S LENGTHY SALES CYCLE MAKES IT DIFFICULT TO PREDICT QUARTERLY RESULTS AND MAY CAUSE OPERATING RESULTS TO VARY SIGNIFICANTLY. Indus River typically completes a sale of its product within four to nine months of the initial customer inquiry. Timing of customer purchase decisions is unpredictable and depends on a number of factors outside of Indus River's control, including the technical skills of the customer and its end-users, the size of the network being installed, the complexity of the network environment and the degree of hardware and software configuration required. If Indus River receives purchase orders for significant dollar amounts on an irregular and unpredictable basis, its business operations and financial condition could be harmed.



     - INDUS RIVER EARNS MOST OF ITS REVENUE FROM A SMALL BASE OF CUSTOMERS AND ITS REVENUES MAY DECLINE SIGNIFICANTLY IF ANY CUSTOMER CANCELS OR DELAYS A PURCHASE OF INDUS RIVER'S PRODUCTS. Indus River anticipates that sales of its products to approximately 40 customers will account for a significant portion of its total revenue. The failure of Indus River to diversify its customer base and increase its sales to a greater number of customers could adversely affect its results of operations and financial condition.

     - INDUS RIVER FACES INTENSE COMPETITION AND FAILURE TO COMPETE SUCCESSFULLY COULD MAKE IT DIFFICULT FOR INDUS RIVER TO ACQUIRE AND RETAIN
       CUSTOMERS. Competitors in the virtual private network market include large companies such as Nortel, Cisco and Checkpoint Systems. Many of these competitors have substantially greater financial, technical, sales, marketing and other resources than Indus River. These competitors also have greater name recognition and larger customer bases. These competitors are able to devote greater resources to the development, promotion, sale and support of their products than Indus River. If Indus River is unable to compete efficiently, its ability to increase its revenue and market share may be harmed.



     - THE FAILURE OF INDUS RIVER'S SUPPLIERS TO MEET ITS MANUFACTURING NEEDS WOULD SERIOUSLY HARM ITS ABILITY TO TIMELY FILL CUSTOMER ORDERS. Indus River uses Avnet Applied Computing to supply server platforms and Lineo to supply its remote gateway products. If either of these suppliers terminates its relationship with Indus River or is unable to satisfy Indus River's supply requirements, Indus River's ability to fill customer orders on time, its reputation and its operating results will suffer. Qualifying new contract manufacturers and beginning production is expensive and time consuming, and changing contract manufacturers would disrupt Indus River's business, potentially causing Indus River to lose revenue.



     - THE LOSS OF KEY PERSONNEL COULD HARM INDUS RIVER'S ABILITY TO
       COMPETE. Indus River's success depends upon the continued contributions of key management, engineering, sales and marketing and manufacturing personnel. Competition for highly skilled personnel is intense and Indus River may not be successful in retaining its existing personnel or attracting additional key personnel. The loss of the services of key personnel, or the inability to attract and retain qualified personnel in the future, particularly engineers and sales personnel or could materially adversely affect Indus River's ability to manage its business and meet key objectives.



     - INDUS RIVER'S ABILITY TO RETAIN OR ATTRACT CUSTOMERS WILL SUFFER IF IT IS UNABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE. The market for Indus River's virtual private network systems and other service delivery products is subject to rapid technological change. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards, could cause Indus River's existing or future products to be obsolete.



     - IF INDUS RIVER IS UNABLE TO PROTECT ITS PROPRIETARY TECHNOLOGY IT MAY BE UNABLE TO COMPETE EFFECTIVELY. Indus River relies on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights. Indus River also enters into confidentiality or license agreements with its employees, consultants and business partners. Despite Indus River's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use its products or technology. Monitoring unauthorized use of Indus River's products is difficult, and if Indus River is unable to prevent unauthorized use of Indus River's technology, its business could be harmed.



     - IF INDUS RIVER IS UNABLE TO SUCCESSFULLY EXPAND ITS INTERNATIONAL OPERATIONS, IT MAY BE UNABLE TO SUCCESSFULLY COMPETE. Indus River has limited experience in marketing and distributing its products internationally and may be unable to develop international market demand for its products. Indus River may also not be able to take advantage of free local dialing and other key domestic market incentives for its product, which are unavailable internationally.

                                 THE COMPANIES

INDUS RIVER NETWORKS, INC.
31 Nagog Park
Acton, Massachusetts 01720
(978) 266-8100


     Indus River Networks designs, manufactures and markets enterprise-class network hardware and software that enables organizations of all sizes to install and manage remote access and site to site virtual private networks, or VPNs, with centralized control and remote enforcement of predefined network access policies. Additionally, the product suite incorporates fault management with automatic error detection and recovery methods. These features simplify the process of virtual private network installation and operational management while enhancing control over network security and improving the cost-effectiveness of the network.



     Indus River sells its products and services to corporate and institutional customers using both direct and indirect sales channels. RiverWorks Enterprise VPN solutions are used in several industry sectors including major financial, industrial, and service companies. These network installations represent some of the largest VPN installations in the world with several thousand remote users. The solution provides a broad range of connectivity options that enable mobile access, high-speed telecommuting and global site-to-site interconnection over the public Internet. Networks are secured with technologies that provide end-point authentication and encryption of the data stream. The products have been tested and certified by leading technology companies and independent test labs for interoperability, performance and standards compliance.



     Indus River has approximately 60 employees, most of whom are located at its headquarters in Acton, Massachusetts. Indus River was organized under the laws of Delaware on August 7, 1996 and maintains its executive offices at 31 Nagog Park, Acton, Massachusetts.


CABLETRON SYSTEMS, INC.
35 Industrial Way
Rochester, New Hampshire 03867
(603) 332-9700


     Cabletron is one of the world's leading designers, developers and manufacturers of communications systems, software and products. Cabletron delivers flexible and scalable network access and communications equipment and software to Global 2000 enterprises, service providers and small businesses worldwide. Cabletron's products include standards-based Ethernet, Fast Ethernet, Token Ring, fiber distributed data interface, asynchronous transfer mode and wide area networks networking solutions. Cabletron provides its business solutions to global customers for enterprise connectivity, service provider infrastructures, software and professional services by maintaining significant operations in the United States, Europe, the Pacific Rim and other industrialized areas of the world. Cabletron has established four operating subsidiaries -- Aprisma Management Technologies, Enterasys Networks, GlobalNetwork Technology Services and Riverstone Networks -- to enable it to focus on the key high-growth areas of the communications marketplace, including infrastructure management, business conducted electronically over the Internet, professional services and service providers. Cabletron conducts its operations through these subsidiaries.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to stockholders of Indus River as part of the solicitation of proxies by the Indus River board of directors for use at the special meeting.

DATE, TIME AND PLACE


     We will hold the special meeting at the offices of McDermott, Will & Emery, 28 State Street, Boston, Massachusetts 02109, at 10:00 a.m., local time, on
December   , 2000.


PURPOSE OF SPECIAL MEETING


     At the special meeting, we will ask holders of Indus River stock to adopt the merger agreement among Cabletron, Acton Acquisition Co., a wholly-owned subsidiary of Cabletron, and Indus River. The Indus River board of directors has determined that the merger is advisable and fair to, and in the best interests of, Indus River stockholders, has unanimously approved the merger agreement and the merger, and unanimously recommends that Indus River stockholders vote for adoption of the merger agreement.


RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     Only holders of record of Indus River stock at the close of business on
                 , 2000, the record date, are entitled to notice of and to vote at the special meeting. On the record date:



     - 4,204,883 shares of Indus River common stock were issued and outstanding and held by 57 holders of record;



     - 5,100,000 shares of Indus River series A convertible preferred stock were issued and outstanding and held by 8 holders of record;



     - 3,197,973 shares of Indus River series B convertible preferred stock were issued and outstanding and held by 16 holders of record;



     - 70,710 shares of Indus River series C convertible preferred stock were issued and outstanding and held by 5 holders of record; and



     - 2,068,783 shares of Indus River series D convertible preferred stock were issued and outstanding and held by 20 holders of record.



     A quorum is present at the special meeting for purposes of the combined vote of the holders of Indus River common stock and preferred stock if a majority of the shares of Indus River preferred stock and Indus River common stock, which are issued, outstanding and entitled to vote on the record date, are represented in person or by proxy. A quorum is present for the single class vote of the preferred stockholders if the holders of two-thirds of the shares of preferred stock which are issued, outstanding and entitled to vote on the record date are represented in person or by proxy. If the quorum for either the vote of Indus River common and preferred stockholders or the vote of Indus River preferred stockholders is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.



     Holders of record of Indus River common stock on the record date are entitled to one vote for each share of Indus River common stock at the special meeting. Holders of record of Indus River preferred stock on the record date are entitled to one vote for each share of Indus River preferred stock at the meeting.


     On the record date, 92.5% of the outstanding shares of Indus River preferred stock and Indus River common stock, and 70.2% of the outstanding shares of Indus River preferred stock, were held by directors and executive officers of Indus River and their affiliates.

VOTE REQUIRED


     The affirmative vote of holders of:



     - a majority of the outstanding shares of the Indus River preferred stock and Indus River common stock, voting together as a single class; and



     - two-thirds of the outstanding shares of the Indus River preferred stock, voting together as a single class,


is required to adopt the merger agreement.


     IF YOU ABSTAIN FROM VOTING OR DO NOT VOTE, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE EFFECT OF A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT. WE CANNOT COMPLETE THE MERGER UNLESS THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IS APPROVED BY THE REQUIRED VOTE.


STOCKHOLDER AGREEMENTS


     Cabletron and the individuals listed below entered into stockholder agreements and agreed to vote the shares of Indus River stock they own for adoption of the merger agreement. The form of the voting agreement for Indus River founders is attached as annex D to the proxy statement/prospectus and the form of stockholders agreement for the Indus River preferred stockholders is attached as annex E to the proxy statement/prospectus.



     The individuals that have entered into stockholder agreements with Cabletron are:



     - New Enterprise Associates III, Limited Partnership;



     - NEA Presidents' Fund, LP;



     - NEA Ventures 1997, LP;



     - Canaan Equity, LP;



     - Canaan Ventures II, Limited Partnership;



     - Canaan Venture Partners II, LP;



     - Canaan Ventures II Offshore C.V.;



     - One Liberty Fund III, LP;



     - Ascent Venture Partners II, LP;



     - Ascent Venture Partners, LP;



     - MCI Worldcom Venture Fund;



     - Novell, Inc;



     - Per A. Suneby;



     - Malik Z. Khan; and



     - Julian W. West



     On the record date, these stockholders owned and agreed to vote:



     - 86.3% of the outstanding shares of Indus River preferred stock and Indus River common stock, voting together as a single class; and



     - 95.5% of the Indus River preferred stock, voting together as a single class.

VOTING OF PROXIES


     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. PROPERLY EXECUTED PROXIES THAT DO NOT CONTAIN VOTING INSTRUCTIONS ABOUT THE PROPOSAL WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT.


     Shares of Indus River stock represented at the special meeting but not voting, including abstentions, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Only shares voted for the proposal, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for adoption of the merger agreement. If an Indus River stockholder abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against adoption of the merger agreement.

     The persons named as proxies may propose and vote for one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitation of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment or postponement.

REVOCABILITY OF PROXIES


     The grant of a proxy on the enclosed form of proxy does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time before its exercise by filing with the secretary of Indus River a duly executed revocation of proxy, by submitting a duly executed proxy card to the secretary of Indus River bearing a later date or by voting in person at the special meeting. Attendance at the special meeting will not itself constitute revocation of a proxy.


SOLICITATION OF PROXIES


     The directors, officers and employees of Indus River may solicit proxies from stockholders in person, by telephone or other electronic means.



     PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD. A transmittal form with instructions for the surrender of Indus River stock certificates will be mailed to you as soon as possible after completion of the merger.


APPRAISAL RIGHTS


     If you do not wish to accept Cabletron common stock and Cabletron series C preferred stock in the merger, you have the right under Delaware law to have the fair value of your shares determined by the Delaware Court of Chancery. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, to exercise your appraisal rights you must:



     - send a written demand to Indus River for appraisal in compliance with Delaware law before the vote on the merger;



     - not vote in favor of the merger; and



     - continuously hold your Indus River stock from the date you make the demand for appraisal through the closing of the merger.



Merely voting against the merger will not protect your rights to an appraisal. Annex B to this proxy statement/prospectus contains a copy of the Delaware statute governing appraisal rights. If you do not follow all the steps required by Delaware law, you will lose your rights to appraisal. The Delaware law requirements for exercising appraisal rights are described in further detail on pages 41 to 44.

                                   THE MERGER


     The discussion below summarizes the material terms of the merger. We urge stockholders to read carefully the merger agreement and the form of escrow agreement which are attached as annexes A and C to this proxy statement/prospectus.


BACKGROUND TO THE MERGER


     At the end of 1999 and the beginning of 2000, management of Indus River made presentations to the Indus River board of directors about Indus River's business model and strategy. These presentations included the timing of and need for additional financing. They also discussed the desirability of identifying potential strategic partners or acquiring companies who could help Indus River maximize the market potential for existing and planned product offerings.



     At the request of the Indus River board of directors, Per A. Suneby, president and chief executive officer of Indus River and Stephen J. Ricci, a director of Indus River, interviewed several investment banking firms. On February 7, 2000, Indus River retained Deutsche Banc Alex.Brown as a financial advisor. Deutsche Banc was hired primarily to explore strategic alternatives which might lead to a possible sale, merger or joint venture transaction for Indus River and secondarily to advise on financial strategy and to provide assistance with a possible financing. The Indus River board of directors had determined that a sale, merger or a joint venture transaction had the potential to provide Indus River with greater resources to compete with some of its large competitors.


     Beginning in February 2000, representatives of Indus River and Cabletron held numerous discussions. The purpose of these discussions was to evaluate a range of possible business relationships between Cabletron and Indus River.


     On February 8, 2000, Garth Rose, vice president of business development for Indus River, and Dan Harding, vice president of business development for Cabletron, held a teleconference to discuss Cabletron's needs for virtual private network equipment. They discussed a range of issues surrounding Cabletron building a business relationship with Indus River.


     On February 9, 2000, a non-disclosure agreement was executed between Indus River and Cabletron.


     On February 16, 2000, representatives of Indus River, including Julian W. West, chief technology officer, David Zwicker, vice president of marketing, and Mr. Rose met in Acton, Massachusetts with representatives of Cabletron, including Mr. Harding, Graham Morrison, senior director of corporate development, Ken Pappas, director of wide area network access and virtual private network marketing, and Dick Bussiere, director of engineering. Michael Murray, managing director at Deutsche Banc was also present at the meeting. Indus River presented an overview of Indus River and its products, gave customer examples, and gave a product demonstration.



     On February 22, 2000, representatives of Indus River, including Mr. West, and Paul Jones, vice president of engineering, met with Mr. Bussiere, and Dana Cook from Cabletron in Acton, Massachusetts. Indus River held an in-depth engineering discussion and gave an in-depth product demonstration. About one week after this meeting, a RiverWorks VPN evaluation system was requested and was installed in Cabletron's offices in Rochester, New Hampshire.



     On February 25, 2000, Mr. Rose and Mr. West from Indus River met with John Roese, chief technology officer, Ron Oakley, vice president of information technology, Bill Burger, senior director service provider marketing, Mr. Pappas, Mr. Bussiere, and other technical representatives from Cabletron in Rochester, New Hampshire. The objective of the meeting was to demonstrate a typical Indus River sales call to an enterprise customer using Cabletron as the prospect. At the end of the meeting, Cabletron information technology representatives requested a second RiverWorks VPN evaluation system for internal use and testing. A lengthy technical discussion followed the mock sales call and Mr. Jones from Indus River joined that meeting.

     On February 28, 2000, Mr. Rose and Mr. Morrison spoke about the status of the discussions between Indus River and Cabletron. Mr. Morrison asked several questions exploring Indus River's valuation expectations and indicated that Mr. Harding would be calling Deutsche Banc to discuss next steps.


     During the month of March 2000, numerous discussions occurred between Mr. Harding and Deutsche Banc, primarily with Mr. Murray. Discussions were generally about Cabletron's perception of Indus River's value and Indus River's valuation expectations. During this time, a second RiverWorks VPN system was installed in the Cabletron information technology department in Rochester, New Hampshire.


     During the months of February and March 2000, Indus River also engaged in strategic discussion with several other companies contacted through executives of Indus River and representatives of Deutsche Banc concerning possible acquisition, joint venture and original equipment manufacturer transactions.



     On March 27, 2000, Mr. Suneby, David Gamache, chief financial officer, and Mr. Rose of Indus River, and Robert Benner, managing director, Edward Arnstein, associate, and Mr. Murray from Deutsche Banc spoke with the Indus River board of directors to give them a merger and acquisition status update. The board was advised of Cabletron's interest and also about other companies that were expressing interest in Indus River.


     On March 28, 2000, Mr. Suneby, Mr. Gamache, and Mr. Rose, from Indus River and Mr. Benner from Deutsche Banc met with Mr. Harding and Mr. Roese from Cabletron in Acton, Massachusetts. Mr. Roese presented Cabletron's planned transformation of its four divisions and covered the plans surrounding an Enterasys transformation in detail. Mr. Roese discussed Enterasys' technology vision, internal organizational structure, and the synergy of merging Indus River into Enterasys. Mr. Harding discussed Cabletron's view of Indus River's value and proposed that the structure for the deal combine Cabletron shares and Enterasys warrants. The meeting ended with the understanding that Cabletron would submit a term sheet to Indus River within several days.

     On April 3, 2000, Mr. Harding of Cabletron and Mr. Murray talked on the phone. Cabletron had announced quarterly earnings and the status of the planned transformation of four divisions on March 31, 2000. The stock market reacted negatively to the news and Cabletron's stock price had dropped substantially. Mr. Harding indicated that these developments had delayed his preparation of a term sheet.


     On April 5, 2000, Mr. Harding of Cabletron wrote to Mr. Suneby of Indus River and stated that although Cabletron remained interested in Indus River, Cabletron was not then going to make an acquisition offer for Indus River.


     During April and May, Mr. Rose and multiple members of the Indus River customer service group actively supported the ongoing RiverWorks VPN evaluations at Cabletron.

     On June 2, 2000, Cabletron placed a purchase order for a 1,000 user RiverWorks VPN system for internal use at their Enterasys division.


     On June 6, 2000, Mr. Pappas and Mr. Bussiere from Cabletron met with Mr. Suneby, Mr. West, Mr. Gamache, Mr. Rose, and Mr. Zwicker from Indus River in Acton, Massachusetts. Mr. Pappas expressed interest in signing an original equipment manufacturer deal with Indus River and presented the advantages of an original equipment manufacturer deal with Enterasys. The Indus River team expressed a willingness to discuss an original equipment manufacturer transaction, but also openly questioned if that was the right kind of business relationship between Indus River and Enterasys.



     On June 22, 2000, Mr. Suneby, and Mr. Rose from Indus River, and Mr. Murray from Deutsche Banc met with Mr. Harding, Mr. Pappas, Mr. Bussiere, and Garry McGuire, vice president of worldwide marketing for Enterasys, in Andover, Massachusetts. The objective of the meeting was to do a full review and status update and to discuss a range of possible business relationships among Indus River, Cabletron and Enterasys. At the meeting Mr. Harding agreed that it made sense to re-explore acquisition as an option. Mr. Pappas asked questions about Indus River's site-to-site virtual private network capabilities and it was agreed to set up a demonstration of Indus River's new site-to-site functionality.

     On June 27, 2000, Mr. Bussiere and Mr. Pappas from Cabletron and Enterasys met with Mr. West, Mr. Zwicker, Mr. Rose, Al Harper, vice president of sales, and several senior Indus River engineers in Acton, Massachusetts. They observed an in-depth demonstration of new site-to-site virtual private network functionality and said they were very pleased with the demonstration. Mr. Zwicker also presented a three-phase strategy of aggressively developing next-generation virtual private network products and quickly bringing them to market through Enterasys' sales channels.



     On June 30, 2000, Henry Fiallo, president of Enterasys, Mr. Harding, Mr. Pappas, Mr. Morrison, and Mr. Bussiere of Cabletron and Enterasys met with Mr. Suneby, Mr. West, Mr. Zwicker and Mr. Rose of Indus River in Andover, Massachusetts. Piyush Patel, chief executive officer of Cabletron, and Eric Jaeger, executive vice president of corporate affairs for Cabletron, joined the meeting by teleconference. Mr. Fiallo presented Enterasys' vision and the Indus River team presented Indus River's company history and vision of synergy with Enterasys.


     On July 7, 2000, Mr. Harding of Cabletron called Mr. Suneby of Indus River and indicated that Cabletron wanted to proceed with an acquisition of Indus River. From July 10 to July 12, 2000, multiple conversations occurred between Mr. Harding and Deutsche Banc discussing Cabletron's perception of Indus River's value and Indus River's valuation expectations. On July 12, 2000, Mr. Harding orally outlined to Mr. Benner the terms of an offer to acquire Indus River.


     On July 12, 2000, at a regularly scheduled meeting of the Indus River board of directors, Mr. Suneby, Mr. Gamache, and Mr. Rose and representatives of Deutsche Banc and McDermott, Will & Emery, Indus River's law firm, discussed the terms of Cabletron's oral offer to acquire Indus River. The representatives of Deutsche Banc presented information concerning Cabletron and Enterasys and information concerning Indus River's competitive position. The representative of McDermott, Will & Emery reviewed some of the legal issues that would have to be addressed in the transaction terms being proposed by Cabletron. After discussion and analysis, the board of directors recommended that Indus River proceed with the discussions with Cabletron.


     On July 13, 2000, Mr. Suneby and Mr. Zwicker of Indus River met with Mr. Jaeger, Mr. Harding, and Mr. Patel of Cabletron in Rochester, New Hampshire. The objective of the meeting was for Mr. Jaeger and Mr. Patel to become better acquainted with Mr. Suneby and Indus River.

     On July 19 and 21, 2000, Mr. Suneby, Mr. Gamache, Mr. Rose of Indus River and Mr. Benner of Deutsche Banc met with Mr. Harding of Cabletron at the offices of Ropes & Gray, Cabletron's law firm, in Boston, Massachusetts. Representatives of Ropes & Gray and McDermott, Will & Emery also participated in the meetings. The meetings focused on discussing and negotiating the details of the acquisition.


     On July 25, 2000, Cabletron submitted a written term sheet to Indus River outlining the terms of an acquisition of Indus River and a special meeting of the Indus River board of directors was held by teleconference to evaluate the term sheet. After discussion and analysis, all of the board members present expressed their approval of moving forward with negotiations with Cabletron. By a unanimous written consent circulated following the meeting, the board of directors authorized the execution of a letter of intent incorporating the term sheet presented by Cabletron. The letter of intent would be non-binding except for the establishment of an exclusive dealing period for the purpose of continuing negotiations and completing due diligence.


     On July 31, 2000, the letter of intent was executed. It provided for an exclusive dealing period through August 16, 2000.

     During the last week of July through August 18, 2000, ongoing discussions and negotiations continued primarily between Mr. Harding of Cabletron and Cabletron's legal counsel, Ropes & Gray, and Mr. Gamache of Indus River, Mr. Benner of Deutsche Banc and Indus River's legal counsel, McDermott, Will & Emery. Meetings were held at the offices of Ropes & Gray in Boston, Massachusetts.

     During the week of August 7, 2000, Cabletron completed its business and technical due diligence. During that week, representatives of Ropes & Gray conducted legal due diligence of Indus River at the offices of Indus River in Acton, Massachusetts.


     On August 14, 2000, a special meeting of the Indus River board of directors was held. Representatives of Deutsche Banc and McDermott, Will & Emery reviewed the terms of the acquisition transaction which had been negotiated and which were substantially similar to the terms included in the letter of intent previously authorized by the board of directors. After discussion and analysis and consultation with Deutsche Banc and McDermott, Will & Emery and for the reasons described under "-- Reasons for the Merger and Board of Directors Recommendation" beginning on page 27 of this proxy statement/prospectus, the Indus River board of directors unanimously authorized management to execute the definitive merger agreement and related agreements.


     On August 16, 2000, the parties extended the exclusive dealing period through August 23, 2000.

     In the evening of August 18, 2000, a definitive merger agreement was signed by executives of Indus River and Cabletron.


     On August 21, 2000, before trading began on the New York Stock Exchange, Cabletron issued a press release announcing the execution of the merger agreement.


REASONS FOR THE MERGER AND BOARD OF DIRECTORS RECOMMENDATION


     In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement by Indus River stockholders, the Indus River board of directors consulted with management, its financial and legal advisors and independently considered the proposed merger agreement and the transactions covered by the merger agreement. The discussion below of the factors considered by the Indus River board of directors in making its decision is not intended to be exhaustive but includes all significant factors considered by the Indus River board of directors.


     The Indus River board of directors considered the following factors as reasons that the merger will be beneficial to Indus River and its stockholders:


     - The financial resources of Cabletron and its ability to fund the continued development of Indus River's virtual private network product suite;



     - The access afforded to Indus River's products through Enterasys' established relationships with large business organizations and enterprises and with major customers, sales and marketing resources and distribution channels;



     - The strategic fit and complementary nature of Indus River's product suite with Enterasys' security strategy and equipment and hardware; and



     - The belief that an exchange of Indus River stock for shares of Cabletron common stock and Cabletron series C preferred stock would provide Indus River stockholders with greater future liquidity in a company that could potentially capitalize on the business prospects of Indus River and provide a better return on stockholder investment.



     The Indus River board of directors reviewed with Indus River management:



     - Information relating to the business, assets, management, competitive position and operating performance of Indus River, including the prospects of Indus River if it were to continue as an independent company and its requirements for additional funding;



     - The strategic importance of securing a larger partner for Indus River to better exploit the potential market for virtual private networks and take advantage of Indus River's technological leadership in virtual private networks;



     - The market price and anticipated stability of Cabletron stock;

     - The likelihood that the merger would be completed; and



     - The expected qualification of the merger as a reorganization under section 368(a) of the Internal Revenue Code.


     The Indus River board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:


     - The risk that the operations of Enterasys and Indus River might not be successfully integrated;



     - The risk that, despite the efforts of Indus River and Enterasys after the merger, key personnel might leave Indus River;



     - The risk that the potential benefits of the merger might not be fully realized; and


     - The risk that the market price for Cabletron stock might decline.


     The Indus River board of directors believed that some of these risks were unlikely to occur, that Indus River could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.



     In view of the variety of factors considered in its evaluation of the merger agreement and the merger, the Indus River board of directors did not find it practicable to quantify or assign relative weight to the specific factors considered in reaching its determination. Individual members of the Indus River board of directors may have given different weight to different factors.



     Recommendation of the Indus River Board of Directors. After careful consideration, the Indus River board of directors unanimously determined that the terms of the merger agreement and the merger are advisable and fair to, and in the best interests of, Indus River and its stockholders and has unanimously approved the merger agreement and the merger. The Indus River board of directors unanimously recommends that the stockholders of Indus River vote for adoption of the merger agreement.



APPRAISALS OF CABLETRON SERIES C PREFERRED STOCK BY ADAMS, HARKNESS & HILL, INC.



     The merger agreement specifies that the number of shares of Cabletron stock issued in the merger that will constitute the liquidation preference payment will be determined based on a 10 trading day average closing price of Cabletron's common stock and an appraised value of the Cabletron series C preferred stock as of five trading days before the closing date of the merger. Adams, Harkness & Hill, Inc. has agreed to deliver this appraisal at the closing.



     Indus River selected Adams, Harkness & Hill to deliver the appraisal for a number of reasons, including Adams, Harkness & Hill's qualifications, expertise and reputation in the area of valuation and financial advisory work. Indus River placed greatest emphasis on Adams, Harkness & Hill's reputation as a nationally recognized investment banking firm and the fact that Adams, Harkness & Hill is regularly engaged in the valuation of businesses and their securities in mergers, acquisitions, leveraged buyouts, underwritings, private placements and valuations for corporate and other purposes.



     At the request of Indus River, Adams, Harkness & Hill has also delivered the preliminary appraisal attached as annex F to this proxy statement/prospectus. The sole purpose of this preliminary appraisal is to include in this proxy statement/prospectus, an illustration of the distribution of the shares of Cabletron common stock and Cabletron series C preferred stock to be issued in the merger. Adams, Harkness & Hill expects that the types of information obtained by and the valuation methodologies used by it in delivering its final appraisal will be similar to those used in delivering its preliminary appraisal. The valuation determined in the final appraisal may be materially different from that determined in the preliminary appraisal.



     On November   , 2000, Adams, Harkness & Hill delivered its preliminary
appraisal that the aggregate fair market value of the Cabletron series C preferred stock to be received by the Indus River stockholders in the merger was
approximately $  million as of November   , 2000, based upon and subject to the
various considerations described in the preliminary appraisal.

     The full text of Adams, Harkness & Hill's preliminary appraisal, dated
November   , 2000, is attached as annex F to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. The preliminary appraisal describes the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Adams, Harkness & Hill in delivering the preliminary appraisal. Adams, Harkness & Hill's appraisal is directed to the board of directors of Indus River and addresses only the fair market value of the Cabletron series C preferred stock to be received under the merger agreement and does not address any other aspect of the merger or constitute a recommendation to any holder of Indus River stock about how to vote at the Indus River stockholder meeting. The following summary of Adams, Harkness & Hill's preliminary appraisal is qualified in its entirety by reference to the full text of the preliminary appraisal.



     The discussion below is a summary of the various sources of information and valuation methodologies used by Adams, Harkness & Hill in appraising the fair market value of the Cabletron series C preferred stock. To determine the fair market value of these securities, Adams, Harkness & Hill employed analyses based on:



     - The financial performance and relative valuations of selected public companies considered to be comparable to Enterasys; and


     - Discounted cash flow analysis of Enterasys.


     In preparing its analysis, Adams, Harkness & Hill:



     - Reviewed publicly available information concerning the business and operations of Cabletron and Enterasys, including Cabletron's recent filings with the Securities and Exchange Commission;


     - Reviewed the merger agreement in the form presented to the Indus River board of directors;


     - Compared the financial position and operating results of Enterasys with those of other publicly traded companies that Adams, Harkness & Hill considered to be relevant; and



     - Held discussions with members of Enterasys' management concerning Enterasys' historical and current financial condition and operating results, and its future prospects.



     Adams, Harkness & Hill also reviewed relevant industry market research studies, company research reports and general stock market performance. Other than the information discussed above, Adams, Harkness & Hill did not review any additional information in preparing its preliminary appraisal that was independently material to its analysis. The Indus River board of directors did not place any limitation on the procedures followed or factors considered by Adams, Harkness & Hill in delivering its preliminary appraisal.



     In delivering its preliminary appraisal, Adams, Harkness & Hill assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Adams, Harkness & Hill by, or on behalf of, Enterasys, and did not independently verify that information. Adams, Harkness & Hill assumed that projections and assumptions were reasonably prepared on a basis not materially different from the best currently available estimates and judgments of the management of Enterasys about the future operating and financial performance of Enterasys. Adams, Harkness & Hill did not obtain an independent evaluation or appraisal of any of the assets or liabilities, whether or not contingent, of Cabletron or Enterasys. Adams, Harkness & Hill's preliminary appraisal was based on economic, market, and financial information existing on, and available to, Adams, Harkness & Hill as of the date of its preliminary appraisal. Adams, Harkness & Hill's preliminary appraisal did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may become available, after the date of its preliminary appraisal.

  Public Company Peer Analysis -- Enterasys


     Adams, Harkness & Hill established a group of publicly traded companies to address the business areas in which Enterasys operates. The group consists of:


     - 3Com Corporation

     - ADTRAN, Inc.

     - Alcatel SA

     - Alteon Websystems, Inc.

     - Applied Digital Solutions

     - Cisco Systems, Inc.

     - Copper Mountain Networks, Inc.

     - Extreme Networks, Inc.

     - Foundry Networks, Inc.


     - Avaya, Inc.


     - Marconi, plc

     - Nortel Networks Corporation

     - Tut Systems, Inc.


     Adams, Harkness & Hill compared financial measures and metrics of Enterasys with the financial measures and metrics of the above peer group companies. The information included: market capitalization; enterprise value, calculated in the manner described below; price/projected 2000 & 2001 earnings ratios; 2001 projected revenue; last twelve months revenue; enterprise value/2001 projected revenue; enterprise value/last twelve months revenue; last twelve months operating margin; last twelve months gross margin; and year/year quarterly revenue growth.



     Enterprise value/2001 projected revenue and price/projected 2000 & 2001 earnings ratios imply the range of value that public markets place on companies in a particular market segment. Adams, Harkness & Hill employed an enterprise value valuation in this analysis because this methodology implies value based on a company's operations, regardless of how the company finances those operations. To determine enterprise value, market capitalization is calculated as the product of a company's common stock price per share multiplied by the number of diluted shares outstanding. Adams, Harkness & Hill used a 20 trading day average
ending November   , 2000, for all public company compatible analyses. The market capitalization is then adjusted for a company's debt and cash positions by adding the debt balance and subtracting the cash balance to arrive at an enterprise value. Stated mathematically, enterprise value has been calculated as:


   (market value of equity) + (debt) - (cash, cash equivalents and short-term investments)


     The low, high and mean financial ratios for the peer group companies are listed in the table below:



MULTIPLE                                                      LOW    HIGH    AVERAGE
--------                                                      ---    ----    -------
Enterprise Value/2001 Projected Revenue.....................
2001 Price/Projected Calendar Year 2001 Earnings............



     To arrive at Enterasys' price/earnings multiples for calendar year 2001, Adams, Harkness & Hill relied on guidance from Enterasys' management as a check to validate published external research analysts' projections. Adams, Harkness & Hill then compared the gross margins of the peer group companies to Enterasys' estimated gross margins to narrow the peer group companies to a set of more truly comparable companies. This group of comparable peer group companies consists of:



     - ADTRAN, Inc.



     - Avaya, Inc.


     - Copper Mountain Networks, Inc.

     - Foundry Networks, Inc.



     - Nortel Networks Corporation



     - Tut Systems, Inc.



     The low, high and mean financial ratios for the comparable peer group companies are listed in the table below:



MULTIPLE                                                      LOW    HIGH    AVERAGE
--------                                                      ---    ----    -------
Enterprise Value/2001 Projected Revenue.....................
Price/Projected 2000 to 2001 Earnings Ratios................



     Applying the mean enterprise value/2001 projected revenue and price/projected 2000 & 2001 earnings ratio multiples of the comparable peer group companies to Enterasys' calendar year 2001 projected revenue of $890 million and calendar year 2001 projected earnings of $48.9 million, Adams, Harkness & Hill calculated the following implied estimated enterprise values for
Enterasys:



                                                              IMPLIED ENTERASYS
MULTIPLE                                                      ENTERPRISE VALUE
--------                                                      -----------------
Enterprise Value/2001 Projected Revenue ($ in millions).....      $
Price/Projected 2000 to 2001 Earnings Ratios ($ in
  millions).................................................      $



     Since Enterasys is not a publicly traded company, Adams, Harkness & Hill applied an illiquidity discount to the implied enterprise values arrived at using these multiples. Based upon historical studies, Adams, Harkness & Hill used illiquidity discounts ranging between 30 - 40% to arrive at the following adjusted implied range of enterprise values for Enterasys:



                                                          (ILLIQUIDITY DISCOUNT)
                                                     --------------------------------
MULTIPLE                                               40%         35%         30%
--------                                             --------    --------    --------
Enterprise Value/2001 Projected Revenue multiple ($
  in millions).....................................  $           $           $
Price/Projected 2000 to 2001 Earnings Ratios ($ in
  millions)........................................  $           $           $


  Discounted Cash Flow Analysis


     Adams, Harkness & Hill performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered after-tax cash flows of Enterasys. This means they analyzed after-tax cash flows before interest expense of Enterasys. To perform the discounted cash flow analysis, Adams, Harkness & Hill used the following data sources and assumptions:


     - Management projections for revenue, gross margin, and operating margin;


     - Projections by equity analysts of future Enterasys revenue growth;



     - Enterasys beta, estimated based on the historical behavior of the peer group companies and market research analyst estimates;


     - Terminal value based upon 7.5 - 8.5% perpetual growth applied to projected 2005 cash flow; and


     - Cost of capital for Enterasys calculated using a risk free rate of 5.9% and a market risk premium of 7.0%.



     To determine a range of net present values for Enterasys, Adams, Harkness & Hill performed a sensitivity analysis isolating two key variables: the five-year annualized revenue growth rate, focusing on growth rates between 20-30%, and the terminal value growth rate, focusing on growth rates between 7.5% and 8.5%.

SUMMARY CHART OF DISCOUNTED CASH FLOW RANGE AND RESULTING IMPLIED VALUE

                                                       LOW       MIDPOINT      HIGH
                                                     --------    --------    --------
Enterprise Value ($ in millions)...................  $           $           $

  Conclusion


     To arrive at a preliminary appraised value for the shares of Cabletron series C preferred stock to be received by the Indus River stockholders in the merger, Adams, Harkness & Hill:



     - Identified the high, low and midpoint valuations determined from the two multiples analysis and the discounted cash flow analysis;



     - Performed a weighted average calculation, assigning a 2x weight to each midpoint value from each analysis; and


     - Multiplied the resulting value by 1%.


     Taken together, the information and analyses employed by Adams, Harkness & Hill lead to Adams, Harkness & Hill's overall conclusion that, for purposes of the preliminary appraisal, the aggregate value of the 50,000 shares of Cabletron
series C preferred stock to be issued in the transaction is $     , or $     per
share of Cabletron series C preferred stock.


INTERESTS OF INDUS RIVER DIRECTORS, MANAGEMENT AND EMPLOYEES IN THE MERGER


     In considering the recommendation of the Indus River board of directors in favor of the merger, you should be aware that some directors, executive officers and employees of Indus River have interests in the merger that are different from the interests of stockholders of Indus River generally. These interests relate to or arise from:



     - the continued indemnification of current directors and officers and some employees of Indus River;



     - the retention of some current officers as employees of Cabletron or Enterasys;



     - accelerated vesting of rights relating to shares of other Indus River common stock, or Cabletron restricted stock substituted for the Indus River common stock, acquired or to be acquired by executives and employees of Indus River subject to stock option agreements or restricted stock purchase agreements with Indus River;



     - the grant of additional Indus River stock options to employees who were granted options on May 11, 2000, which contain a two-year vesting term, in exchange for their agreement to modify the accelerated vesting provisions for those options; and


     - the potential payment of additional bonuses to Indus River employees following the merger.

     Except as described below those persons have, to the knowledge of Cabletron and Indus River, no material interest in the merger apart from those of stockholders generally. The Indus River board of directors was aware of, and considered the interests of, their directors, executive officers, employees and stockholders when it approved the merger agreement and the merger.


     INDEMNIFICATION AND INSURANCE. The merger agreement provides that Cabletron will, or will cause the surviving corporation to, fulfill and honor all rights to indemnification or exculpation now existing in favor of the employees, directors or officers of Indus River. These indemnification rights are provided in: the Indus River certificate of incorporation and the Indus River by-laws as these documents existed on August 18, 2000. Cabletron will maintain for six years after the merger executive risk liability insurance for employees, directors and officers for acts or omissions of those persons occurring before the merger under terms and conditions at least as favorable as Indus River's executive risk liability insurance policy in effect on August 18, 2000.


     INDUS RIVER EXECUTIVE OFFICERS. It is anticipated that some Indus River executive officers will become employees of Cabletron after the merger.

     EMPLOYEE BENEFITS. Cabletron has agreed to provide employee benefit plans, programs and arrangements to those individuals who will continue to be employees of Indus River after the merger. Cabletron has also agreed that:



     - the eligibility of each employee of Indus River, and that employee's spouse and dependents, to participate in Cabletron's welfare plans after the effective time of the merger will be determined without considering any preexisting condition, waiting period, actively-at-work, or similar exclusion or condition except for any condition or exclusion to which the employee is subject under the applicable welfare plan of Indus River before the effective time of the merger;



     - employees of Indus River will receive credit under the Cabletron welfare plans in which they participate after the effective time of the merger toward coinsurance and deductibles for any payments made by them during the calendar year in which the merger occurs under the applicable welfare plans of Indus River; and



     - after the merger, employees of Indus River will receive credit, for purposes of determining eligibility for or vesting under its retirement, welfare, vacation and similar plans or policies, for service with Indus River before the effective time of the merger.



     If Cabletron so requests, Indus River will cause its 401(k) plan to be terminated before the completion of the merger. Cabletron will then cause its 401(k) plan to accept rollover distributions from Indus River's terminated plan.



     EMPLOYEE ARRANGEMENTS. Per A. Suneby, the president and chief executive officer of Indus River and Julian W. West, the chief technology officer of Indus River, have entered into employment terms with the surviving corporation and will, as part of their compensation packages, receive options to purchase 200,000 shares of Enterasys stock. Those options will vest 25 percent after one year and monthly from that point on for a period of three years.


STOCK OPTIONS AND RESTRICTED STOCK AGREEMENTS


     Under the merger agreement, Cabletron will assume the Indus River stock incentive program and all stock options granted under that plan. Each stock option outstanding under the plan at the effective time of the merger will be converted into a stock option to acquire Cabletron common stock and Cabletron series C preferred stock on the same terms and conditions as applied to the Indus River stock option. The exact conversion rate will not be known until five trading days before the closing date of the merger.



     The number of shares of Cabletron common stock to be issued for each Indus River stock option will be equal to the product of (1) and (2) below.



     (1) the number of shares of Indus River common stock that would be issued for that option multiplied by



     (2) the number of shares of Cabletron common stock issuable in exchange for each share of Indus River common stock in the merger,


rounded down to the nearest whole share.


     The number of shares of Cabletron series C preferred stock to be issued for each Indus River stock option will be equal to the product of (1) and (2) below.



     (1) the number of shares of Indus River common stock that would be issued for that option, multiplied by



     (2) the number of shares of Cabletron series C preferred stock issuable in exchange for each share of Indus River common stock in the merger,


rounded down to the nearest whole share.

     The exercise price per Cabletron option issued in exchange for Indus River stock options will be equal to the sum of (1) and (2) below.



     (1) the product of:



      - the exercise price per share of Indus River common stock for that option immediately before the merger divided by the number of shares of Cabletron common stock issuable in exchange for each share of Indus River common stock in the merger, multiplied by



      - the ratio of the total fair market value, determined as of the ten trading days ending on and including the fifth trading day before the closing date of the merger, of the Cabletron common stock issuable in the merger to the total fair market value of all Cabletron stock issued in the merger; and



     (2) the product of:



      - the exercise price per share of Indus River common stock for that option immediately before the merger divided by the number of shares of Cabletron series C preferred stock issuable in exchange for each share of Indus River common stock in the merger, multiplied by



      - the ratio of the total fair market value, determined as of the fifth trading day before the closing date of the merger, of the Cabletron series C preferred stock issuable in the merger to the total fair market value of all Cabletron stock issued in the merger, rounded up to the nearest cent.


     Based on an average closing price of $          per share of Cabletron
common stock for the ten trading days ending on and including November
            , 2000 and an appraised value of $          per share of Cabletron
series C preferred stock as of November             , 2000, as determined by
Adams, Harkness & Hill, and assuming that the closing of the merger occurs on
December             , 2000 and a warrant to purchase 60,847 shares of Indus
River series D preferred stock is not exercised before the merger, each Indus
River stock option would convert into an option to purchase             shares
of Cabletron common stock and             shares of Cabletron series C preferred
stock at an aggregate exercise price of $            . As of the record date,
the number of shares of Indus River common stock reserved for issuance under
outstanding Indus River stock options under the plan was             .



     After the merger, each restricted stock agreement between an Indus River stockholder and Indus River and each stock option agreement between an Indus River option holder and Indus River will be assumed by Cabletron, subject to the same restrictions and vesting provisions contained in the related Indus River restricted stock or stock option agreement, as any of those agreements may be amended before the merger.



     Subject to completion of the merger, some of Indus River's employees have agreed to modify the terms of their stock options issued on May 11, 2000, which contain a two-year vesting term, by agreeing to forfeit their right to acceleration for 50% of the shares subject to those options. This acceleration would have been triggered by the merger. In exchange for forfeiting this right, those employees will receive additional grants of stock options that will vest 50 percent on August 21, 2001, with the remaining 50 percent vesting in three equal installments on the last day of each three-month period from that point on, so long as the employee remains employed by the surviving corporation or any successor in interest.



     Cabletron will prepare and file with the Securities and Exchange Commission an appropriate registration statement registering the shares of Cabletron common stock and the shares of Cabletron series C preferred stock subject to the assumed Indus River stock options. The registration statement will be kept effective and current under the requirements of the Securities Act and the Securities Exchange Act of 1934, for so long as any assumed Indus River options remain outstanding.


ACCOUNTING TREATMENT


     The merger will be accounted for under the purchase method of accounting under generally accepted accounting principles. Cabletron expects a significant portion of the purchase price to be allocated to goodwill and identifiable intangible assets. Under the purchase method, Cabletron will determine the fair value of assets acquired on liabilities assumed. Any premium paid over fair value will be reflected on Cabletron's balance sheet as an intangible asset.


FORM OF THE MERGER


     Subject to the terms and conditions of the merger agreement and the requirements of Delaware law, Acton Acquisition Co., a wholly owned subsidiary of Cabletron, will merge with and into Indus River. Indus River will be the surviving corporation of the merger and a wholly owned subsidiary of Cabletron, and will continue under the same name.


MERGER CONSIDERATION


     Cabletron will issue an aggregate of 4,000,000 shares of Cabletron common stock and 50,000 shares of Cabletron series C preferred stock in exchange for all of the shares of Indus River preferred stock, Indus River common stock, and all options and warrants to purchase Indus River stock. Holders of additional options granted in exchange for the forfeiting of acceleration rights described above and some options granted to some employees hired by Indus River after August 18, 2000 with Cabletron's consent will not receive any Cabletron stock for these options. The exact exchange rate will not be known until five trading days before the closing date of the merger. Based on an average price of
$            per share of Cabletron common stock for the ten trading days ending
on and including November   , 2000 and an appraised value of $            per
share of Cabletron series C preferred stock as of November   , 2000, as
determined by Adams, Harkness & Hill, this represents an aggregate of
approximately $            million in total consideration to be paid by
Cabletron in the merger.



     At the effective time of the merger, each holder of Indus River preferred stock will receive the liquidation preference specified in the Indus River certificate of incorporation:



     - holders of Indus River series A preferred stock will receive $1.00 per share of Indus River series A preferred stock, plus all accrued but unpaid dividends



     - holders of Indus River series B preferred stock will receive $2.72 per share of Indus River series B preferred stock, plus all accrued but unpaid dividends



     - holders of Indus River series C preferred stock will receive $4.08 per share of Indus River series C preferred stock, plus all accrued but unpaid dividends



     - holders of Indus River series D preferred stock will receive $5.34 per share of Indus River series D preferred stock, plus all accrued but unpaid dividends



     Cabletron will pay this liquidation preference in shares of Cabletron common stock and Cabletron series C preferred stock. The value of Cabletron common stock and Cabletron series C preferred stock paid for the liquidation preference will be determined based on the average closing price of Cabletron common stock on the New York Stock Exchange for the ten trading days ending on and including the fifth trading day before the closing date of the merger, and the appraised fair market value of the series C preferred stock determined as of the fifth trading day before the closing date of the merger by Adams, Harkness & Hill. Cabletron will issue cash for any fractional shares of Cabletron common stock or Cabletron series C preferred stock that Indus River preferred stockholders would be entitled to receive as part of the liquidation preference payment.



     After the liquidation preference is paid, each holder of Indus River common stock and each holder of Indus River preferred stock will receive, in exchange for the Indus River shares held by that holder, shares of Cabletron series C preferred stock and shares of Cabletron common stock for each share of Indus River stock, whether common stock or preferred stock. The exact exchange rate will not be known until five trading days before the closing date of the merger because it is depends on the average closing price of Cabletron common stock for the ten trading days ending on and including the fifth trading day before the closing date of the merger, and the fair market value of Cabletron series C preferred stock determined as of the fifth trading day before the closing date of the merger by an appraisal conducted by Adams, Harkness & Hill, both of which may fluctuate. The market price of Cabletron common stock and the fair market value of Cabletron series C preferred stock will affect the number of shares paid to the holders of Indus River preferred stock as the liquidation preference payment, which will in turn affect the number of shares to be issued to each holder of Indus River common stock and Indus River preferred stock. Cabletron will issue cash for any fractional shares that Indus River stockholders would be entitled to receive in the merger.



     Based on an average closing price of $            per share of Cabletron
common stock for the ten trading days ending on and including November   , 2000,
and an appraised value of $            per share of Cabletron series C preferred
stock as of November   , 2000, as determined by Adams, Harkness & Hill, and
assuming that the closing of the merger occurs on December   , 2000 and a
warrant to purchase 60,847 shares of Indus River series D preferred stock is not
exercised before the merger,             shares of Cabletron series C preferred
stock and             shares of Cabletron common stock will be issued to Indus
River preferred stockholders to pay the liquidation preference. After the payment of the liquidation preference:



     - each holder of Indus River series A preferred stock would receive shares of Cabletron series C preferred stock and shares of Cabletron common stock for each share of Indus River series A preferred stock held by that holder;



     - each holder of Indus River series B preferred stock would receive shares of Cabletron series C preferred stock and shares of Cabletron common stock for each share of Indus River series B preferred stock held by that holder;



     - each holder of Indus River series C preferred stock would receive shares of Cabletron series C preferred stock and shares of Cabletron common stock for each share of Indus River series C preferred stock held by that holder;



     - each holder of Indus River series D preferred stock issued on June 30,
       1999 would receive             shares of Cabletron series C preferred
       stock and             shares of Cabletron common stock for each share of
       Indus River series D preferred stock held by that holder;



     - each holder of Indus River series D preferred stock issued on July 8,
       1999 would receive             shares of Cabletron series C preferred
       stock and             shares of Cabletron common stock for each share of
       Indus River series D preferred stock held by that holder; and



     - each holder of Indus River common stock would receive             shares
       of Cabletron series C preferred stock and             shares of Cabletron
       common stock for each share of Indus River common stock held by that holder.



     Upon completion of the merger, all shares of Indus River stock will no longer be outstanding, will automatically be canceled and will cease to exist. Each holder of a certificate representing shares of Indus River stock, other than shares for which appraisal rights have been properly exercised, will cease to have any rights as a stockholder of Indus River except the right to receive Cabletron common stock and Cabletron series C preferred stock, and to receive cash for any fractional share of Cabletron common stock or series C preferred stock that the holder would be entitled to receive. The total number of shares of Cabletron common stock and Cabletron preferred stock to be paid in the merger was determined through arm's-length negotiations between Cabletron and Indus River.


CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES


     The conversion of Indus River stock into the right to receive Cabletron series C preferred stock and Cabletron common stock will occur automatically at the effective time of the merger. As of the effective time of the merger, Cabletron will deposit with Boston Equiserve, or another institution selected by Cabletron, the exchange agent, for the benefit of the holders of Indus River stock, certificates representing the shares of the Cabletron common stock to be issued under the merger agreement, less the number of shares of Cabletron common stock to be deposited in an escrow account to secure the indemnification obligations of the Indus River stockholders to Cabletron. After the merger, Cabletron will deposit all of the shares of Cabletron series C preferred stock to be issued under the merger agreement into a separate escrow account. The Cabletron series C preferred stock will be held in the escrow account until the earliest to occur of the 30 month anniversary of the closing date of the merger or any conversion or redemption of those shares. As soon as possible after the merger, the exchange agent will send a transmittal letter to each Indus River stockholder. The transmittal letter will contain instructions for obtaining shares of Cabletron common stock and Cabletron series C preferred stock in exchange for shares of Indus River stock. PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.



     After the merger, each certificate that previously represented shares of Indus River stock will represent only the right to receive the Cabletron series C preferred stock and Cabletron common stock into which those shares were converted in the merger and the right to receive cash for any fractional share of Cabletron series C preferred stock and Cabletron common stock as described below.



     Until holders of certificates previously representing Indus River stock or the purchase of that stock have surrendered those certificates to the exchange agent for exchange, holders will not receive dividends or distributions on the Cabletron series C preferred stock and the Cabletron common stock into which those shares have been converted with a record date after the merger, and will not receive cash for any fractional shares of Cabletron series C preferred stock and the Cabletron common stock they would be entitled to receive. When holders surrender those certificates, they will receive any unpaid dividends and any cash for any fractional share of Cabletron series C preferred stock and the Cabletron common stock they would be entitled to receive without interest.



     Upon surrender of certificates previously representing Indus River stock, and the letter of transmittal described above properly executed and any other documents the exchange agent may reasonably require, the holder will be entitled to receive:


     - a certificate representing the number of whole shares of Cabletron common stock into which the Indus River stock, represented by the surrendered certificates, will have been converted at the effective time of the merger, less the number of shares of Cabletron common stock, if any, to be deposited in the escrow account on behalf of the holder;


     - notice of the number of whole shares of Cabletron series C preferred stock into which the Indus River stock, represented by the surrendered certificates, will have been converted at the effective time of the merger, and that those shares of Cabletron series C preferred stock have been deposited into an escrow account on behalf of the holder; and



     - cash instead of any fractional share of Cabletron common stock or Cabletron series C preferred stock, calculated in the manner described in the merger agreement and described below.



     If there is a transfer of ownership of Indus River stock which is not registered in the records of Indus River's transfer agent, certificates representing the proper number of shares of Cabletron common stock and Cabletron series C preferred stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:



     - that certificate is properly endorsed and in proper form for transfer;
       and



     - the person requesting the issuance:



       - - pays to the exchange agent any transfer or other taxes resulting from the issuance of shares of Cabletron stock in a name other than that on the surrendered certificate; or



       - - establishes to the satisfaction of Cabletron or any agent designated by it that the tax has been paid or is not payable.



     All shares of Cabletron common stock and Cabletron series C preferred stock issued upon conversion of shares of Indus River stock, including any cash paid for any fractional share of Cabletron stock or Cabletron series C preferred stock, will be issued in full satisfaction of all rights relating to those shares of Indus River stock.

     No fractional share of Cabletron common stock or Cabletron series C preferred stock will be issued to any Indus River stockholder upon surrender for exchange of certificates previously representing Indus River stock.



     Instead of any fractional share of Cabletron common stock, the Indus River stockholder will receive cash equal to the product obtained by multiplying:



     - the average closing price for a share of Cabletron common stock on the New York Stock Exchange Composite Transactions Tape for the ten trading days ending on and including the fifth trading day before the closing date of the merger by



     - the fractional share which the stockholder would be entitled to receive.



     Instead of any fractional share of Cabletron series C preferred stock, the Indus River stockholder will receive cash equal to the product obtained by multiplying:



     - the fair market value per share of Cabletron series C preferred stock determined as of the fifth trading day before the closing date of the merger, by an appraisal conducted by Adams, Harkness & Hill by



     - the fractional share to which the stockholder would be entitled to receive.


EFFECTIVE TIME OF THE MERGER


     The merger will become effective upon the filing of a certificate of merger with the secretary of state of the State of Delaware, or at a later time stated in the certificate of merger or agreed upon by Cabletron and Indus River. The filing of a certificate of merger will occur at the time of the closing of the merger.


STOCK EXCHANGE LISTING OF CABLETRON COMMON STOCK

     It is a condition to completion of the merger that the Cabletron common stock issued to Indus River stockholders in the merger be authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

EMPLOYMENT AGREEMENTS


     It is a condition to the merger that Per A. Suneby and Julian W. West, the president and chief executive officer and chief technology officer of Indus River enter into employment agreements with the surviving corporation and that those agreements be in full force and effect at the effective time of the merger.



SIGNIFICANT UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER



     The following summary discusses the material federal income tax consequences of the merger to the stockholders of Indus River. This summary is not a complete description of all the tax consequences of the merger and does not address the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, corporate stockholders that are collapsible corporations, non-United States persons, stockholders who acquired shares of Indus River common stock by exercising options or in another manner as compensation, holders of options, warrants or similar rights to acquire Indus River stock, stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, or stockholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction or constructive sale transaction.



     This summary is based upon the Internal Revenue Code, currently applicable Treasury regulations, published administrative rulings and court decisions all as of the date of this proxy statement/prospectus. All of these items are subject to change either prospectively or retroactively, and any change could affect the continuing validity of the tax consequences described below. No information is provided in this proxy statement/prospectus about the tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction. This summary discusses only the federal income tax consequences of the merger and does not discuss the tax consequences of any other transaction that may occur before, after or at the same time as the merger, whether or not any of these transactions are undertaken as part of with the merger.



     No ruling from the IRS concerning the federal income tax consequences of the merger will be requested. The tax consequences described in this discussion are not binding on the IRS or the courts and contrary positions may be successfully asserted by the IRS or adopted by a court.



     INDUS RIVER STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS ABOUT THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.



         CHARACTERIZATION OF THE MERGER FOR FEDERAL INCOME TAX PURPOSES



     Cabletron and Indus River plan to treat the merger as a tax-free reorganization for federal income tax purposes. This treatment will depend in part on if, and when, Cabletron conducts a spin-off or other disposition of Enterasys, the company to which Cabletron plans to transfer the Indus River stock after the merger, and whether the IRS would attempt to assert that, for federal income tax purposes, a spin-off or other disposition of Enterasys should be combined with the merger. Although Cabletron has announced its desire to establish its four operating subsidiaries, including Enterasys, as an independent company, Cabletron is not obligated to do so and continues to consider several possibilities for Enterasys, including the possibility of retaining Enterasys as a subsidiary of Cabletron. Cabletron might carry out its announced intention to spin off or dispose of Enterasys. If the IRS were to successfully assert that, for federal income tax purposes, this merger should be combined with the spin-off or other disposition of Enterasys, this merger would constitute a taxable purchase and sale of Indus River stock.



  Federal Income Tax Consequences to Indus River Stockholders



     Treatment of Merger as a Tax-Free Reorganization. If the merger is treated as a tax-free reorganization, the merger should result in the following federal income tax consequences:



     - An Indus River stockholder should not recognize gain or loss on the exchange of Indus River stock solely for Cabletron stock. An Indus River stockholder who receives cash proceeds instead of a fractional share interest in Cabletron stock will recognize gain or loss equal to the difference between those proceeds and the tax basis allocated to the fractional share interest. This gain or loss will constitute capital gain or loss if the stockholder's Indus River stock is held as a capital asset at the effective time of the merger.



     - The aggregate tax basis of the Cabletron stock, including any fractional share of Cabletron stock not actually received and any shares of Cabletron stock held in escrow, received by an Indus River stockholder who exchanges Indus River stock for Cabletron stock will be the same as the stockholder's aggregate tax basis in the Indus River stock surrendered in exchange for Cabletron common stock and Cabletron series C preferred stock.



     - The holding period of the Cabletron stock received by an Indus River stockholder will include the period during which the shares of Indus River stock surrendered in exchange for Cabletron common stock and Cabletron series C preferred stock were held so long as the Indus River stock is held by the stockholder as a capital asset at the effective time of the merger.



     - Part of the aggregate shares of Cabletron common stock to be issued in the merger will be held in escrow to satisfy possible indemnification claims. Each former Indus River stockholder who has shares of Cabletron common stock held in escrow should be treated for federal income tax purposes as the owner of the escrow portion of its merger consideration. That stockholder should recognize no gain or loss on the receipt of the Cabletron common stock upon the release to the stockholder of its shares from escrow. However, if the escrow agent pays any of the escrowed shares to Cabletron to indemnify

       Cabletron, each former Indus River stockholder who has shares of Cabletron common stock held in escrow will recognize gain or loss equal to the difference between:



      - - the fair market value of its portion of the escrowed shares paid to Cabletron; and



      - - its tax basis in the escrowed shares.



         Each former Indus River stockholder who has shares of Cabletron common stock held in escrow will increase the tax basis in its remaining Cabletron stock by an amount equal to any indemnification payment.



     - Indus River stockholders who exercise dissenters' rights and who receive payment for their Indus River stock in cash should recognize gain or loss measured by the difference between the amount of cash received and the stockholder's basis in the shares surrendered. This is the case so long as the payment is neither essentially equivalent to a dividend within the meaning of section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of section 356(a)(2) of the Internal Revenue Code.



     A sale of Indus River stock as part of an exercise of dissenters' rights will not be essentially equivalent to a dividend if the stockholder exercising dissenters' rights owns no shares of Cabletron stock or Indus River stock, either actually or constructively within the meaning of section 318 of the Internal Revenue Code, immediately after the merger. If a stockholder's sale for cash of Indus River stock as part of an exercise of dissenters' rights is essentially equivalent to a dividend, then the stockholder may recognize ordinary income for federal income tax purposes in an amount equal to the entire amount of cash received.



     Treatment of Merger as a Taxable Sale of Indus River Stock. If the merger does not qualify as a tax-free reorganization, an Indus River stockholder will be treated as having sold Indus River stock to Cabletron in exchange for Cabletron stock. Each Indus River stockholder will recognize gain or loss at the effective time of the merger equal to the difference between the stockholder's adjusted tax basis in the Indus River stock and the fair market value of the Cabletron stock received in exchange for the Indus River stock.



     The gain or loss recognized by Indus River stockholders will be capital gain or loss if the Indus River stock was held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the stockholder has held Indus River stock for more than one year. Long-term gain will in general be subject to a maximum federal income tax rate of 20% for noncorporate taxpayers. An Indus River stockholder's aggregate basis in the Cabletron stock received will equal the fair market value at the effective time of the merger of the Cabletron stock received. The holding period for the Cabletron stock will begin the day after the effective time of the merger.



     Treatment of Cabletron Series C Preferred Stock. The Cabletron series C preferred stock should be treated for federal income tax purposes as common stock of Cabletron, and holders of Indus River stock should not recognize gain or loss on the exchange of Indus River stock for Cabletron series C preferred stock as long as the merger is treated as a tax-free reorganization under the Internal Revenue Code. However, because in some circumstances, the Cabletron series C preferred stock is exchangeable for shares of Enterasys and has economic rights that are determined based on the value of Enterasys, it is possible that the IRS might assert that the Cabletron series C preferred stock is nonqualified preferred stock of Cabletron or stock of Enterasys. If the IRS were to prevail in either of these assertions, and even if the merger qualifies as a tax-free reorganization in every other way, holders of Indus River stock would recognize gain at the effective time of the merger equal to the lesser of:



     - the fair market value of the Cabletron series C preferred stock or



     - the difference between the fair market value of the Cabletron series C preferred stock and Cabletron common stock received in the merger, and the stockholder's adjusted tax basis in the Indus River stock exchanged for the Cabletron series C preferred stock and Cabletron common stock.



     If the Cabletron series C preferred stock were determined to be stock of Enterasys and to constitute more than 20% of the aggregate consideration provided in the merger, then the merger would be fully taxable and holders of Indus River stock would recognize gain or loss equal to the difference between the fair market value of the Cabletron series C preferred stock and Cabletron common stock received in the merger and their adjusted tax basis in the Indus River stock exchanged for the Cabletron series C preferred stock and the Cabletron common stock.



     Cabletron and Indus River believe that the Cabletron series C preferred stock should not constitute nonqualified preferred stock or Enterasys stock. However, the IRS has not issued any administrative guidance concerning the scope of the term nonqualified preferred stock or when stock of a parent would be considered stock of the subsidiary and there can be no assurance that this interpretation is correct.



     If the Cabletron series C preferred stock is treated as stock of Cabletron, its conversion into Cabletron common stock or redemption for Enterasys stock, cash or other property should have the following federal income tax consequences:



     - Holders of Cabletron series C preferred stock should not recognize any gain or loss on the conversion of their Cabletron series C preferred stock into Cabletron common stock.



     - Holders of Cabletron series C preferred stock should not recognize any gain or loss on the redemption of their Cabletron series C preferred stock for Enterasys stock, so long as the redemption is part of Cabletron's distribution of Enterasys stock to the Cabletron stockholders and is governed by section 355 of the Internal Revenue Code.



     - If the redemption of Cabletron series C preferred stock is not governed by section 355 of the Internal Revenue Code, holders of Cabletron series C preferred stock will have a taxable redemption and should recognize gain or loss on the redemption if the redemption is not essentially equivalent to a dividend within the meaning of section 302 of the Internal Revenue Code, as described above. The amount of gain or loss recognized in a taxable redemption will equal the difference between the cash, if any, and fair market value of other property received as redemption proceeds and the adjusted tax basis in the Cabletron series C preferred stock redeemed. If a stockholder's taxable redemption is essentially equivalent to a dividend, that stockholder may recognize ordinary income in an amount equal to the redemption proceeds, whether or not received in cash.



     THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL RELEVANT POTENTIAL TAX EFFECTS. INDUS RIVER STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS.


GOVERNMENT FILINGS


     Cabletron and Indus River do not believe that any governmental filings in the United States are required for the merger, other than the filing of the registration statement with the Securities and Exchange Commission of which this proxy statement/prospectus is a part.


RIGHTS OF STOCKHOLDERS TO APPRAISALS


     Under the Delaware General Corporation Law, any holder of Indus River stock who does not wish to accept the merger consideration for its shares of Indus River common stock or Indus River preferred stock has the right to dissent from the merger. A stockholder has the right to seek an appraisal of, and to be paid the fair cash value for, its shares of Indus River preferred stock or Indus River common stock, judicially determined, and paid to the stockholder in cash, with a fair rate of interest, if any, as long as that stockholder fully complies with the provisions of section 262 of the Delaware General Corporation Law. However, a dissenting Indus River stockholder will not be entitled to receive any cash that represents value arising from the accomplishment or expectation of the merger. A copy of section 262 of the Delaware General Corporation Law is attached as annex B to this proxy statement/prospectus.

     Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination of your appraisal rights. The following information is intended as a brief summary of the material provisions of the statutory procedures you must follow to perfect your appraisal right. Please review section 262 for the complete procedure. Indus River will not give you any notice other than what is described in this proxy statement/prospectus and what is required by the Delaware General Corporation Law.


APPRAISAL RIGHTS PROCEDURES


     If you are an Indus River preferred stockholder or an Indus River common stockholder and you wish to exercise your appraisal rights, you must satisfy the provisions of section 262 of the Delaware General Corporation Law. Section 262 requires that:


     - YOU MUST MAKE A WRITTEN DEMAND FOR APPRAISAL: You must deliver a written demand for appraisal to Indus River before the vote on the merger agreement is taken at the special meeting. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute demand for appraisal.

     - YOU MUST REFRAIN FROM VOTING FOR APPROVAL OF THE MERGER: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

      - fail to vote against approval of the merger; or

      - fail to note that you are abstaining from voting.

     If you do either of these two things, then your appraisal rights will be terminated even if you previously filed a written demand for appraisal.


     - YOU MUST CONTINUOUSLY HOLD YOUR INDUS RIVER SHARES: You must continuously hold your shares of Indus River stock, from the date you make the demand for appraisal through the closing of the merger. If you are the record holder of Indus River stock on the date the written demand for appraisal is made but then transfer the shares before the merger, you will lose any right to appraisal of those shares. You should read the paragraphs below for more details on making a demand for appraisal.



     A written demand for appraisal of Indus River stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its Indus River preferred stock or common stock certificates. If you are the beneficial owner of Indus River stock, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.



     If you own Indus River stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.



     If you own Indus River stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record. The agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.



     If you are a record owner, such as a broker, who holds Indus River stock as a nominee for others, you may exercise a right of appraisal for the shares held for one or more beneficial owners, while not exercising the right for other beneficial owners. You should specify in the written demand the number of shares for which you wish to demand appraisal. If you do not expressly specify the number of shares, Indus River will assume that your written demand covers all the shares of Indus River stock that are in your name.

     If you are an Indus River stockholder who elects to exercise appraisal rights, you should mail or deliver a written demand to:


                                 31 Nagog Park
                          Acton, Massachusetts, 01720
                          Attention: David P. Gamache


     It is important that Indus River receive all written demands before the vote concerning the merger agreement is taken at the special meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is demanding appraisal of his shares.


     If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.


     WRITTEN NOTICE: Within ten days after the closing of the merger, Indus River must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of section 262.



     PETITION WITH THE CHANCERY COURT: Within 120 days after the merger, either the surviving corporation or any stockholder who has complied with the conditions of section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of stock held by all the stockholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the chancery court. Indus River has no intention at this time to file this petition. Because Indus River has no obligation to file this petition, if you do not file this petition within 120 days after the closing, you will lose your rights of appraisal.


     WITHDRAWAL OF DEMAND: If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of the merger, but only with the written consent of Indus River. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.


     REQUEST FOR APPRAISAL RIGHTS STATEMENT: If you have complied with the conditions of section 262, you are entitled to receive a statement from Indus River. This statement will describe the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. To receive this statement, you must send a written request to Indus River within 120 days after the merger. After the merger, Indus River has 10 days after receiving a request to mail you the statement.



     CHANCERY COURT PROCEDURES: If you properly file a petition for appraisal in the chancery court and deliver a copy to Indus River, Indus River will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Indus River concerning the value of their shares. The chancery court will then send notice to all the stockholders who have demanded appraisal rights. If the chancery court thinks it is appropriate, the chancery court has the power to conduct a hearing to determine whether the stockholders have fully complied with section 262 and whether they are entitled to appraisal rights under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.



     APPRAISAL OF SHARES: After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct Indus River to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct Indus River to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. To receive payment for your shares, you must then surrender your stock certificates to Indus River.

     The chancery court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration. If you demand appraisal rights, you could receive less consideration than you would under the merger agreement.



     COSTS AND EXPENSES OF APPRAISAL PROCEEDING: The costs of the appraisal proceeding may be assessed against Indus River and the stockholders participating in the appraisal proceeding, in whatever manner the chancery court believes is equitable under the circumstances. You may request that the chancery court determine the amount of interest, if any, Indus River should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all the shares entitled to appraisal.


     LOSS OF STOCKHOLDER'S RIGHTS: If you demand appraisal rights, after the closing of the merger you will not be entitled:

     - to vote the shares of stock for which you have demanded appraisal rights for any purpose;


     - to receive payment of dividends or any other distribution on the shares of stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the merger; or



     - to receive the payment of the consideration provided for in the merger agreement, unless you properly withdraw your demand for appraisal.


     If no petition for an appraisal is filed within 120 days after the closing of the merger, your right to an appraisal will cease. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Indus River a written withdrawal of your demand, except that:

     - any attempt to withdraw made more than 60 days after the closing of the merger will require the written approval of Indus River; and

     - an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves.


     If you fail to comply strictly with the procedures described above you will lose your appraisal rights. If you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.



RESALE OF CABLETRON COMMON STOCK AND CABLETRON SERIES C PREFERRED STOCK



     Cabletron common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares covered by a restricted stock agreement, shares to be placed in escrow to secure the indemnification obligations of some Indus River stockholders under the merger agreement and shares issued to any Indus River stockholder who may be considered an affiliate of Indus River. An affiliate of Indus River is any individual or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, Indus River or Cabletron. Affiliates are subject to the Rule 145 limitations on the resale of their securities. If you are an affiliate you will be prohibited from transferring any of the Cabletron series C preferred stock or Cabletron common stock you receive in the merger, unless the disposition complies with the volume limitations of paragraph (e)(1) of Rule 144 under the Securities Act and is accomplished by using a broker that serves only in a broker capacity for you, or until you are no longer an affiliate of Cabletron and at least one year has passed since the date you acquired the securities. This proxy statement/prospectus does not cover resales of Cabletron common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in any resale.



     Cabletron series C preferred stock issued in the merger will be subject to restrictions on transfer and will bear a legend stating that the shares are subject to restrictions on transfer. The shares will not be listed for trading on the New York Stock Exchange or any other exchange. The shares of Cabletron series C preferred stock issued in the merger will be held in escrow until the earliest to occur of the 30 month anniversary of the closing date of the merger or any conversion or redemption of the shares.

                              THE MERGER AGREEMENT


     This description summarizes the material provisions of the merger agreement and the escrow agreement. We urge stockholders to read carefully the merger agreement and the form of escrow agreement which are attached as annexes A and C to this proxy statement/prospectus.


CONDITIONS TO THE COMPLETION OF THE MERGER


     Each party's obligation to complete the merger is subject to the satisfaction or waiver of various conditions that include:


     - holders of a majority of the outstanding shares of Indus River common stock and preferred stock, voting together as a single class, must agree to adopt the merger agreement;

     - holders of two-thirds of the outstanding shares of Indus River preferred stock, voting together as a single class, must agree to adopt the merger agreement;


     - the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;



     - no law, order, injunction or other legal restraint or prohibition preventing the merger may be in effect;



     - no proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, seeking to restrain or prohibit the merger, may be pending;



     - there may not be any action taken, or any statute, rule, regulation or order applicable to the merger, which makes the merger illegal;



     - there must not have been instituted, pending or threatened, any action or proceeding, or any investigation or other inquiry that might result in an action or proceeding, by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction;



     - there must not be any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, seeking to prohibit or limit Cabletron from exercising rights and privileges pertaining to its ownership of Indus River or the ownership or operation by Cabletron or any of its subsidiaries of the business or assets of Cabletron or any of its subsidiaries;



     - there must not be any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction seeking to compel Cabletron or any of its subsidiaries to dispose of or hold separate the business or assets of Cabletron or any of its subsidiaries, including Indus River, because of the merger;



     - all approvals, waivers and consents of any governmental or regulatory authority necessary for the merger must have been obtained, including any approvals, waivers and consents required under any federal or state securities laws;


     - the escrow agreement must have been entered into by Cabletron, Indus River, a representative of the Indus River stockholders and the escrow agent;


     - Cabletron and Indus River must comply with their agreements and covenants in all material respects; and



     - the representations and warranties of Cabletron and Indus River contained in the merger agreement must be true and correct in all material respects.

     Cabletron's obligation to complete the merger is also subject to the satisfaction or waiver of additional conditions:


     - Indus River must have obtained all necessary consents, waivers, approvals, authorizations or orders required to be obtained, and must have made all filings required to have been made;


     - all existing registration rights, preemptive rights and rights of first refusal agreements entered into by the Indus River stockholders before August 18, 2000 must have been terminated;


     - Per A. Suneby and Julian W. West must have entered into employment terms with the surviving corporation;


     - Indus River must have retained a required percentage of employees required by the merger agreement;


     - a required percentage of Indus River employees who received stock options on May 11, 2000, which contain a two-year vesting term, must have signed agreements modifying the vesting terms of those options and, in exchange, Indus River must have granted additional stock options to those employees;


     - no changes or circumstances shall have occurred that are or are reasonably likely to be materially adverse to the business, assets, prospects, financial condition or results of operations of Indus River, or is or is reasonably likely to materially delay or prevent the merger or the transactions described in the merger agreement.



     Indus River's obligation to complete the merger is also subject to the satisfaction or waiver of additional conditions:



     - Cabletron common stock to be issued in the merger must be authorized for listing on the New York Stock Exchange, subject to official notice of issuance;



     - Cabletron shall have caused the surviving corporation to have made offers of employment to all employees of Indus River, subject to the completion of the merger, the terms of which will be comparable in the aggregate to the current employment arrangements between the employees and Indus River;


     - Cabletron must have obtained all necessary consents, waivers, approvals, authorizations or orders required to be obtained and must have made all filings required to have been made.

NO SOLICITATION

     The merger agreement provides that Indus River will not, directly or indirectly, through any officer, director, employee, representative or agent:


     - solicit, initiate or encourage the initiation of any acquisition proposal involving Indus River, other than the merger with Cabletron;



     - engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any acquisition proposal, or



     - agree to, approve or recommend any acquisition proposal.



     An acquisition proposal is defined in the merger agreement as any inquiries or proposals involving any merger, sale of substantial assets, sale of shares of stock, including through a tender offer, or similar transactions involving Indus River.



     The merger agreement also provides that Indus River shall immediately notify Cabletron after receipt of any acquisition proposal, or any modification of or amendment to any acquisition proposal, or any request for nonpublic information relating to Indus River in an acquisition proposal or for access to the properties, books or records of Indus River by any person or entity that informs the board of directors of Indus River that it is considering making, or has made, an acquisition proposal.

     The merger agreement also provides that Indus River shall immediately cease any existing discussions or negotiations with any persons, other than Cabletron, conducted before August 18, 2000 concerning any of the matters mentioned above. Indus River has also agreed not to release any third party from the confidentiality provisions of any confidentiality agreement to which it is a party. Indus River must also ensure that its officers, directors and employees and any investment banker or other advisor or representative retained by Indus River are aware of the restrictions described above.


TERMINATION


     The merger agreement may be terminated at any time before the merger, whether before or after approval of the merger by the stockholders of Indus
River:


     - by mutual agreement of Cabletron and Indus River;

     - by either Cabletron or Indus River, if the merger has not been completed by January 15, 2001, so long as the party terminating the merger agreement did not fail to fulfill any obligation under the merger agreement that causes the merger not to be completed;


     - by either Cabletron or Indus River, if any court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a nonappealable final order, decree or ruling or taken any other action having the effect of prohibiting the merger, so long as the party terminating the merger agreement did not fail to comply with its obligations under the merger agreement in a way that materially contributed to the issuance of the order, decree, ruling or the taking of the action;


     - by Cabletron, if the stockholders of Indus River have not approved the merger by January 15, 2001;


     - by Cabletron or Indus River, if any representation or warranty made by the other party was not true and correct in any material respect when made, or has become untrue or incorrect;



     - by Cabletron or Indus River, if the other party has materially breached its obligations under the merger agreement, unless the breach is curable before January 15, 2001 and the breaching party exercises its reasonable best efforts to cure the breach;



     - by Cabletron, if the board of directors of Indus River withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to Cabletron, or resolves to do so, or recommends an alternative acquisition transaction;



     - by Cabletron or Indus River, if Indus River enters into an agreement relating to an alternative acquisition transaction.



     The merger agreement defines an alternative acquisition transaction as:



     - a transaction in which any person, or group of persons, other than Cabletron or its affiliates acquires or would acquire more than 25% of the outstanding shares of Indus River preferred stock and Indus River common stock;



     - a merger or other business combination involving Indus River in which any person, or group of persons, other than Cabletron and its affiliates acquires more than 25% of the outstanding equity securities of Indus River or the entity surviving the merger or business combination; or



     - any other transaction in which any person, or group of persons, other than Cabletron and its affiliates acquires or would acquire control of assets of Indus River having a fair market value, as determined by Indus River's board of directors in good faith, equal to more than 25% of the fair market value of all of the assets of Indus River immediately before the transaction.

CONDUCT OF BUSINESS PENDING THE MERGER


     Indus River has agreed that, before the merger, it will, subject to exceptions in the merger agreement, or unless approved by Cabletron in writing:


     - conduct its business only in the ordinary course of business and in a manner consistent with past practice and shall not take any actions except those that are in the ordinary course of business and in a manner consistent with past practice;

     - use all reasonable commercial efforts to preserve substantially intact its business organization; and

     - keep available the services of its present officers, employees and consultants and preserve its present relationships with customers, suppliers and other persons with which it has business relations.


     Indus River has agreed that, before the merger and unless approved by Cabletron in writing, it will not:



     - amend or change its certificate of incorporation or by-laws, except as described in the merger agreement;



     - issue, sell, pledge, dispose of or encumber any shares of stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of stock, or any other ownership interest in Indus River,



     - authorize the issuance, sale, pledge, disposition or encumbrance of any shares of stock of any class, or any options, warrants, convertible securities or other ownership interest in Indus River, except for the issuance of stock options to be issued in exchange for the forfeiting of acceleration rights and to be issued to new employees hired with Cabletron's consent;



     - sell, pledge, dispose of or encumber any of its assets, tangible or intangible, except for dispositions of obsolete or worthless assets and sales of assets not in excess of $10,000 in the aggregate, other than sales of inventory in the ordinary course of business;



     - declare, set aside, make or pay any dividend or other distribution, whether in cash, stock or property, on any of its stock;



     - split, combine or reclassify any of its stock or issue or authorize or propose the issuance of any other securities on behalf of, instead of or in substitution for shares of its stock, except for the issuance of those options to be issued in exchange for the forfeiting of acceleration rights and to be issued to new employees hired with Cabletron's consent;



     - amend the terms or change the period of exercisability of its securities or purchase, repurchase, redeem or acquire in any other manner any of its securities, or propose to do any of these actions, except for the amendment of stock option agreements in exchange for the forfeiting of acceleration rights;



     - acquire, by merger, consolidation, or acquisition of stock or assets, any corporation, partnership or other business organization or division of another business organization or enter into or amend any contract, agreement, commitment or arrangement to do so;



     - incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or, as an accommodation, become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances, or enter into or amend any contract, agreement, commitment or arrangement to do so, except for the borrowing under a promissory note issued by Cabletron to Indus River as provided for in the merger agreement;


     - enter into or amend any material contract or agreement;


     - authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $50,000 or enter into or amend any contract, agreement, commitment or arrangement to do so;



     - increase the compensation payable or to become payable to its current officers, employees or consultants;

     - grant any severance or termination pay to, or enter into any agreement with any current director, officer or other employee of or consultant to Indus River related to the terms or conditions of his employment or engagement to provide services or the termination of that person's employment or engagement;



     - establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, stock option, restricted stock, pension, or other compensation plan, employment, termination, severance or other plan, agreement, trust, fund, or arrangement for the benefit of any current or former directors, officers or employees, except as required by law or permitted under the merger agreement;


     - conduct a reduction-in-force, job or position elimination, lay off or the like;


     - take any action to change accounting policies or procedures;



     - make or change any material tax election inconsistent with past practice or change any tax accounting method or amend any tax return or file any income tax return or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;



     - pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business and consistent with past practice; or



     - take, or agree to take, any of the above actions or any other action which would make any of its representations or warranties contained in the merger agreement untrue or incorrect or prevent it from performing or cause it not to perform its obligations under the merger agreement.


AMENDMENT, EXTENSION AND WAIVER

     Subject to applicable law:


     - the merger agreement may be amended by the parties at any time before the effective time of the merger, except that once the stockholders of Indus River have approved the merger, no amendments may be made which by law require approval of the stockholders of Indus River unless approval is obtained; and



     - waiver of compliance or consent to provisions of the merger agreement or extensions of time must be in a writing signed by Cabletron and Indus River.


FEES AND EXPENSES


     Cabletron and Indus River will each pay its own expenses incidental to the preparation of the merger agreement, the carrying out of the provisions of the merger agreement and the merger itself, whether or not the merger occurs, except that Cabletron will pay all fees and expenses for printing this proxy statement/prospectus and all SEC filing fees.


REPRESENTATIONS AND WARRANTIES


     The merger agreement contains customary representations and warranties relating to:


     - corporate organization and qualification;

     - charter documents and by-laws;

     - capital structure;

     - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters;


     - the accuracy of information supplied in this proxy statement/prospectus and the registration statement of which it is a part;

     - absence of conflicts;

     - required consents;


concerning only Indus River:


     - required stockholder vote;

     - status of contracts and other agreements entered into by Indus River and absence of default by Indus River under those contracts and other agreements;

     - compliance with applicable laws;

     - compliance with permits;

     - financial statements provided by Indus River to Cabletron and accuracy and fairness of those financial statements;

     - absence of material changes or events;

     - absence of undisclosed liabilities of Indus River;

     - absence of material litigation;

     - matters related to employee benefit plans;

     - matters related to employment agreements;

     - labor matters;

     - absence of restrictions on business activities;

     - good and valid title to property and validity of its leases;

     - filing of tax returns and payment of taxes;

     - environmental matters;

     - intellectual property matters;

     - affiliate transactions;

     - government contracts;

     - insurance matters;

     - accounts receivable and inventories;

     - equipment matters, including equipment leases;

     - payment of fees to brokers, investment bankers and financial advisors;

     - absence of change of control payments;


     - expenses for negotiating the merger agreement and completing merger;


     - product warranties and defects;

     - absence of illegal payments;

     - distributors, customers and suppliers; and

     - the execution of stockholder agreements by the principal stockholders and founders of Indus River;


concerning only Cabletron:



     - documents filed by Cabletron with the SEC, the accuracy of information contained in those documents and the absence of undisclosed liabilities of Cabletron expected to have a material adverse effect on Cabletron and its subsidiaries;

     - ownership of the merger subsidiary, Acton Acquisition Co., and lack of prior activities by the merger subsidiary;


     - validity of shares of Cabletron stock to be issued in the merger;



     - validity of shares of Enterasys stock payable if there is a spin-off of Enterasys;


     - capital structure of Enterasys; and

     - financial statements of Enterasys provided by Cabletron to Indus River and accuracy and fairness of those financial statements.

ADDITIONAL AGREEMENTS


     The merger agreement contains additional agreements, relating to:


     - employee benefits plans, programs and arrangements to be provided by Cabletron;

     - stockholder agreements to be entered into by the principal stockholders and founders of Indus River;

     - that neither Cabletron nor Indus River will take any action that could reasonably be expected to jeopardize the merger's ability to qualify as a reorganization within the meaning of the Internal Revenue Code;


     - indemnification by Cabletron of directors, officers and employees of Indus River and maintenance by Cabletron of executive risk liability insurance as described below under "-- Indemnification and Insurance;"



     - indemnification of Cabletron by Indus River under an escrow agreement described below under "-- Indemnification and Escrow Agreement;" and



     - working capital financing to be provided to Indus River by Cabletron under a promissory note issued by Cabletron to Indus River.


INDEMNIFICATION AND INSURANCE


     Cabletron will, or will cause the surviving corporation to, fulfill and honor in all respects all rights to indemnification or exculpation of directors or officers and employees of Indus River, under any indemnification provision of the Indus River certificate of incorporation, or Indus River by-laws as in effect on the date of the merger agreement. Cabletron will maintain for 6 years after the effective time of the merger executive risk liability insurance for the benefit of those directors, officers and employees for their acts or omissions which occur before the merger, under customary terms and conditions no less favorable to those of Indus River's executive risk liability insurance policy in effect on the date of the merger agreement.


AMENDMENTS TO INDUS RIVER'S CERTIFICATE OF INCORPORATION


     As of the effective time of the merger, the certificate of incorporation of Indus River, as in effect immediately before the merger, will be amended to be the same as the certificate of incorporation of Acton Acquisition Co., except that the name of the surviving corporation will be Indus River Networks, Inc.


AMENDMENT'S TO INDUS RIVER'S BY-LAWS


     The by-laws of Acton Acquisition Co., as in effect immediately before the merger, will be the by-laws of the surviving corporation after the merger.


INDEMNIFICATION AND ESCROW AGREEMENT

  Escrow Fund and Indemnification.

     The merger agreement provides that 10% of the shares of Cabletron common stock to be issued in the merger to holders of Indus River preferred stock and the founders of Indus River will be placed in escrow with an escrow agent as soon as possible after the merger is completed. Those shares of Cabletron common stock held in escrow will be subject to an escrow agreement by and among State Street Bank and Trust Company, as escrow agent, Stephen J. Ricci, as stockholder representative, and Cabletron, which is attached as annex C to this proxy statement/prospectus. The number of shares of Cabletron common stock to be received by those Indus River stockholders will be reduced by 10% of the shares of Cabletron common stock the stockholders would otherwise be entitled to receive. The escrow account will be the sole and exclusive source available to compensate Cabletron for the indemnification obligations of each Indus River stockholder under the merger agreement, other than for any claim of fraud, intentional misrepresentation or other willful conduct.



     Indus River has agreed to indemnify Cabletron, the surviving corporation and their subsidiaries and affiliates from and against all claims, damages, costs and expenses, including reasonable legal fees, because of breaches by Indus River of the merger agreement. Cabletron may not seek indemnification until the aggregate amount of all damages for which Cabletron is seeking indemnification is at least $300,000. Cabletron may then seek indemnification for all of its damages. If any claim is required to be paid from the escrow fund containing the shares of Cabletron common stock, the value of the shares of Cabletron common stock held in the escrow fund will be determined based on the average of the closing prices of Cabletron common stock as reported in the Wall Street Journal for the 30 trading days before the date of determination.



     The escrow fund for the Cabletron common stock will terminate on the first anniversary of the closing date of the merger. The remaining Cabletron common stock in the escrow fund will then be distributed by the escrow agent to the stockholders on whose behalf the shares are being held based on each stockholder's percentage of the escrow fund. Any escrowed shares against which Cabletron has made a claim before the first anniversary of the closing date of the merger, and which claim is unresolved, will not be released until the claim is resolved.



     The merger agreement provides that Stephen J. Ricci has been appointed as a representative for the Indus River stockholders whose shares are being held in escrow to take all actions necessary or appropriate in his judgment for the accomplishment of the terms of the merger agreement. The holders of a majority in interest of the shares of Cabletron common stock held in the escrow fund may replace the stockholder representative upon at least 10 days' prior written notice to Cabletron. The stockholder representative will not be required to provide a bond and will not receive any compensation for his services. Notices of communications to or from the stockholder representative will constitute notice to or from each Indus River stockholder who has Cabletron common stock deposited in the escrow fund. If Mr. Ricci is no longer able or willing to serve as the stockholder representative, a new stockholder representative will be chosen by stockholders holding a majority of the shares of Cabletron common stock being held in escrow.



     The stockholder representative will not be liable for any act done or omitted in his capacity as stockholder representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted based on the advice of counsel will be conclusive evidence of good faith. Those Indus River stockholders who have executed a stockholder agreement, and whose shares of Cabletron common stock are being held in the escrow account, have agreed to individually indemnify the stockholder representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on his part and arising out of the acceptance or administration of his duties.



     Any decision, act, consent or instruction of the stockholder representative will constitute a decision of all Indus River stockholders whose shares of Cabletron common stock are being held in the escrow account and will be final, binding and conclusive upon each stockholder, and the escrow agent and Cabletron may rely upon any decision, act, consent or instruction of the stockholder representative. The escrow agent and Cabletron are relieved from any liability to any person for acts done by them based on a decision, act, consent or instruction of the stockholder representative.



  Escrow of Shares of Cabletron Series C Preferred Stock.



     The merger agreement also provides that all of the shares of Cabletron series C preferred stock to be issued in the merger will be placed in a separate escrow account with an escrow agent after the merger is completed. The shares of Cabletron series C preferred stock will be subject to the provisions of the escrow agreement, the form of which is attached as annex C to this proxy statement/prospectus.



     The shares of Cabletron series C preferred stock will be held in escrow only to facilitate any conversion or redemption occurring within 24 months of the date of issuance of the Cabletron series C preferred stock. The shares will remain in the escrow account until any conversion or redemption of the Cabletron series C preferred stock, after which the stockholders on whose behalf the shares are being held will receive;



     - shares of Cabletron common stock issued upon conversion of Cabletron series C preferred stock; or



     - shares of Enterasys common stock or other securities issued upon redemption of Cabletron series C preferred stock.



     If no redemption or conversion occurs within 24 months of the date of issuance of the Cabletron series C preferred stock, the shares held in escrow will be distributed by the escrow agent to the stockholders on whose behalf the shares are being held on or before the 30-month anniversary of the date of issuance of the Cabletron series C preferred stock. The escrow agreement states that the shares of Cabletron series C preferred stock may not be transferred except under the laws of descent and distribution or to the partners or equity holders of any stockholder which is an entity.

                           STOCK PRICES AND DIVIDENDS


     Cabletron common stock is listed for trading on the New York Stock Exchange under the trading symbol "CS". The following table lists, for the periods indicated, the high and low sales prices per share of Cabletron common stock on the New York Stock Exchange Composite Transactions Tape. Cabletron has paid no dividends on its common stock and anticipates it will continue to reinvest earnings to finance future growth. For current price information, stockholders are urged to consult publicly available sources. Because there is no established trading market for shares of Cabletron series C preferred stock or Indus River stock, information concerning the market prices of Cabletron series C preferred stock and Indus River stock has been omitted.



                                                                  CABLETRON
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
FISCAL YEAR 1996
  First Quarter.............................................  $ 27.88    $ 19.44
  Second Quarter............................................    29.81      24.31
  Third Quarter.............................................    43.88      26.00
  Fourth Quarter............................................    41.63      32.94
FISCAL YEAR 1997
  First Quarter.............................................  $ 43.56    $ 31.63
  Second Quarter............................................    36.06      26.50
  Third Quarter.............................................    41.50      27.56
  Fourth Quarter............................................    42.50      28.00
FISCAL YEAR 1998
  First Quarter.............................................  $ 46.50    $ 27.50
  Second Quarter............................................    46.13      27.88
  Third Quarter.............................................    36.25      22.94
  Fourth Quarter............................................    23.50      12.63
FISCAL YEAR 1999
  First Quarter.............................................  $ 15.56    $ 12.50
  Second Quarter............................................    14.31       6.63
  Third Quarter.............................................    15.31       6.63
  Fourth Quarter............................................    14.38       7.69
FISCAL YEAR 2000
  First Quarter.............................................  $ 15.31    $  7.25
  Second Quarter............................................    16.81      11.94
  Third Quarter.............................................    24.38      14.81
  Fourth Quarter............................................    49.00      22.00
FISCAL YEAR 2001
  First Quarter.............................................  $ 50.88    $ 19.00
  Second Quarter............................................    37.44      21.00
  Third Quarter (through November 20, 2000).................    37.13      20.63



     The following table provides the high and low sales prices per share of Cabletron common stock on the New York Stock Exchange Composite Transactions Tape on August 18, 2000, the last trading day before the public announcement of
the merger agreement, and on             , 2000, the last trading day before the
date of this proxy statement/prospectus. Because there is no established trading market for shares of Cabletron series C preferred stock or Indus River stock, information concerning the market prices of Cabletron series C preferred stock and Indus River stock has been omitted.


                                                                  CABLETRON
                                                                COMMON STOCK
                                                              -----------------
                                                               HIGH       LOW
                                                              ------     ------
August 18, 2000.............................................  $35.88     $34.06
            , 2000..........................................


     Because the market price of Cabletron common stock fluctuates, the market value of the shares of Cabletron common stock that Indus River stockholders will receive in the merger, may increase or decrease after the receipt of the shares. Because there is no established trading market for the Cabletron series C preferred stock, the market value of the shares of Cabletron series C preferred stock that Indus River stockholders will receive in the merger may be difficult to determine and the market value, if determinable, may increase or decrease after the receipt of the shares. WE CANNOT GUARANTEE THE FUTURE PRICES OR MARKETS FOR CABLETRON COMMON STOCK OR CABLETRON SERIES C PREFERRED STOCK.

                     DESCRIPTION OF CABLETRON CAPITAL STOCK


     Below is a description of the material terms of Cabletron's capital stock. You should also read Cabletron's restated certificate of incorporation, including the certificate of designation, preferences and rights of the series A and series B participating convertible preferred stock and the form of certificate of designation, preferences and rights of the series C convertible preferred stock. Cabletron has filed copies of its certificate of incorporation, by-laws and the form of the certificate of designation for the Cabletron series C preferred stock with the SEC and has incorporated by reference those documents as exhibits to the registration statement of which this prospectus is a part.


     As of the date of this proxy statement/prospectus, Cabletron's authorized capital consisted of:

     - 450,000,000 shares of Cabletron common stock


     - 2,000,000 shares of preferred stock designated as:



      - 65,000 shares of series A participating convertible preferred stock;



      - 25,000 shares of series B participating convertible preferred stock;


      - 1,910,000 shares of preferred stock which have not been designated.

     As of October 2, 2000, Cabletron's outstanding capital consisted of:

     - 90,000 shares of preferred stock, with the following amounts outstanding:


      - 65,000 shares of Cabletron series A preferred stock;



      - 25,000 shares of Cabletron series B preferred stock;


     - 184,294,457 shares of Cabletron common stock

      - Warrants to purchase up to 450,000 shares of Cabletron common stock;


      - Additional warrants to purchase Cabletron common stock if specified events occur or do not occur that affect any of Cabletron's operating subsidiaries, Enterasys, Riverstone Networks, Inc., Aprisma Management Technologies, Inc. or GlobalNetwork Technology Services, Inc.;



      - As of February 29, 2000, an aggregate of 15,998,256 options to purchase Cabletron common stock of which, as of that date, 2,916,651 options were exercisable;


      - As of February 29, 2000, 3,100,558 shares of Cabletron common stock were subject to employee stock purchase plans; and

      - Put options to repurchase approximately 725,000 shares of Cabletron common stock to Cabletron.


     As of the effective time of the merger, Cabletron will designate a sufficient number of shares of Cabletron series C preferred stock to be issued in exchange for all of the shares of Indus River preferred stock, Indus River common stock and all options and warrants to purchase Indus River stock.


PREFERRED STOCK


     Cabletron may issue shares of preferred stock in one or more series as its board of directors authorizes Cabletron to do. Before Cabletron issues a new series of preferred stock, its board of directors must pass a resolution designating the series, which serves to distinguish the new series from other series and classes of stock. The resolution also states the number of shares to be included in the new series and establishes the terms, rights, restrictions and qualifications of the shares of the new series. These may include any preferences, voting powers, dividend rights and redemption, sinking fund and conversion rights. Before issuing the shares in a series, and unless it violates the terms of any other outstanding series of preferred stock, Cabletron's board of directors can increase or decrease the number of shares in a series, alter the designation of a series or classify or reclassify any unissued shares of a series by fixing or altering any terms, rights, restrictions and qualifications of the shares in that series.

SERIES A AND SERIES B PREFERRED STOCK



     DIVIDENDS. The holders of shares of Cabletron series A and Cabletron series B preferred stock are entitled to receive, when and as declared by Cabletron's board of directors, cumulative cash dividends per share equal to the greater of (1) and (2) below:



     (1) $40.00 per year, plus accrued and unpaid dividends; and



     (2) the amount determined by calculating the quotient of (X) and (Y) below:



      (X) the product of (A), (B) and (C) below:



        (A) all ordinary cash dividends declared during a fiscal quarter or a share of Cabletron common stock, but excluding extraordinary dividends or distributions;



        (B) four; and



        (C) the number of shares of Cabletron common stock issuable upon conversion of a share of Cabletron series A or Cabletron series B preferred stock, on the first day of the fiscal quarter.



      (Y) divided by $1,000, plus accrued and unpaid dividends on the share of Cabletron series A or Cabletron series B preferred stock.



     Holders of Cabletron series A and Cabletron series B preferred stock are entitled to accrual of dividends before Cabletron can distribute dividends to holders of Cabletron common stock. Dividends on the Cabletron series A and Cabletron series B preferred stock will accrue, whether or not they have been declared and whether or not Cabletron has profits, surplus or other funds legally available to pay them. Cabletron will not pay any cash dividends to holders of Cabletron series A and Cabletron series B preferred stock without the written consent or affirmative vote of the then issued and outstanding shares of Cabletron series A preferred stock and Cabletron series B preferred stock. Holders of Cabletron series A and Cabletron series B preferred stock are not entitled to participate in any other dividends or distributions Cabletron makes except a liquidation, as discussed below, or after conversion of Cabletron series A or Cabletron series B preferred stock into Cabletron common stock.



     LIQUIDATION. Upon Cabletron's liquidation, dissolution or winding up, the holders of Cabletron series A and Cabletron series B preferred stock are entitled to be paid in full a liquidation amount, determined as described below, after the distribution of any of Cabletron's assets to the holders of any other series or class of Cabletron's stock ranking senior to the Cabletron series A and Cabletron series B preferred stock in a liquidation. For each share of Cabletron series A and Cabletron series B preferred stock, the liquidation amount is equal to the greater of:



     - $1,000, plus accrued and unpaid dividends through the last day of the most recently completed calendar quarter before the date of liquidation, dissolution or winding up; and



     - the amount a holder would be entitled to receive on a share of Cabletron series A or Cabletron series B preferred stock in the liquidation, dissolution or winding up if the holder converted that share into Cabletron common stock immediately before the effectiveness of the liquidation, dissolution or winding up.



     If, after distribution of Cabletron's assets to the holders of stock senior to Cabletron series A and Cabletron series B preferred stock, Cabletron's assets are insufficient to pay the holders of Cabletron series A and Cabletron series B preferred stock and the holders of any stock ranking equally with the Cabletron series A and Cabletron series B preferred stock their full liquidation amounts, then Cabletron's remaining assets legally available for distribution will be distributed ratably among the holders of Cabletron series A and Cabletron series B preferred stock. The holders of stock ranking junior to the Cabletron series A and Cabletron series B preferred stock, including the holders of Cabletron common stock and Cabletron series C preferred stock, will not be entitled to participate in the liquidation.



     VOTING RIGHTS. Except as required by law, the holders of Cabletron series A and Cabletron series B preferred stock will have voting rights and powers equal to the voting rights and powers of the holders of

Cabletron common stock, voting with the holders of Cabletron common stock as a single class, and any other shares of Cabletron's stock which, by their terms, are entitled to vote with the Cabletron common stock as a single class. Each holder of a Cabletron series A and Cabletron series B preferred stock will be entitled to the number of votes for each share of Cabletron series A and Cabletron series B preferred stock it holds equal to the number of shares of Cabletron common stock into which each share of Cabletron series A or Cabletron series B preferred stock, may be converted on the record date for holders entitled to participate in the vote. Any holders of Cabletron series A and Cabletron series B preferred stock will have the following additional voting rights:



     - the holders of a majority of the then outstanding shares of Cabletron series A and Cabletron series B preferred stock must approve any amendment or restatement of Cabletron's certificate of incorporation or of the certificate of designation for the Cabletron series A and Cabletron series B preferred stock that adversely affects the powers, preferences and rights of the Cabletron series A and Cabletron series B preferred stock;



     - the holders of a majority of the then outstanding shares of Cabletron series A preferred stock must approve any amendment or restatement of Cabletron's certificate of incorporation or of the certificate of designation for the Cabletron series A and Cabletron series B preferred stock that adversely affects the powers, preferences and rights of the Cabletron series A preferred stock; and



     - the holders of a majority of the then outstanding shares of Cabletron series B preferred stock must approve any amendment or restatement of Cabletron's certificate of incorporation or of the certificate of designation for the Cabletron series A and Cabletron series B preferred stock that adversely affects the powers, preferences and rights of the Cabletron series B preferred stock.



     CONVERSION RIGHTS. Each holder of Cabletron series A and Cabletron series B preferred stock may, at its option, convert any of its shares of Cabletron series A and Cabletron series B preferred stock at any time into shares of Cabletron common stock. Cabletron series A and Cabletron series B preferred stock can be converted into Cabletron common stock at an initial rate obtained by multiplying the applicable conversion rate by the number of shares of Cabletron series A and Cabletron series B preferred stock held by the holder that are being converted by the holder.



     For each share of Cabletron series A and Cabletron series B preferred stock, the applicable conversion rate is determined by dividing $1,000, plus accrued and unpaid dividends, by the applicable conversion value. The applicable conversion value is $40.00 for Cabletron series A preferred stock and $30.00 for Cabletron series B preferred stock. The applicable conversion value will be adjusted for stock splits, stock dividends, recapitalizations and other similar events.



     If Cabletron is unable to redeem the Cabletron series A and Cabletron series B preferred stock as Cabletron is required to do, then the applicable conversion value will be adjusted to equal the product of 90% multiplied by the market price of Cabletron common stock on the date specified for redemption or on the date the holders of Cabletron series A and Cabletron series B preferred stock receive notice that Cabletron cannot conduct a redemption. Generally, the market price of the Cabletron common stock will be equal to the last sale price of the stock on the New York Stock Exchange.



     Before any corporate change, Cabletron will make appropriate provisions to ensure that each holder of Cabletron series A and Cabletron series B preferred stock will have the right to receive, upon conversion of the holder's preferred stock into Cabletron common stock, the stock, securities or assets that the holder would have been entitled to receive in the corporate change if that holder had converted its preferred stock into Cabletron common stock before the record date for the corporate change. Cabletron will not engage in any corporate change unless, before the corporate change, the successor corporation or the purchasing corporation assumes in writing the obligation to deliver to each holder of Cabletron series A and Cabletron series B preferred stock the shares of stock, securities or assets that the holder is entitled to receive as described above. For purposes of the Cabletron series A and Cabletron series B preferred stock, a corporate change means any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of Cabletron's assets to another person which is completed in a way that holders of Cabletron common stock are entitled to receive either directly or upon Cabletron's subsequent liquidation, securities or assets in exchange for Cabletron common stock.


     REDEMPTION.


     At Holder's Option. From February 23, 2003 on, each holder of Cabletron series A and Cabletron series B preferred stock shall have the right to require Cabletron to redeem all, but not less than all, of that holder's shares of Cabletron series A and Cabletron series B preferred stock at a redemption price per share equal to $1,000, plus accrued and unpaid dividends. If Cabletron enters into any agreement which will result in a change of control, then each holder of Cabletron series A and Cabletron series B preferred stock will have the right to require Cabletron to redeem all, but not less than all, of that holder's shares of Cabletron series A and Cabletron series B preferred stock at a redemption price per share equal to the greater of (1) and (2) below:



     (1) $1,010, plus accrued and unpaid dividends; and



     (2) the market price per share of Cabletron common stock into which each share of Cabletron series A and Cabletron series B preferred stock could then be converted upon the change of control.



     At Cabletron's Option. From February 23, 2004 on, Cabletron may redeem all, but not less than all, of the outstanding shares of Cabletron series A and Cabletron series B preferred stock. The redemption price per share will be equal to $1,000, plus accrued and unpaid dividends. Cabletron's redemption rights are subject to the conversion rights of each holder of Cabletron series A and Cabletron series B preferred stock, who may exercise their redemption rights at any time before the close of business on the redemption date.



     Cabletron is not prohibited from redeeming or repurchasing any shares of Cabletron series A or Cabletron series B preferred stock while there is any arrearage in the payment of dividends on the stock.



SERIES C PREFERRED STOCK



     DIVIDENDS. When the Cabletron series C preferred stock is issued, the holders of Cabletron series C preferred stock will be entitled to receive cash dividends that do not constitute extraordinary distributions to the same extent as holders of Cabletron common stock. Each share of Cabletron series C preferred stock will be entitled to receive dividends at a rate per share equal to the product of the dividend declared on each share of Cabletron common stock and the applicable conversion rate. The applicable conversion rate is currently 10, adjusted for stock splits, stock dividends, recapitalizations and other similar events. The applicable conversion rate will be adjusted in the manner described below in "-- Conversion Rights." The holders of Cabletron series C preferred stock will not be entitled to participate in any extraordinary distribution. An extraordinary distribution means any dividend or distribution, including, any distribution of cash, stock or other securities or property, by way of dividend, spin-off, reclassification, recapitalization or similar corporate rearrangement, on the Cabletron common stock other than:


     - a stock split, stock dividend or similar transaction;


     - an Enterasys spinoff;



     - an Enterasys transaction;


     - the payment of an ordinary cash dividend; or

     - the purchase or repurchase by Cabletron of any shares of Cabletron common stock.


     An Enterasys spinoff means the distribution, through a dividend, exchange, issuance or other similar transaction, of 51% or more of the common stock of Enterasys to Cabletron's stockholders. An Enterasys transaction means a sale, other disposition, consolidation, merger or reorganization of Enterasys, other than an Enterasys spinoff, after which Cabletron no longer controls Enterasys.

     CONVERSION RIGHTS. The Cabletron series C preferred stock will be convertible into Cabletron common stock at the option of the holder at any time following the earliest to occur of:



     - an Enterasys spinoff that occurs on or after the first anniversary of the date the Cabletron series C preferred stock is issued;



     - an Enterasys transaction at any time; and



     - the second anniversary of the date the Cabletron series C preferred stock is issued.



     If Cabletron establishes a record date for an Enterasys spinoff before the first anniversary of the date the Cabletron series C preferred stock is issued, and that spin-off is to be completed before the first anniversary, then the Cabletron series C preferred stock will be convertible into Cabletron common stock at the option of the holder immediately before the Enterasys spinoff. Cabletron may never conduct an Enterasys spinoff or an Enterasys transaction. It is possible that holders of Cabletron series C preferred stock will not be able to convert their shares of Cabletron series C preferred stock until the second anniversary of the date the Cabletron series C preferred stock is issued.



     A holder of Cabletron series C preferred stock that elects to convert its shares of Cabletron series C preferred stock into Cabletron common stock will receive the number of shares of Cabletron common stock equal to the number of shares of Cabletron series C preferred stock held by that holder multiplied by the applicable conversion rate.



     The Applicable Conversion Rate. The applicable conversion rate will initially be 10. The applicable conversion rate will be adjusted for a number of circumstances as discussed below. Other than adjustments to the applicable conversion rate for events such as stock splits, stock dividends and combinations discussed under "-- Adjustments to the Applicable Conversion
Rate -- Stock Dividends, Stock Splits, Combinations," the applicable conversion rate will never be adjusted to exceed 65. The applicable conversion rate will usually be determined based on the value of the stock of Cabletron's subsidiary, Enterasys. The value will be determined in the manner described below.


     ADJUSTMENTS TO THE APPLICABLE CONVERSION RATE -- STOCK DIVIDENDS, STOCK SPLITS, COMBINATIONS. If there is:

     - a subdivision of the outstanding shares of Cabletron common stock into a greater number of shares of Cabletron common stock, such as through a stock split, stock dividend or recapitalization; or

     - a combination of the outstanding shares of Cabletron common stock into a smaller number of shares of Cabletron common stock, such as through a reverse stock split,


then the applicable conversion rate will be adjusted to reflect the stock dividend, stock split or recapitalization.



     ENTERASYS SPINOFF WITHIN ONE YEAR OF THE DATE OF ISSUANCE OF THE CABLETRON SERIES C PREFERRED STOCK. If Cabletron establishes a record date for an Enterasys spinoff before the first anniversary of the date the Cabletron series C preferred stock is issued, and that spin-off is to be completed before the first anniversary, then the Cabletron series C preferred stock will be convertible into Cabletron common stock at the option of the holder immediately before the Enterasys spinoff. The applicable conversion rate will be permanently adjusted to equal the quotient obtained from the following formula:



                           applicable conversion rate         E X P(E)
                                                        =   -------------
                                                            50,000 X P(C)


In this formula:


     - E is equal to the number of Enterasys shares equal to 1% of the fully-diluted stock of Enterasys, determined as of the day the merger closes, adjusted for stock splits, stock dividends, recapitalizations, extraordinary distributions and other similar events affecting the stock of Enterasys;



     - P(E) is the market price of the Enterasys stock, determined as of the close of business on the applicable record date; and

     - P(C) is the market price of Cabletron common stock as of the close of business on that record date.


     For an Enterasys spinoff, the market price of Enterasys stock will usually be equal to the last sale price of the stock on the New York Stock Exchange on the applicable trading day. For an Enterasys transaction, the market price of Enterasys stock will usually be the price at which Enterasys stock is sold in the Enterasys transaction. Generally, the market price of the Cabletron common stock will be equal to the last sale price of the stock on the New York Stock Exchange on the applicable trading day.



     ENTERASYS SPINOFF OR ENTERASYS TRANSACTION WITHIN TWO YEARS OF THE DATE OF ISSUANCE OF THE CABLETRON SERIES C PREFERRED STOCK. If Cabletron conducts an Enterasys spinoff after the first anniversary of the date the Cabletron series C preferred stock is issued and before the second anniversary of that date, or if Cabletron conducts an Enterasys transaction before the second anniversary of the date the Cabletron series C preferred stock is issued, then the Cabletron series C preferred stock will be convertible into Cabletron common stock at the option of the holder after the earlier to occur of that event. After that event, the applicable conversion rate will be permanently adjusted to equal the quotient obtained from the following formula:


                           Applicable Conversion Rate   =   .9 X E X P(E)
                                                            -------------
                                                            50,000 X P(C)

In this formula:


     - E is equal to the number of Enterasys shares equal to 1% of the fully-diluted stock of Enterasys, determined as of the day the merger closes, adjusted for stock splits, stock dividends, recapitalizations, extraordinary distributions and other similar events affecting the stock of Enterasys;



     - P(E) is the market price of the Enterasys stock distributed in the Enterasys spinoff or the Enterasys transaction determined as of the close of business on the first trading day after the Enterasys spinoff or Enterasys transaction; and


     - P(C) is the market price of Cabletron common stock as of the close of business on that trading day.


     For an Enterasys spinoff, the market price of Enterasys stock will usually be equal to the last sale price of the stock on the New York Stock Exchange on the applicable trading day. For an Enterasys transaction, the market price of Enterasys stock will usually be the price at which Enterasys stock is sold in the Enterasys transaction. The market price of the Cabletron common stock will usually be equal to the last sale price of the stock on the New York Stock Exchange on the applicable trading day.



     NO ENTERASYS SPINOFF OR ENTERASYS TRANSACTION WITHIN TWO YEARS OF THE DATE OF ISSUANCE OF THE CABLETRON SERIES C PREFERRED STOCK. If Cabletron does not conduct either an Enterasys spinoff or an Enterasys transaction before the second anniversary of the date the Cabletron series C preferred stock is issued, then the Cabletron series C preferred stock will be convertible into Cabletron common stock at the option of the holder immediately after the second anniversary of the date the Cabletron series C preferred stock is issued. After this second anniversary, the applicable conversion rate will be permanently adjusted to equal the quotient obtained from the following formula:

                           applicable conversion rate   =     E X P(E)
                                                            -------------
                                                            50,000 X P(C)


In this formula:


     - E is equal to the number of Enterasys shares equal to 1% of the fully-diluted stock of Enterasys, determined as of the day the merger closes, adjusted for stock splits, stock dividends, recapitalizations, extraordinary distributions and other similar events affecting the stock of Enterasys;



     - P(E) is the market price of the Enterasys stock, determined as of the second anniversary of the date the Cabletron series C preferred stock is issued; and


     - P(C) is the market price of Cabletron common stock as of the close of business on that day.

     Cabletron's board of directors will determine the market price of Enterasys stock. If the holders of a majority of the outstanding shares of Cabletron series C preferred stock object to the determination by Cabletron's board, then Cabletron will hire an investment banking firm to conduct an appraisal of the fair value of Enterasys stock. The market price of the Cabletron common stock will usually be equal to the last sale price of the stock on the New York Stock Exchange on the second anniversary of the date the Cabletron series C preferred stock is issued.



     Corporate Change. Before any corporate change, Cabletron will make sure that each holder of Cabletron series C preferred stock will receive, upon conversion of the holder's preferred stock into Cabletron common stock, the stock, securities or assets that the holder would have been entitled to receive in the corporate change if that holder had converted its preferred stock into Cabletron common stock before the record date for the corporate change. Cabletron will not engage in any corporate change unless, before the corporate change, the successor corporation or the purchasing corporation assumes in writing the obligation to deliver to each holder of Cabletron series C preferred stock, the shares of stock, securities or assets that the holder is entitled to receive as described above. For purposes of the Cabletron series C preferred stock, a corporate change shall mean any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of Cabletron's assets to another person which is completed in a way that holders of Cabletron common stock are entitled to receive, either directly or upon Cabletron's subsequent liquidation, securities or assets in exchange for Cabletron common stock.



     CORPORATE CHANGE BEFORE ENTERASYS SPINOFF, ENTERASYS TRANSACTION OR THE SECOND ANNIVERSARY OF THE DATE OF ISSUANCE OF THE CABLETRON SERIES C PREFERRED STOCK. If a corporate change were to occur before the first to occur of an Enterasys spinoff, an Enterasys transaction and the second anniversary of the date the Cabletron series C preferred stock is issued, then the applicable conversion rate will be adjusted to equal the greater of (1) and (2) below:



     (1) 10, adjusted for stock splits, stock dividends and combinations, as described above under "-- Adjustments to the Applicable Conversion Rate -- Stock Dividends, Stock Splits, Combinations;" and



     (2) the quotient obtained from the following formula:



                           applicable conversion rate   =     E X P(E)
                                                            -------------
                                                            50,000 X P(C)


      In this formula:


        - E is equal to the number of Enterasys shares equal to 1% of the fully-diluted stock of Enterasys, determined as of the day the merger closes, adjusted for stock splits, stock dividends, recapitalizations, extraordinary distributions and other similar events affecting the stock of Enterasys;



        - P(E) is the market price of the Enterasys stock, determined as of the effective date of the corporate change; and


        - P(C) is the market price of Cabletron common stock as of the close of business on that day.


     Cabletron's board of directors will determine the market price of Enterasys stock. If the holders of a majority of the outstanding shares of Cabletron series C preferred stock object to the determination by Cabletron's board, then Cabletron will hire an investment banking firm to conduct an appraisal of the fair value of Enterasys stock. The market price of the Cabletron common stock will usually be equal to the price at which Cabletron common stock is sold in the corporate change.



     CORPORATE CHANGE AFTER AN ENTERASYS SPINOFF, ENTERASYS TRANSACTION OR THE SECOND ANNIVERSARY OF THE DATE OF ISSUANCE OF THE CABLETRON SERIES C PREFERRED STOCK. If a corporate change were to occur after the first to occur of an Enterasys spinoff, an Enterasys transaction and the second anniversary of the date the Cabletron series C preferred stock is issued, then the applicable conversion rate will be adjusted in the manner described above under "-- Enterasys spinoff or Enterasys transaction within Two Years of the Date of

Issuance of the Cabletron Series C Preferred Stock" or "-- No Enterasys Spinoff or Enterasys Transaction within Two Years of the Date of Issuance of the Cabletron Series C Preferred Stock."



     Conversion Procedure. Cabletron will give each holder of Cabletron series C preferred stock at least 30 days notice of Cabletron's intention to either conduct an Enterasys spinoff or an Enterasys transaction. Cabletron's notice will also advise each holder of Cabletron series C preferred stock of its conversion rights for its Cabletron series C preferred stock. After receipt of this notice, each holder of Cabletron series C preferred stock will have 15 days to deliver a written notice to Cabletron advising Cabletron of its intention to require or not require Cabletron to convert all, but not less than all, of the shares of Cabletron series C preferred stock held by that holder. Each holder of Cabletron series C preferred stock wishing to exercise its conversion right must surrender the certificate or certificates representing the shares being converted with this written notice. Each conversion of Cabletron series C preferred stock will be considered to have been completed as of the close of business on the effective date of the conversion as specified in the conversion notice, except that this date cannot be earlier than the date Cabletron or Cabletron's agent receives the conversion notice. If the conversion notice does not specify a date, then the conversion date will be considered to be the date on which Cabletron or Cabletron's agent receives the conversion notice. On the conversion date, the holder's rights as a holder of Cabletron series C preferred stock will cease and the holder will subsequently have the rights of a holder of Cabletron common stock.



     Promptly after the conversion date Cabletron will deliver to the converting holder at the address provided in the conversion notice:



     - a certificate or certificates representing the number of shares of Cabletron common stock issued upon conversion, in the same name or names as the certificates representing the converted shares or in any other name or names as the converting holder tells Cabletron, subject to legal, contractual or other restrictions on transfer, and in the denomination or denominations that the converting holder tells Cabletron;



     - a check for cash for any fractional interest in a share of Cabletron common stock as discussed below; and



     - a certificate representing any shares of Cabletron series C preferred stock that were represented by the certificate or certificates delivered to the Corporation as part of the conversion but that were not converted.



     If Cabletron is to issue certificates for shares of Cabletron common stock upon the conversion of Cabletron series C preferred stock in the name of the holder of the Cabletron series C preferred stock, Cabletron will do so without charging the holder any issuance tax. If Cabletron is to issue certificates for shares of Cabletron common stock upon conversion of Cabletron series C preferred stock in any other name, Cabletron will not issue any certificates until payment of any applicable transfer tax has been made by the holder.



     Cabletron will not issue any fractional shares or scrip representing fractions of shares of Cabletron common stock upon conversion of any shares of Cabletron series C preferred stock. If a holder of Cabletron series C preferred stock makes a conversion that results in the holder's having a fractional interest in a share of Cabletron common stock, Cabletron will pay to the holder of those shares a cash amount based on the current market price of the Cabletron common stock on the trading day immediately before the conversion, instead of issuing a fractional share of Cabletron common stock.



     REDEMPTION. Each holder of Cabletron series C preferred stock will have the right to require Cabletron to redeem all, but not less than all, of that holder's shares of Cabletron series C preferred stock immediately before the occurrence of the first to occur of:



     - an Enterasys spinoff after the first anniversary of the date of issuance of the Cabletron series C preferred stock and before the second anniversary of the date of issuance of the Cabletron series C preferred stock; and



     - an Enterasys transaction.

     If a holder of Cabletron series C preferred stock requests redemption of its shares in an Enterasys spinoff, Cabletron will pay the redemption price at the beginning of the spin-off. The redemption price that Cabletron will pay for each share of Cabletron series C preferred stock will be paid in shares of Enterasys stock and will be equal to the number of Enterasys shares equal to 1% of the fully-diluted stock of Enterasys, determined as of the day the merger closes, adjusted for stock splits, stock dividends, recapitalizations, extraordinary distributions and other similar events affecting the stock of Enterasys, divided by 50,000.



     If a holder of Cabletron series C preferred stock seeks to redeem its shares in an Enterasys transaction, Cabletron will pay the redemption price on an after-tax basis immediately after the Enterasys transaction. The redemption price that Cabletron will pay for each share of Cabletron series C preferred stock will be paid in securities or assets of the surviving corporation immediately after the Enterasys transaction. The redemption price will be equal in value, on an after-tax basis, to the number of Enterasys shares equal to 1% of the fully-diluted stock of Enterasys, determined as of the day the merger closes, adjusted for stock splits, stock dividends, recapitalizations, extraordinary distributions and other similar events affecting the stock of Enterasys, divided by 50,000.



     If Cabletron intends to conduct an Enterasys spinoff before the first anniversary of the date of issuance of the Cabletron series C preferred stock, holders of Cabletron series C preferred stock will not be able to redeem their shares of Cabletron series C preferred stock as part of the spin-off. They will be able to convert their shares into Cabletron common stock before the spin-off. If Cabletron conducts an Enterasys transaction before the first anniversary of the date of issuance of the Cabletron series C preferred stock, holders of Cabletron series C preferred stock will be able to redeem their shares of Cabletron series C preferred stock in that transaction. Cabletron may never conduct an Enterasys spinoff. It is possible that holders of the Cabletron series C preferred stock will not be able to exercise the redemption right described above.



     The redemption rights for the Cabletron series C preferred stock will terminate immediately after the first to occur of:



     - an Enterasys spinoff;



     - an Enterasys transaction; and



     - the second anniversary of the date of issuance of the Cabletron series C preferred stock.



     Redemption Procedures. Cabletron will give each holder of Cabletron series C preferred stock at least 30 days notice of its intention to either conduct an Enterasys spinoff or an Enterasys transaction. Cabletron's notice will also advise each holder of Cabletron series C preferred stock of its redemption rights. After receipt of this notice, each holder of Cabletron series C preferred stock will have 15 days to deliver a written notice to Cabletron advising Cabletron of its intention to require or not require Cabletron to redeem all, but not less than all, of the Cabletron series C preferred stock held by that holder. If a holder of Cabletron series C preferred stock desires to redeem its shares in an Enterasys spinoff, Cabletron will be obligated on the redemption date to pay to that holder, upon the holder's surrender to Cabletron of the certificate or certificates representing the shares of Cabletron series C preferred stock to be redeemed, the full redemption price of the shares of Cabletron series C preferred stock in shares of Enterasys stock. If a holder of Cabletron series C preferred stock desires to redeem its shares in an Enterasys transaction, Cabletron will be obligated on the redemption date to pay to that holder, upon the holder's surrender to Cabletron of the certificate or certificate representing the shares of Cabletron series C preferred stock to be redeemed, the full redemption price of the shares of Cabletron series C preferred stock in the securities or assets of the surviving corporation after the Enterasys transaction.



     LIQUIDATION. Upon Cabletron's liquidation, dissolution or winding up, the holders of Cabletron series C preferred stock will be entitled to be paid in full a liquidation amount, determined as described below, after the distribution of any of Cabletron's assets to the holders of any other series or class of Cabletron's stock ranking senior to the Cabletron series C preferred stock in a liquidation, including the Cabletron series A and Cabletron series B preferred stock.


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


     If Cabletron's liquidation, dissolution or winding up occurs before the first to occur of an Enterasys spinoff, an Enterasys transaction and the second anniversary of the date of issuance of the Cabletron series C preferred stock, then the liquidation amount will be equal to the greater of:


     - $1.00;


     - the amount a holder would be entitled to receive on a share of Cabletron series C preferred stock in the liquidation, dissolution or winding up if the holder converted that share into Cabletron common stock immediately before the liquidation, dissolution or winding up is effective; and



     - the amount a holder would be entitled to receive on a share of Cabletron series C preferred stock in the liquidation, dissolution or winding up if the holder converted that share into Cabletron common stock immediately before the liquidation, dissolution or winding up is effective, but without taking into account any adjustment to the applicable conversion rate for an Enterasys spinoff or an Enterasys transaction.



     If Cabletron's liquidation, dissolution or winding up occurs after the first to occur of an Enterasys spinoff, an Enterasys transaction and the second anniversary of the date of issuance of the Cabletron series C preferred stock, then the liquidation amount will be equal to the greater of:


     - $1.00;


     - the amount a holder would be entitled to receive on a share of Cabletron series C preferred stock in the liquidation, dissolution or winding up if the holder converted that share into Cabletron common stock immediately before the liquidation, dissolution or winding up is effective, including taking into account any adjustment to the applicable conversion rate for an Enterasys spinoff, an Enterasys transaction or following the second anniversary of the date of issuance of the Cabletron series C preferred stock.



     If, after distribution of any of Cabletron's assets to the holders of stock senior to the Cabletron series C preferred stock, Cabletron's assets are insufficient to pay the holders of Cabletron series C preferred stock and the holders of any stock ranking equally with the Cabletron series C preferred stock, their full liquidation amounts, then Cabletron's remaining assets legally available for distribution will be distributed ratably among the holders of Cabletron series C preferred stock and the holders of any stock ranking equally with the Cabletron series C preferred stock. The holders of stock ranking junior to the Cabletron Series C preferred stock, including the holders of Cabletron common stock, will not be entitled to participate in the liquidation.



     VOTING RIGHTS. Except as required by law, the holders of Cabletron series C preferred stock will have voting rights and powers equal to the voting rights and powers of the holders of Cabletron common stock. The holders of Cabletron series C preferred stock will vote with the holders of Cabletron common stock and any other shares of Cabletron's stock which, by their terms, are entitled to vote with the Cabletron common stock, as a single class. Each holder of Cabletron series C preferred stock will be entitled to the number of votes for each share of Cabletron series C preferred stock it holds equal to the product of the number of shares of Cabletron series C preferred stock held by the holder and the applicable conversion rate on the record date for holders entitled to participate in the vote. The holders of a majority of the then outstanding shares of Cabletron series C preferred stock must also approve any amendment or restatement of Cabletron's certificate of incorporation or of the certificate of designation for the Cabletron series C preferred stock that adversely affects the powers, preferences and rights of the Cabletron series C preferred stock.



     ESCROW AGREEMENT. The shares of Cabletron series C preferred stock will be held by State Street Bank and Trust Company, as escrow agent, and will be subject to the provisions of the escrow agreement, the form of which is attached as annex C to this proxy statement/prospectus. The shares of Cabletron series C preferred stock will be held in escrow only to facilitate any conversion or redemption of the Cabletron series C preferred stock occurring within 24 months of the date of issuance of the Cabletron series C preferred stock. The shares will remain in the escrow account until any conversion or redemption, after which the stockholders on whose behalf the shares are being held will receive the shares of Cabletron common stock issued upon the conversion of the Cabletron series C preferred stock or the shares of Enterasys common stock or any other securities issued upon the redemption of the Cabletron series C preferred stock. If no redemption of


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


conversion occurs within 24 months of the date of issuance of the Cabletron series C preferred stock, the shares being held in escrow will be distributed by the escrow agent to the stockholders on whose behalf the shares are being held on or before the 30-month anniversary of the date of issuance of the Cabletron series C preferred stock. The escrow agreement provides that the shares of Cabletron series C preferred stock may not be transferred except under the laws of descent and distribution or to the partners or equity holders of any stockholder which is an entity.


WARRANTS, OPTIONS AND PUT RIGHTS


     In August 2000, Cabletron issued warrants to Silver Lake Partners, L.P. and other investors under a securities purchase agreement to purchase up to 250,000 shares of Cabletron common stock at an initial exercise price of $45.00 per share, in cash, adjusted for dividends, distributions, stock splits, stock dividends, combinations, consolidations, mergers, sales of assets, reorganizations and similar matters. These warrants expire on August 30, 2007. In August 2000, Cabletron also issued warrants to Silver Lake Partners and other investors under the securities purchase agreement to purchase up to an aggregate of 200,000 shares of Cabletron common stock at an initial exercise price of $35.00 per share, adjusted for dividends, distributions, stock splits, stock dividends, combinations, consolidations, mergers, sales of assets, reorganizations and similar matters. These warrants also expire on August 30, 2007. Cabletron has also agreed to issue additional warrants to Silver Lake Partners and other investors under the securities purchase agreement to purchase additional shares of Cabletron common stock if, before an initial public offering of the stock of any of Cabletron's operating subsidiaries to Cabletron stockholders, or a sale of a majority of the assets or voting stock of any of Cabletron's operating subsidiaries, Cabletron:



     - determines to recombine a majority of the assets of an operating subsidiary with Cabletron;



     - informs Silver Lake Partners and other investors that an operating subsidiary does not intend to engage in an initial public offering, a distribution of its stock to Cabletron stockholders or a sale of a majority of its assets or voting stock;



     - grants to employees of an operating subsidiary rights to acquire stock of Cabletron in consideration of the cancellation of substantially all of the options to acquire stock of an operating subsidiary held by employees; or


     - is acquired by a third party.


     Each operating subsidiary has granted to Silver Lake Partners and other investors rights to purchase common stock of the operating subsidiaries.



     As of February 29, 2000, Cabletron had options outstanding to purchase 15,998,256 shares of Cabletron common stock, at a weighted-average exercise price of $11.16. As of that date, 2,916,651 options, at a weighted-average exercise price of $10.26, were exercisable. Also, 3,100,558 shares of Cabletron common stock were subject to purchase by Cabletron employees under employee stock purchase plans.


       COMPARISON OF RIGHTS OF SERIES C PREFERRED AND COMMON STOCKHOLDERS
                  OF CABLETRON AND STOCKHOLDERS OF INDUS RIVER


     The rights of Cabletron and Indus River stockholders are governed by the Delaware General Corporation Law, and the certificates of incorporation and by-laws of Cabletron and Indus River. Upon completion of the merger, the rights of Indus River stockholders who become stockholders of Cabletron in the merger will be governed by the Delaware General Corporation Law, Cabletron's certificate of incorporation, including the certificate of designation for the Cabletron series C preferred stock, and Cabletron's by-laws.



     The following description summarizes the material differences that may affect the rights of stockholders of Cabletron series C preferred and common stockholders of Cabletron and stockholders of Indus River but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the Delaware

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


General Corporation Law, Cabletron's certificate of incorporation, the form of certificate of designation for the Cabletron series C preferred stock, and Cabletron's by-laws and Indus River's certificate of incorporation and by-laws.


CAPITALIZATION


     CABLETRON. Cabletron's authorized stock is described above under "Description of Cabletron Capital Stock."



     INDUS RIVER. The total authorized shares of stock of Indus River consists of 30,000,000 shares of common stock and 22,000,000 shares of preferred stock. As of the record date, 4,204,883 shares of Indus River common stock were issued and outstanding, and 10,437,466 shares were reserved for issuance upon the conversion of preferred stock. As of the same date, the breakdown of Indus River's preferred stock was:



     - 5,100,000 shares of preferred stock had been designated as series A convertible preferred stock, of which 5,100,000 shares were issued and outstanding;



     - 3,197,973 shares of preferred stock had been designated as series B convertible preferred stock, of which 3,197,973 shares were issued and outstanding;



     - 70,710 shares of preferred stock had been designated as series C convertible preferred stock, of which 70,710 shares were issued and outstanding; and



     - 2,500,000 shares of preferred stock had been designated as series D convertible preferred stock, of which 2,068,783 shares were issued and outstanding.



     Indus River's certificate of incorporation provides that the board of directors may increase or decrease the number of shares of any series of preferred stock after the issuance of shares of that series, but not above the total number of authorized shares of the preferred stock and not below the number of shares of that series then outstanding.


VOTING RIGHTS


     CABLETRON. Each holder of Cabletron common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors. Each holder of Cabletron series C preferred stock is entitled to the number of votes equal to the number of whole shares of Cabletron common stock into which the shares of Cabletron series C preferred stock held are convertible on the record date. The initial conversion rate for the Cabletron series C preferred stock will be 10-to-1 and will be adjusted as described above under "Description of Cabletron Capital Stock -- Preferred Stock -- Series C Preferred Stock -- Conversion Rights." Except as provided by law and in some situations described in the certificate of designation for the Cabletron series C preferred stock, holders of Cabletron series C preferred stock will vote with the holders of Cabletron common stock, and the holders of any other series of Cabletron stock entitled to vote, as a single class.



     INDUS RIVER. Each holder of Indus River common stock is entitled to one vote for each share held at all meetings of stockholders and written actions and may not cumulate votes. Each holder of Indus River preferred stock is entitled to the number of votes equal to the number of whole shares of Indus River common stock into which the shares of Indus River preferred stock held are convertible on the record date. Except as provided by law and in some situations described in Indus River's certificate of incorporation, holders of Indus River preferred stock vote with the holders of Indus River common stock as a single class.


VOTING REQUIREMENT AND QUORUMS FOR STOCKHOLDER MEETINGS


     CABLETRON. Under Cabletron's certificate of incorporation and by-laws, a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, at any meeting of stockholders will constitute a quorum for the transaction of business at the meeting.


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


     The Cabletron by-laws provide that a majority of the votes properly cast upon any question other than an election to an office will decide the question, except when a larger vote is required by law, by the Cabletron certificate of incorporation or by the Cabletron by-laws. A plurality of the votes properly cast for election to any office will elect to that office, except when a larger vote is required by law, by the Cabletron certificate of incorporation or the Cabletron by-laws.



     INDUS RIVER. Under Indus River's by-laws, a majority of the issued and outstanding stock entitled to vote, present in person or by proxy, at any meeting of stockholders will constitute a quorum for the transaction of business at the meeting. The Indus River by-laws provide that a majority of the votes properly cast upon any question other than an election to an office will decide the question, except when a larger vote is required by law, by the Indus River certificate of incorporation or by the Indus River by-laws. A plurality of the votes properly cast for election to any office will elect to that office, except when a larger vote is required by law, by the Indus River certificate of incorporation or the Indus River by-laws.


NUMBER OF DIRECTORS


     Under the Delaware General Corporation Law, the minimum number of directors is one. The Delaware General Corporation Law permits the board of directors to change the authorized number of the range of directors by amendment to the by-laws, unless the directors are not authorized in the certificate of incorporation to amend the by-laws or the number of directors is fixed in the certificate of incorporation. If the board of directors is not authorized to change the number of directors, then a change may be made only upon approval by the stockholders.


     CABLETRON. The Cabletron certificate of incorporation does not set a number of directors.


     INDUS RIVER. The Indus River by-laws provide for not less than three and no more than seven directors, or any other number that the stockholders may establish. The Indus River certificate of incorporation provides for the election of seven directors, and that the directors may not be increased in excess of seven without the consent of at least two-thirds of the then outstanding shares of each series of Indus River preferred stock, voting together as a single class.


BOARD CLASSIFICATION


     CABLETRON. The Cabletron by-laws provide for Cabletron's directors to be divided into three equal classes with each class comprised of one-third of the directors being elected to serve until the third succeeding annual meeting.


     INDUS RIVER. Neither the Indus River certificate of incorporation nor the Indus River by-laws provides for board classification.

NOMINATION AND ELECTION OF DIRECTORS


     CABLETRON. Cabletron's certificate of incorporation provides for directors to be elected at an annual meeting of stockholders held on a date and at a time designated by or in the manner provided in the Cabletron by-laws. Cabletron's certificate of incorporation provides that elections of directors need not be by written ballot, unless required by the Cabletron by-laws. The Cabletron by-laws state that no ballot will be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. The Cabletron by-laws provide that directors are elected by a plurality of the votes properly cast by stockholders voting in person or by proxy at the annual meeting of stockholders. Subject to the rights of the holders of any Cabletron preferred stock, nominations for the election of directors may be made by the board of directors or by any stockholder entitled to vote for the election of directors.



     Any Cabletron stockholder entitled to vote for the election of directors may nominate persons for election as directors by giving timely written notice to the secretary accompanied by a petition signed by at least 100 record holders of Cabletron's stock, which represent 1% of the outstanding shares entitled to vote in the election of directors. To be timely, notice must be given to Cabletron's principal executive offices not less than 45 days nor more than 60 days before the meeting. If less than 40 days notice or prior public disclosure of the

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date of the meeting is given or made to the stockholders, to be timely, notice by the stockholder must be received at Cabletron's principal executive offices not later than the close of business on the 10th day after the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper written form, a stockholder's notice must state in writing:



     - for each person nominated by the stockholder to serve as director, all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors under Regulation 14A under the Exchange Act, including, the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and



     - for the stockholder giving the notice, the name and address of the stockholder, and the class and number of shares of Cabletron stock which are beneficially owned by the stockholder.



If any person is nominated by Cabletron's board of directors for election as a director, that person shall furnish to the secretary the same information about the nominee that those stockholders submitting notices of nomination are required to submit.



     INDUS RIVER. Indus River's by-laws provide that directors are elected at the annual meeting of the stockholders in the manner provided in the Indus River certificate of incorporation. Each director holds office until a successor is elected and qualified, or until his earlier, resignation, removal or disqualification.



     Indus River's certificate of incorporation provides that the holders of record of the shares of Indus River preferred stock, voting together as a single class, are entitled to elect three members of Indus River's board of directors, and the holders of record of the shares of Indus River common stock, voting as a separate class, are entitled to elect three directors, one of whom shall be the chief executive officer. The seventh director will be designated by the chief executive officer and confirmed by a vote of the holders of record of the shares of Indus River preferred stock, voting together as a single class. If Indus River fails to redeem the Indus River preferred stock in the manner provided in its certificate of incorporation, the holders of record of the shares of Indus River preferred stock, voting together as a single class, will be entitled to elect a majority of the directors, and will use their best efforts to cure the default as soon as possible. A majority of the shares of Indus River preferred stock then outstanding will constitute a quorum for the election of directors by the holders of Indus River preferred stock. Directors may resign by delivering a written resignation to Indus River at its principal office or to Indus River's president or secretary.


REMOVAL OF DIRECTORS


     CABLETRON. Cabletron's certificate of incorporation provides for removal of directors at any time, but only if there is a valid concern about the director's ability and fitness to perform his duties, and only by the affirmative vote of 85% of the total number of votes of the then outstanding shares of Cabletron stock entitled to vote generally in the election of directors, voting together as a single class excluding shares beneficially owned by a related person. Related person is defined below under "-- Vote Required for Mergers".



     INDUS RIVER. Indus River's by-laws provide that, a director may be removed at any time by the affirmative vote of a majority of shares issued and outstanding and entitled to vote to elect that director. The Indus River certificate of incorporation provides that any director elected by a separate class may only be removed by a vote of the holders of a majority of the shares of that class.


NEWLY CREATED DIRECTORSHIPS AND VACANCIES


     CABLETRON. Cabletron's by-laws provide that vacancies may be filled only by a majority vote of the directors in office, even if the number of directors remaining in office is less than a quorum, and newly created directorships may be filled by the board of directors, or if not so filled, by the stockholders at the next annual meeting or at any special meeting they called for that purpose.



     INDUS RIVER. Indus River's by-laws provide that, subject to the provision of the Indus River certificate of incorporation, any vacancies and newly created directorships resulting from an increase in the number of


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


directors may be filled by a vote of the stockholders, or by a majority of the directors then in office, even if than a quorum, or by a sole remaining director.



     The Indus River certificate of incorporation provides for a vacancy in any directorship elected by the holders of the Indus River preferred stock will be filled only by vote of the holders of Indus River preferred stock, and a vacancy in any directorship elected by the holders of Indus River common stock to be filled only by vote of the holders of Indus River common stock.


AMENDMENTS TO CERTIFICATE OF INCORPORATION


     CABLETRON. Cabletron's certificate of incorporation provides that the affirmative vote of the holders of at least 85% of the total number of votes of the then outstanding shares of stock of Cabletron entitled to vote generally in the election of directors, voting together as a single class, but excluding shares beneficially owned by a related person, will be required to amend significant provisions contained in Cabletron's certificate of incorporation. Cabletron's certificate of incorporation also provides in the applicable certificate of designation that Cabletron may not amend, alter or repeal the preference, rights, or powers of Cabletron's preferred stock, including the Cabletron series C preferred stock, if the amendment would adversely affect the preferred stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of preferred stock to be affected by the action, given in writing or by vote at a meeting, consenting or voting separately as a class.



     INDUS RIVER. Indus River's certificate of incorporation provides that so long as any shares of Indus River preferred stock are outstanding, Indus River may not amend, alter or repeal its certificate of incorporation in a manner materially detrimental or adverse to the rights of the holders of Indus River preferred stock, without the approval of the holders of at least two-thirds of the then outstanding shares of Indus River preferred stock, voting or consenting together as a single class. The certificate of incorporation also provides that no provision of the terms of the Indus River series A, series B, series C or series D preferred stock may be amended, modified or waived without the written consent or affirmative vote of at least two-thirds of the then outstanding shares of Indus River preferred stock, voting or consenting together as a single class.


AMENDMENTS TO BY-LAWS


     CABLETRON. Cabletron's certificate of incorporation provides that Cabletron's by-laws may be altered or repealed and new by-laws may be adopted by a vote of a majority of the directors, and also by a 2/3 vote of the Cabletron stockholders.


     INDUS RIVER. Indus River's certificate of incorporation provides that so long as any shares of Indus River preferred stock are outstanding, Indus River may not amend, alter or repeal its by-laws in a manner materially detrimental or adverse to the rights of the holders of Indus River preferred stock, without the approval of the holders of at least two-thirds of the then outstanding shares of Indus River preferred stock, voting or consenting together as a single class. The Indus River by-laws provide that the by-laws may be adopted, amended or repealed by a vote of a majority of the directors then in office or by vote of a majority of the stock outstanding and entitled to vote. Any by-law, whether adopted, amended or repealed by the stockholders or directors, may be amended or reinstated by the stockholders or the directors.

STOCKHOLDER ACTION


     CABLETRON. Cabletron's certificate of incorporation provides that any action required or permitted to be taken by the Cabletron stockholders must be done at a properly called annual or special meeting and may not be done by written consent.



     INDUS RIVER. Indus River's by-laws provide that, unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, describing the action taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to


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


authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted.


SPECIAL STOCKHOLDER MEETINGS


     CABLETRON. Cabletron's by-laws provide that a special meeting of Cabletron's stockholders may be called at any time by the chairman, if any, of Cabletron's board of directors, the president or the board of directors. A special meeting may also be called by the secretary upon application of a majority of the directors.


     INDUS RIVER. Indus River's by-laws provide that special meetings of the stockholders may be called at any time by request of:


     - the chairman of the board of directors,



     - the president,



     - any two directors,



     - the holders of at least 35% of the outstanding shares of Indus River series A preferred stock,



     - the holders of at least 45% of the outstanding shares of Indus River series B preferred stock, or



     - the holders of at least 45% of the outstanding shares of Indus River series D preferred stock.



The request shall state the purpose of the proposed meeting. Notice of the special meeting must be given to each stockholder entitled to vote at the meeting, not less than ten and not more than sixty days before the date of the meeting.


LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND INDEMNIFICATION


     CABLETRON. Cabletron's certificate of incorporation provides that a director will not be personally liable to Cabletron or to its stockholders for monetary damages for a breach of fiduciary duty as a director, except if exculpation from liabilities is not permitted under the Delaware General Corporation Law. The Delaware General Corporation Law prohibits exculpation for:



     - any breach of the director's duty of loyalty to Cabletron or its stockholders;



     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;



     - liability for unlawful payment of dividends or unlawful stock purchases or redemptions; or



     - any transaction from which the director received an improper personal benefit.



     Cabletron's certificate of incorporation also provides that no amendment to, or repeal of, the provisions related to liability will apply to or affect the liability or alleged liability of any director for, or related to, any acts or omissions of the director before the amendment.


     Cabletron's certificate of incorporation provides a right to indemnification to directors and officers of Cabletron subject to the limitations under Delaware General Corporation Law.


     INDUS RIVER. Indus River's certificate of incorporation also provides that a director will not be personally liable to Cabletron or to its stockholders for monetary damages for a breach of fiduciary duty as a director, except if exculpation from liabilities is not permitted under the Delaware General Corporation Law.



     Indus River's certificate of incorporation also provides that no amendment to, or repeal of, the provisions related to liability will apply to or affect the liability or alleged liability of any director for, or related to, any acts or omissions of the director before the amendment.


     Indus River's certificate of incorporation provides a right to indemnification to directors and officers of Indus River subject to the limitations under Delaware General Corporation Law.

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

DIVIDENDS


     CABLETRON. Cabletron's certificate of designation for the Cabletron series A and Cabletron series B preferred stock provides that the holders of outstanding shares of Cabletron series A and Cabletron series B preferred stock are entitled to receive, when declared by Cabletron's board of directors, cumulative cash dividends per share equal to a minimum of $40.00 per year and those holders may receive a greater amount as provided in the certificate of designation. Holders of Cabletron series A and Cabletron series B preferred stock are entitled to accrual of dividends before Cabletron can distribute dividends to holders of Cabletron common stock or holders of Cabletron series C preferred stock, and dividends on the Cabletron series A and Cabletron series B preferred stock will accrue, whether or not they have been declared and whether or not Cabletron has profits, surplus or other funds legally available to pay them. Cabletron will not pay any cash dividends to holders of Cabletron series A and Cabletron series B preferred stock without the written consent or affirmative vote of the then issued and outstanding shares of Cabletron series A preferred stock and Cabletron series B preferred stock. Holders of Cabletron series A and Cabletron series B preferred stock are not entitled to participate in any other dividends.



     Cabletron's certificate of designation for the Cabletron series C preferred stock will provide that the holders of outstanding shares of Cabletron series C preferred stock will be entitled to receive cash dividends to the same extent as holders of Cabletron common stock, except that the holders of Cabletron series C preferred will not be entitled to receive dividends that constitute an extraordinary distribution. Each share of Cabletron series C preferred stock will be entitled to receive dividends at a rate per share equal to the dividend declared on each share of Cabletron common stock multiplied by the applicable conversion rate, which is determined as described above under "Description of Cabletron Capital Stock -- Preferred Stock -- Series C Preferred
Stock -- Conversion Rights."


     Cabletron has paid no dividends on its common stock and anticipates that it will continue to reinvest earnings to finance future growth.


     INDUS RIVER. Indus River's certificate of incorporation provides that the holders of Indus River series A preferred stock are entitled to receive, when declared by the Indus River board of directors, quarterly dividends at the rate of $0.07 per share. The holders of Indus River series B preferred stock are entitled to receive, when declared by the Indus River board of directors, quarterly dividends at the rate of $0.19 per share. The holders of Indus River series C preferred stock are entitled to receive, when declared by the Indus River board of directors, quarterly dividends at the rate of $0.29 per share. The holders of Indus River series D preferred stock are entitled to receive, when declared by the Indus River board of directors, quarterly dividends at the rate of $0.374 per share. Dividends accrue from day to day, whether or not earned or declared, and are cumulative. Dividends may also be declared and paid on the common stock, when declared by the Indus River board of directors, subject to the rights and preferences of the holders of Indus River preferred stock.



     Indus River's certificate of incorporation also provides that, so long as any shares of Indus River preferred stock are outstanding, Indus River may not pay any dividend on any shares of stock other than the Indus River preferred stock, without the approval of the holders of at least two-thirds of the then outstanding shares of Indus River preferred stock, voting or consenting together as a single class. However, Indus River may pay dividends that are payable on Indus River stock if the dividends are solely in the form of additional shares of Indus River stock without this approval.


LIQUIDATION


     CABLETRON. Holders of Cabletron common stock have no preferential rights if there is a liquidation of Cabletron. Holders of Cabletron series C preferred stock have preferential rights over holders of Cabletron common stock if there is a liquidation of Cabletron. Holders of Cabletron series C preferred stock are junior in rights of liquidation to holders of Cabletron series A and Cabletron series B preferred stock. If there is a liquidation, holders of Cabletron series C preferred stock will be entitled to receive a liquidation amount determined in the manner described above in "Description of Cabletron Capital Stock -- Preferred Stock -- Series C Preferred Stock -- Liquidation."

     INDUS RIVER. Indus River's certificate of incorporation provides that in a liquidation of Indus River, the holders of Indus River preferred stock then outstanding are entitled to be paid out of Indus River's assets available for distribution to its stockholders:



     - holders of shares of Indus River series A preferred stock are entitled to be paid an amount equal to $1.00 per share;



     - holders of shares of Indus River series B preferred stock are entitled to be paid an amount equal to $2.72 per share;



     - holders of shares of Indus River series C preferred stock are entitled to be paid an amount equal to $4.08 per share; and



     - holders of shares of Indus River series D preferred stock are entitled to be paid an amount equal to $5.34 per share.



     Payment is subject to appropriate adjustment for stock dividends, stock splits, combinations or other similar recapitalizations affecting the preferred shares, plus any accrued dividends, whether or not declared, and any dividends declared but unpaid on the preferred shares. If, upon the liquidation of Indus River the remaining assets of Indus River available for distribution to its stockholders are insufficient to pay the holders of a particular series of Indus River preferred stock the full amount they are entitled to receive, the holders of shares of Indus River preferred stock will share ratably in distribution of the remaining assets and funds of Indus River in proportion with their holdings. Indus River's certificate of incorporation also provides that, after the payment of all preferential amounts required to be paid to the holders of Indus River preferred stock, any remaining assets and funds of Indus River available for distribution will be distributed ratably among the holders of Indus River common stock and Indus River preferred stock, based upon the number of shares held by each stockholder, on an as-converted basis.



     Indus River's certificate of incorporation provides that the consolidation or merger of Indus River into or with any other entity or entities which results in the exchange of outstanding securities of Indus River for securities or other consideration issued or paid by that entity or its affiliate, and the sale, lease, abandonment, transfer or other disposition by Indus River of all or substantially all its assets, will be a liquidation.


CONVERSION


     CABLETRON. Holders of Cabletron common stock have no rights to convert their shares into any other securities. Subject to the terms, conditions, limitations and adjustments stated in the certificate of designation for the Cabletron series C preferred stock, the holders of Cabletron series C preferred stock will generally have the right, at their option, to convert their shares of Cabletron series C preferred stock into Cabletron common stock after the earlier to occur of:



     - an Enterasys spinoff that occurs on or after the first anniversary of the date the series C preferred stock is issued;



     - an Enterasys transaction at any time; and



     - the second anniversary of the date the series C preferred stock is issued.



     If Cabletron establishes a record date for an Enterasys spinoff before the first anniversary of the date the series C preferred stock is issued, then the holders of Cabletron series C preferred stock will have the right, at their option, to convert their shares of Cabletron series C preferred stock immediately before the Enterasys spinoff. If any holder of Cabletron series C preferred stock elects to exercise its conversion rights, it will receive the number of fully paid and non assessable shares of Cabletron common stock, determined by using the formula in the certificate of designation for the Cabletron series C preferred stock, and that is described above under "Description of Cabletron Capital Stock -- Preferred Stock -- series C Preferred Stock -- Conversion Rights." No fractional shares of Cabletron common stock may be issued upon conversion of Cabletron series C preferred stock. Instead of any fractional shares that a holder would be entitled to receive, Cabletron will pay cash equal to the fraction multiplied by the then applicable conversion rate.

     INDUS RIVER. Holders of Indus River common stock have no right to convert their shares into any other securities. Subject to the terms, conditions, limitations and adjustments stated in Indus River's certificate of incorporation, the holders of each series of Indus River preferred stock have the right, at their option, to convert any shares of preferred stock into the number of fully paid and nonassessable shares of Indus River common stock, determined by using the formula in the Indus River certificate of incorporation. Based on the formula and taking into consideration previous stock splits, the current rates of conversion are:



     - each share of Indus River series A preferred stock is convertible into one share of Indus River common stock;



     - each share of Indus River series B preferred stock is convertible into one share of Indus River common stock;



     - each share of Indus River series C preferred stock is convertible into one share of Indus River common stock; and



     - each share of Indus River series D preferred stock is convertible into one share of Indus River common stock.



     No fractional shares of common stock may be issued upon conversion of Indus River preferred stock. Instead of any fractional shares that a holder would be entitled to receive, Indus River will pay cash equal to the fraction multiplied by the then effective applicable conversion price.



     The Indus River certificate of incorporation also provides that if Indus River conducts a firm commitment underwritten public offering of shares of Indus River common stock in which the aggregate price paid for those shares by the public is at least $30,000,000, and the price paid by the public is at least $10.68 per share, then the Indus River preferred stock shall be subject to mandatory conversion into shares of common stock on the basis described above.


REDEMPTION RIGHTS


     CABLETRON. Holders of Cabletron common stock have no redemption rights. Each holder of Cabletron series C preferred stock has the right to require Cabletron to redeem all, but not less than all, of that holder's shares of series C preferred stock immediately before the occurrence of the first to occur of:



     - an Enterasys spinoff after the first anniversary of the date of issuance of the series C preferred stock and before the second anniversary of the date of issuance of the series C preferred stock; and



     - an Enterasys transaction.



     The redemption price to be paid will be equal in value to 1% of the fully-diluted stock of Enterasys, determined as of the day the merger closes, adjusted for stock splits, stock dividends, recapitalizations, extraordinary distributions and other similar events affecting the stock of Enterasys, divided by 50,000. If the redemption right is exercised in an Enterasys spinoff, the redemption price will be paid in shares of Enterasys stock at the beginning of the spin-off. If the redemption right is exercised in an Enterasys transaction, the redemption price will be paid in securities or assets of the surviving corporation immediately after the transaction.



     The redemption rights for the Cabletron series C preferred stock will terminate immediately after the first to occur of:



     - an Enterasys spinoff;



     - an Enterasys transaction; and



     - the second anniversary of the date of issuance of the series C preferred stock.



     Cabletron will give each holder of Cabletron series C preferred stock at least 30 days notice of its intention to either conduct an Enterasys spinoff or an Enterasys transaction, advising each holder of series C preferred stock of its conversion and redemption rights. After receipt of this notice, each holder of series C preferred stock will have 15 days to deliver a notice to Cabletron advising Cabletron of its intention to require Cabletron to redeem or convert all, but not less than all, of the series C preferred stock held by that holder.



     INDUS RIVER. Indus River's certificate of incorporation provides that on June 30, 2004, June 30, 2005 and June 30, 2006, at the election of the holders of a majority of the shares of Indus River series A preferred stock, Indus River series B preferred stock, Indus River series C preferred stock and Indus River series D preferred stock then outstanding, Indus River will redeem the shares of Indus River preferred stock. The redemption price will be $1.00 per share of Indus River series A preferred stock, $2.72 per share of Indus River series B preferred stock, $4.08 per share of Indus River series C preferred stock and $5.34 per share of Indus River series D preferred stock, plus declared but unpaid dividends for each share of preferred stock. This Redemption price will be adjusted for dividends, stock splits, combinations or other similar recapitalizations affecting the shares. The portions of Indus River preferred stock to be redeemed on each redemption date will be:



     - 33 1/3% on June 30, 2004



     - 50% of the remaining outstanding shares on June 30, 2005 and



     - 100% all remaining outstanding shares on June 30, 2006.



     If the funds of Indus River legally available for redemption of Indus River preferred stock on any mandatory redemption date are not sufficient to redeem the shares of Indus River preferred stock required to be redeemed, the funds that are legally available for redemption will be used to redeem the maximum possible number of shares of Indus River preferred stock on a pro rata basis. If, at any time, additional funds of Indus River become legally available for redemption of Indus River preferred stock, those funds will be used, at the end of the next fiscal quarter, to redeem, the balance of the shares that are subject to the right of redemption.



     Indus River's certificate of incorporation also provides for a special mandatory conversion of the Indus River series A preferred stock, Indus River series B preferred stock and Indus River series D preferred stock if the holders of that preferred stock do not exercise rights to participate in a subsequent equity financing. If that occurs, the shares of Indus River preferred stock will be automatically converted into Indus River series A-1 preferred stock, Indus River series B-1 preferred stock and Indus River series D-1 preferred stock, with rights and preferences similar to the original preferred stock, except that the conversion price will be fixed and will not be subject to adjustment.


APPRAISAL RIGHTS


     CABLETRON. Cabletron is a Delaware corporation. Under the Delaware General Corporation Law, dissenters' rights of appraisal are available to a stockholder of a corporation only in some mergers or consolidations involving that corporation. Appraisal rights are not available under the Delaware General Corporation Law if the corporation's stock is either:



     - listed on a national securities exchange, as the Cabletron common stock is, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or


     - held of record by more than 2,000 stockholders;


Appraisal rights will be available if the merger or consolidation requires stockholders to exchange their shares of Cabletron common stock for anything other than:



     - shares of the surviving corporation, plus cash instead of any fractional shares; or



     - shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers or held of record by more than 2,000 stockholders, plus cash instead of fractional shares.

     No appraisal rights are available under the Delaware General Corporation Law if the corporation is the surviving corporation, and no vote of its stockholders is required for the merger.



     INDUS RIVER. Indus River is also a Delaware corporation and dissenters' rights of appraisal are available for shares of Indus River common stock and Indus River preferred stock in some mergers or consolidations involving Indus River in the same manner as described above.


VOTE REQUIRED FOR MERGERS


     The Delaware General Corporation Law generally requires the affirmative vote of a majority of a corporation's outstanding shares entitled to vote, unless the certificate of incorporation requires a greater proportion, to authorize a merger, consolidation, share exchange, dissolution or disposition of all or substantially all of its assets. Unless required by its charter, no authorizing stockholder vote is required of a corporation surviving a merger if:



     - that corporation's charter is not amended by the merger;



     - each share of stock of that corporation will be an identical share of the surviving corporation after the merger; and



     - the number of shares to be issued in the merger does not exceed 20% of that corporation's outstanding common stock immediately before the effective date of the merger.



     Unless a dissolution is adopted by a majority of the board of directors, a dissolution must be approved by all stockholders entitled to vote on the matter.



     CABLETRON. Cabletron's certificate of incorporation provides that some transactions, including mergers, consolidations, issuances of securities, some asset dispositions, liquidations or dissolutions between Cabletron and a related person must be approved by the affirmative vote of 85% of the outstanding shares of stock entitled to vote generally for the election of directors unless:



     - the board of directors of Cabletron has approved a binding agreement with the person or entity for the transaction or has approved the transaction which resulted in that party becoming a related person, before the time that party became a related person, and a majority of the members of the board of directors that voted for the approval of the transaction were continuing directors; or



     - the related person is a majority-owned subsidiary of Cabletron.



     The Cabletron certificate of incorporation defines a related person as any individual, corporation, partnership, unincorporated association or other person or entity that, with its affiliates and associates, beneficially owns, or during the three-year period immediately before the date on which it is sought to be determined whether that person is a related person, owned 5% or more of the outstanding shares of voting stock of any class of Cabletron's securities. The term related person does not include:


     - Cabletron or any direct or indirect majority-owned subsidiary of Cabletron;


     - any person that, with its affiliates and associates, beneficially owned in the aggregate 5% or more of the outstanding shares of voting stock of any class of Cabletron stock at the time of Cabletron's initial public offering, any affiliate or associate of that person or any person that acquired those shares from that person by gift, inheritance or in a transaction in which no consideration was exchanged; or



     - any person whose ownership of shares in excess of the 5% limitation stated above is the result of action taken solely by Cabletron.



However, a person will be a related person if afterwards that person acquires additional shares of voting stock of Cabletron, except because of corporate action not caused, directly or indirectly by that person. For the purpose of determining whether a person is a related person, the voting stock of Cabletron considered outstanding shall include stock beneficially owned by the person. However, the voting stock outstanding will not include any other unissued stock of Cabletron which may be issuable under any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or other similar securities.

     INDUS RIVER. Indus River is a Delaware corporation and is subject to the provisions of the Delaware General Corporation Law described above. The Indus River's certificate of incorporation also provides that so long as any shares of Indus River preferred stock are outstanding, Indus River may not consolidate or merge with or into any other entity without the approval of the holders of at least two-thirds of the then outstanding shares of Indus River preferred stock, voting or consenting as a single class.


ANTI-TAKEOVER PROVISIONS


     The Delaware General Corporation Law prohibits some transactions between a Delaware corporation and an interested stockholder, which is defined as a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation and affiliates and associates of that person. This provision prohibits some business combinations, which is defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and other transactions, between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock. However, the prohibition does not apply if either:



     - the business combination is approved by the corporation's board of directors before the date the interested stockholder acquired its shares;



     - the interested stockholder acquired at least 85% of the voting stock of the corporation, excluding shares held by directors of the corporation who are also officers and shares held under employee stock plans, in the transaction in which it became an interested stockholder; or


     - the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.


     This law applies automatically to a Delaware corporation unless its certificate of incorporation or bylaws explicitly state that the law will not apply, or if the corporation has less than 2,000 stockholders of record and does not have voting stock listed on a national securities exchange or listed for quotation with a registered national securities association.



     CABLETRON. Neither the Cabletron certificate of incorporation nor the Cabletron by-laws exempts Cabletron from the provision of the Delaware General Corporation Law limiting transactions with interested stockholders.



     INDUS RIVER. Indus River is also a Delaware corporation and is subject to the same provisions of the Delaware General Corporation Law. Neither the Indus River certificate of incorporation nor the Indus River by-laws exempts Indus River from the provision of the Delaware General Corporation Law limiting transactions with interested stockholders.


STOCKHOLDER DERIVATIVE SUITS


     Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if his stock devolved upon him by operation of law. A stockholder must also first make demand on the corporation that it bring suit and have that demand be refused, unless it is shown that the demand would have been futile.

                       INFORMATION CONCERNING INDUS RIVER


SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS OF INDUS RIVER


     The following table provides information about the number of shares of Indus River stock that were beneficially owned as of September 30, 2000 by:


     - each person that beneficially owns more than 5% of the outstanding shares of Indus River common stock and preferred stock;

     - each director of Indus River;


     - Indus River's chief executive officer;



     - the four other most highly compensated Indus River executive officers who received annual compensation in excess of $100,000, collectively referred to below as the executive officers; and


     - all Indus River executive officers and directors as a group.


     Except as indicated by the notes to the table below, the holders listed below have sole voting and investment power over the shares beneficially owned. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission. Beneficial ownership includes restricted stock or shares subject to options which will vest or will be exercisable within 60 days following September 30, 2000, and shares which become exercisable upon the completion of the merger. All percentages assume that the restricted stock or options of the particular person or group in question, and no others, have vested or have been exercised. Unless stated differently below, the address for each person is to the care of Indus River.



                                                     BENEFICIAL OWNERSHIP AS OF SEPTEMBER 30, 2000
                                                -------------------------------------------------------
NAME OF DIRECTORS, EXECUTIVE OFFICERS,                                            PERCENT      PERCENT
PRINCIPAL STOCKHOLDERS, AND                                                      OF CLASS      OF CLASS
EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP     CLASS OF STOCK    SHARES (#)    (PREFERRED)    (COMMON)
-------------------------------------------     --------------    ----------    -----------    --------
5% BENEFICIAL HOLDERS
New Enterprise Associates(1)..................    Preferred        2,411,544       23.1%         36.4%
  11951 Freedom Drive, Suite 1240
  Reston, VA 20190
Canaan Ventures(2)............................    Preferred        2,411,543       23.1%         36.4%
  105 Rowayton Avenue
  Rowayton, CT 06853
One Liberty Fund..............................    Preferred        2,411,543       23.1%         36.4%
  One Liberty Square                                 Common          266,333          *           4.0%
  Boston, MA 02109
Ascent Venture Partners(3)....................    Preferred        1,426,217       13.7%         25.3%
  60 State Street
  Boston, MA 02109
MCI Worldcom Venture Fund.....................    Preferred          936,101        9.0%         18.2%
  1801 Pennsylvania Avenue, N.W.
  Washington, D.C. 20036
Per A. Suneby.................................       Common        1,041,630          *          24.8%
EXECUTIVE OFFICERS AND DIRECTORS
Per A. Suneby(4)..............................       Common        1,041,630          *          24.8%
Julian W. West(5).............................       Common          580,073          *          13.8%
Malik Z. Khan(6)..............................       Common          775,296          *          18.4%
David Zwicker(7)..............................       Common          214,999          *           5.1%
Garth Rose(8).................................       Common          152,812          *           3.6%
David Gamache(9)..............................       Common          155,625          *           3.7%
William A. Harper(10).........................       Common           37,500          *           0.9%
Craig DeMunbrun(11)...........................       Common           50,000          *           1.2%
Stephen J. Ricci..............................       Common          266,333          *           4.0%
                                                  Preferred        2,411,543       23.1%         36.4%

                                                     BENEFICIAL OWNERSHIP AS OF SEPTEMBER 30, 2000
                                                -------------------------------------------------------
NAME OF DIRECTORS, EXECUTIVE OFFICERS,                                            PERCENT      PERCENT
PRINCIPAL STOCKHOLDERS, AND                                                      OF CLASS      OF CLASS
EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP     CLASS OF STOCK    SHARES (#)    (PREFERRED)    (COMMON)
-------------------------------------------     --------------    ----------    -----------    --------
Arthur Marks..................................    Preferred        2,411,544       23.1%         36.4%
James C. Furnivall............................    Preferred        2,411,543       23.1%         36.4%
Arthur I. Anderson(12)........................    Preferred           43,744          *           1.0%
Benson P. Shapiro(13).........................       Common           75,000          *           1.8%
                                                  Preferred           50,955          *           1.2%
All executive officers and directors as a
  group (13 individuals)......................       Common        3,349,268          *          29.0%
                                                  Preferred        7,329,329       70.2%         63.5%


---------------

  * Beneficial ownership does not exceed 1% of the outstanding Indus River common stock.



 (1) Includes 2,374,466 held by NEA Associates VII, Limited Partnership, 32,078 shares held by NEA Presidents' Fund, L.P., and 5,000 shares held by NEA Ventures 1997, L.P. Arthur J. Marks, a member of the board of directors of Indus River, is the general partner of NEA Partners VII, Limited Partnership, the general partner of NEA Associates VII, Limited Partnership and the general partner of NEA General Partners, L.P., which is the general partner of NEA President's Fund, L.P. Mr. Marks disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Shares. The following natural persons exercise voting or dispositive powers for shares held by New Enterprise Associates: Peter J. Barris, Nancy Dorman, Ronald H. Kase, C. Richard Kramlich, Thomas C. McConnell, Arthur J. Marks, Peter T. Morris, John M, Nebra, Charles W. Newhall, Louis B. Van Dyck, IV and Mark W. Perry.



 (2) Includes 1,569,877 shares held by Canaan Equity L.P., 326,566 shares held by Canaan Ventures II Limited Partnership and 515,100 shares held by Canaan Ventures II Offshore C.V. James C. Furnivall is a manager member of Canaan Equity Partners LLC, the general partner of Canaan Equity L.P. Mr. Furnivall disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.



 (3) Includes 814,981 shares held by Ascent Venture Partners II, L.P. and 611,236 shares held by Ascent Venture Partners, L.P.



 (4) Shares consist of restricted stock, 911,426 vested as of September 30, 2000, and 130,204 shares which vest as part of the accelerated vesting provisions upon completion of the merger.



 (5) Shares consist of restricted stock, 507,564 vested as of September 30, 2000, and 72,509 shares which vest as part of accelerated vesting provisions upon completion of the merger.



 (6) Shares consist of restricted stock, 678,384 vested as of September 30, 2000, and 96,912 shares which vest as part of accelerated vesting provisions upon completion of the merger.



 (7) Shares consist of restricted stock, 81,250 vested as of September 30, 2000, and 18,750 shares which vest as part of accelerated vesting provisions upon completion of the merger. Also includes stock options, 82,187 shares vested as of September 30, 2000, 3,750 shares to vest within 60 days of September 30, 2000, and 29,062 shares which vest as part of accelerated vesting provisions upon completion of the merger.



 (8) Shares consist of restricted stock, 110,625 vested as of September 30, 2000, 937 shares to vest within 60 days of September 30, 2000, and 41,250 shares which vest as part of accelerated vesting provisions upon completion of the merger.



 (9) Shares consist of restricted stock, 92,812 vested as of September 30, 2000, 10,313 shares to vest within 60 days of September 30, 2000, and 41,250 shares which vest as part of accelerated vesting provisions upon completion of the merger. Also includes stock options, 5,000 shares vested as of September 30, 2000, 1,250 shares to vest within 60 days of September 30, 2000, and 5,000 shares which vest as part of accelerated vesting provisions upon completion of the merger.

(10) Shares consist of stock options, 37,500 shares which vest as part of accelerated vesting provisions upon completion of the merger.



(11) Shares consist of stock options, 50,000 shares which vest as part of accelerated vesting provisions upon completion of the merger.



(12) Shares consist of restricted stock, all of which are held by an affiliate of Mr. Anderson. Mr. Anderson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.



(13) Shares consist of restricted stock, 56,250 vested as of September 30, 2000, and 18,750 shares which vest as part of accelerated vesting provisions upon completion of the merger.

                                 LEGAL MATTERS


     Ropes & Gray, Boston, Massachusetts will deliver an opinion to Cabletron about the validity of the securities offered by this proxy statement/prospectus.



     Ropes & Gray, Boston, Massachusetts will deliver an opinion to Cabletron about the income tax consequences of the merger. McDermott, Will & Emery, Boston, Massachusetts will deliver an opinion to Indus River about the income tax consequences of the merger. Arthur Anderson, the president of a professional corporation that is a partner of McDermott, Will & Emery, owns 43,744 shares of Indus River preferred stock. Mr. Anderson disclaims his beneficial ownership except to the extent of his pecuniary interest in these shares.


                                    EXPERTS


     The consolidated financial statements and the related consolidated financial statement schedule of Cabletron and its subsidiaries as of February 29, 2000 and February 28, 1999, and for each year in the three-year period ended February 29, 2000, have been incorporated by reference in the registration statement, of which this proxy statement/prospectus is a part, in reliance upon the reports of KPMG LLP, independent certified public accountants. Those reports are also incorporated by reference in the registration statement of which this proxy statement/prospectus is a part, and upon the authority of that firm as experts in accounting and auditing.


                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Indus River board of directors knows of no matters that will be presented for consideration at the special meeting of stockholders other than as described in this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION


     Cabletron files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Cabletron files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at:


                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Cabletron may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.


     Cabletron filed a registration statement on Form S-4 on           , 2000 to
register with the Securities and Exchange Commission the Cabletron common stock and the Cabletron series C preferred stock to be issued to Indus River stockholders in the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Cabletron's registration statement or the exhibits to the registration statement.



     The Securities and Exchange Commission allows Cabletron to incorporate by reference information into this proxy statement/prospectus, which means that Cabletron can disclose important information to you by referring you to other documents filed separately by Cabletron with the Securities and Exchange Commission.

The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.


     This proxy statement/prospectus incorporates by reference the documents mentioned below that Cabletron previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Cabletron that is not included in or delivered with this proxy statement/prospectus.



              CABLETRON FILINGS
             (FILE NO. 1-10228)                                   PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K                     Fiscal Year ended February 29, 2000, as filed
                                               on May 30, 2000
Quarterly Reports on Form 10-Q                 Quarters ended June 3, 2000 and September 2,
                                               2000
Current Reports on Form 8-K                    Filed May 5, 2000 and September 11, 2000 (as
                                               amended by Form 8-K/A filed September 29,
                                               2000)
Proxy Statement, including any additional      Filed June 6, 2000
materials submitted with the Proxy Statement

The description of Cabletron common stock      Filed April 9, 1989
contained in Cabletron's Registration
Statement on Form 8-A, including any
amendments or reports filed for the purpose
of updating the description



     Cabletron also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q current reports on Form 8-K, and proxy statements.



     Cabletron has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Cabletron and Indus River has supplied all information relating to Indus River.


     Indus River stockholders should not send in their Indus River certificates until they receive the transmittal materials from the exchange agent. Indus River stockholders of record who have further questions about their share certificates or the exchange of their Indus River stock for Cabletron common stock should call the exchange agent.


     You can obtain any of the documents incorporated by reference through Cabletron, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site mentioned above. Documents incorporated by reference are available from Cabletron without charge, excluding all exhibits, except that if Cabletron has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Cabletron at:


                            Cabletron Systems, Inc.
                               35 Industrial Way
                         Rochester, New Hampshire 03867
                         Attention: Investor Relations
                           Telephone: (603) 332-9400


     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Neither Cabletron nor Indus River has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy
statement/prospectus is dated           , 2000. You should not assume that the
information contained in this
proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Cabletron common stock and Cabletron series C preferred stock in the merger creates any implication to the contrary.



                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS



     Some of the statements in this proxy statement/prospectus, including those in the Summary, Risk Factors, Merger, Stock Prices and Dividends and Description of Cabletron Capital Stock sections, are forward-looking statements that involve risks and uncertainties. Some of the statements in the documents incorporated by reference in this proxy statement/prospectus, including Cabletron's annual report on form 10-K and quarterly reports on form 10-Q, are also forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cabletron's and Indus River's financial condition, plans, objectives, strategies, expectations, intentions, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Cabletron and Indus River, future financial performance and other statements that are not historical facts. This proxy statement/prospectus contains words like anticipates, believes, expects, future and intends, and similar expressions to mean that the statement is forward-looking. You should not unduly rely on these forward-looking statements, which apply only as of the date of this proxy statement/prospectus. Cabletron's and Indus River's actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described under Risk Factors.

                                    PART II

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The registrant's Restated Certificate of Incorporation provides that the registrant's directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. The Restated Certificate of Incorporation further provides that the registrant shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following Exhibits are filed with, or incorporated by reference in, this Registration Statement:


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  *2     Agreement and Plan of Merger by and among the registrant,
         Acton Acquisition, Co. and Indus River Networks, Inc.
         ("Indus River") dated as of August 18, 2000 (the "Merger
         Agreement"), which is included as Annex A to the proxy
         statement/prospectus which is part of this registrant
         statement. The Exhibits to the Merger Agreement (other than
         Exhibit 1.2 (the "Agreement of Merger")) and the Disclosure
         Schedules of the registrant and of Indus River are not
         included with the Merger Agreement.
   3.1   Amended and Restated Certificate of Incorporation of
         Cabletron Systems, Inc., a Delaware corporation, which is
         incorporated by reference to Exhibit 3.1 of the registrant's
         Quarterly Report on Form 10-Q for the fiscal quarter ended
         September 2, 2000.
   3.2   Amended and Restated By-laws of Cabletron Systems, Inc.,
         which is incorporated by reference to Exhibit 3.6 of the
         registrant's Annual Report on Form 10-K for the fiscal year ended February 29, 2000.
   3.3   Certificate of Designation, Preferences and Rights of the
         Series A Preferred and Series B Participating Convertible
         Preferred Stock of Cabletron Systems, Inc., which is
         incorporated by reference to Exhibit 2.4 of the registrant's
         Current Report on Form 8-K, filed on September 11, 2000.
  *3.4   Form of Certificate of Designation, Preferences and Rights
         of the Series C Convertible Preferred Stock of Cabletron
         Systems, Inc.
   4.1   Specimen stock certificate of Cabletron common stock, which is incorporated by reference to Exhibit 4.1 of the
         registrant's registration statement on Form S-1, No.
         33-28055.
  *4.2   Specimen stock certificate of Cabletron series C preferred stock.
  *4.3   Form of Escrow Agreement by and among the registrant, Indus
         River, the stockholder representative and State Street Bank
         & Trust, as escrow agent, which is included as Annex C to
         the proxy statement/prospectus which is part of this
         registration statement.
  *5.1   Form of Opinion of Ropes & Gray as to the legality of the
         securities to be issued.
  *8.1   Form of Opinion of Ropes & Gray as to certain United States federal income tax consequences of the merger.
  *8.2   Form of Opinion of McDermott, Will & Emery as to certain
         United States federal income tax consequences of the merger.
  10.1   Amended and Restated Securities Purchase Agreement, dated as of August 29, 2000, between Cabletron and Silver Lake, which is incorporated by reference to Exhibit 2.1 of the
         registrant's Current Report on Form 8-K, filed on September
         11, 2000.
  10.2   Assignment Agreement, dated as of August 29, 2000, among
         Silver Lake Partners, L.P. and the Investors named therein, which is incorporated by reference to Exhibit 4.1 of the
         registrant's Quarterly Report on Form 10-Q for the fiscal
         quarter ended September 2, 2000.
  10.3   Standstill Agreement, dated as of August 29, 2000, between
         Cabletron and the Investors, which is incorporated by
         reference to Exhibit 2.3 of the registrant's Current Report on Form 8-K, filed on September 11, 2000.
  10.4   Form of Class A Warrant of Cabletron, which is incorporated by reference to Exhibit 2.5 of the registrant's Current
         Report on Form 8-K, filed on September 11, 2000.
  10.5   Form of Class B Warrant of Cabletron, which is incorporated by reference to Exhibit 2.6 of the registrant's Current
         Report on Form 8-K, filed on September 11, 2000.

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
  10.6   Form of Subsidiary Stock Purchase Right, which is
         incorporated by reference to Exhibit 4.6 of the registrant's
         Quarterly Report on Form 10-Q for the fiscal quarter ended
         September 2, 2000.
  10.7   Form of Subsidiary Warrant, which is incorporated by
         reference to Exhibit 4.7 of the registrant's Quarterly
         Report on Form 10-Q for the fiscal quarter ended September
         2, 2000.
  10.8   Registration Rights Agreement, dated as of August 29, 2000, among Cabletron and the Investors, which is incorporated by reference to Exhibit 2.7 of the registrant's Current Report on Form 8-K, filed on September 11, 2000.
  10.9   Registration Rights Agreement, dated as of August 29, 2000, among Aprisma and the Investors, which is incorporated by
         reference to Exhibit 2.8 of the registrant's Current Report on Form 8-K, filed on September 11, 2000.
  10.10  Registration Rights Agreement, dated as of August 29, 2000, among Enterasys and the Investors, which is incorporated by reference to Exhibit 2.9 of the registrant's Current Report on Form 8-K, filed on September 11, 2000.
  10.11  Registration Rights Agreement, dated as of August 29, 2000, among GNTS and the Investors, which is incorporated by
         reference to Exhibit 2.10 of the registrant's Current Report on Form 8-K, filed on September 11, 2000.
  10.12  Registration Rights Agreement, dated as of August 29, 2000, among Riverstone and the Investors, which is incorporated by reference to Exhibit 2.11 of the registrant's Current Report on Form 8-K, filed on September 11, 2000.
 *23.1   Consent of Ropes & Gray (included as part of Exhibit 5.1 to this registration statement).
 *23.2   Consent of Ropes & Gray (included as part of Exhibit 8.1 to this registration statement).
 *23.3   Consent of McDermott, Will & Emery (included as part of
         Exhibit 8.2 to this registration statement).
  23.4   Consent of KPMG LLP.
 *24     Power of Attorney (Previously filed as part of signature
         page to the initial filing of this registration statement, filed on October 12, 2000).
 *99.1   Form of Proxy Card to be mailed to the holders of Indus
         River stock.
 *99.2   Form of Stockholder Agreement between the registrant and the
         Indus River stockholder named therein, which is included as
         Annex D to the proxy statement/prospectus which is part of this registration statement.
 *99.3   Form of Stockholder Agreement between the registrant and the
         Indus River stockholder, named therein, which is included as
         Annex E to the proxy statement/prospectus which is part of this registration statement.
**99.4   Preliminary Appraisal of Adams, Harkness & Hill, Inc., which is included as Annex F to the proxy statement/prospectus
         which is part of this registration statement.
**99.5   Consent of Adams, Harkness & Hill, Inc. (included as part of
         Exhibit 99.4 to this registration statement).


---------------

 * Previously filed.



** To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

     (1) The undersigned registrant hereby undertakes:

          (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (4) The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforce-able. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy s expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Rochester, State of New Hampshire.


                                          CABLETRON SYSTEMS, INC.

                                          By: /s/ DAVID J. KIRKPATRICK
                                            ------------------------------------
                                                    David J. Kirkpatrick

                                             Corporate Executive Vice President


                                                and Chief Financial Officer



Dated: November 21, 2000



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below on November 21, 2000 by the following persons in the capacities indicated.



                     SIGNATURE                                           CAPACITY
                     ---------                                           --------

                         *                           Chairman, President and Chief Executive Officer
---------------------------------------------------    (principal executive officer)
                   Piyush Patel

             /s/ DAVID J. KIRKPATRICK                Corporate Executive Vice President of Finance and
---------------------------------------------------    Chief Financial Officer (principal financial
               David J. Kirkpatrick                    and accounting officer)

                         *                           Secretary and Director
---------------------------------------------------
                 Michael D. Myerow

                         *                           Director
---------------------------------------------------
                  Craig R. Benson

                         *                           Director
---------------------------------------------------
                  Paul R. Duncan



*By: /s/ DAVID J. KIRKPATRICK

     ---------------------------------------------------

          David J. Kirkpatrick


            Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NO.                               DESCRIPTION
-------                           -----------
23.4      Consent of KPMG LLP.